UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CERNER CORPORATION

(Name of Registrant as Specified In Its Charter)

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April 18, 2011
Dear Shareholder:
You are cordially invited to attend the Annual Shareholders’ Meeting of Cerner Corporation (the “Company”) to be held at 10:00 a.m., local time, on May 27, 2011, at The Cerner Round auditorium in the Cerner Vision Center, located on the Cerner campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117.
Details of the business to be conducted at the Annual Shareholders’ Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. We will also report on matters of current interest to our shareholders. We are very pleased that Denis A. Cortese, M.D., Emeritus President and Chief Executive Officer of Mayo Clinic, Director of the Arizona State University (ASU) Health Care Delivery and Policy Program and Foundation Professor at the ASU Department of Biomedical Informatics, Ira A. Fulton Schools of Engineering and School of Health Management and Policy, W. P. Carey School of Business, is a new nominee for the Board this year.
We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by telephone or Internet as described in the following materials or by completing and signing the enclosed Proxy Card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote for shares held in your name, you may do so automatically by voting in person at the meeting.
Promptly voting by Internet or telephone or returning your Proxy Card in the enclosed postage prepaid envelope will help ensure that as many shares as possible are represented.
Very truly yours,
CERNER CORPORATION

Neal L. Patterson
Chairman of the Board of Directors,
Chief Executive Officer and President

CERNER CORPORATION
2800 ROCKCREEK PARKWAY
NORTH KANSAS CITY, MISSOURI 64117
NOTICE OF ANNUAL SHAREHOLDERS’ MEETING
MAY 27, 2011
TO OUR SHAREHOLDERS:
The Annual Shareholders’ Meeting of Cerner Corporation will be held on May 27, 2011, at 10:00 a.m. local time, at our corporate headquarters, 2850 Rockcreek Parkway, North Kansas City, Missouri 64117, at The Cerner Round auditorium in the Cerner Vision Center, for the following purposes:
1.	To elect three Class I Directors: John C. Danforth, Neal L. Patterson and William D. Zollars, each to serve for a three year term, and one Class III Director: Denis A. Cortese, M.D., to fill the vacant Class III Director seat and to serve the remaining two years of the Class III term, until May 2013 (see Proposal #1);

2.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Cerner Corporation for 2011 (see Proposal #2);

3.	To conduct an advisory vote on the compensation of our Named Executive Officers (see Proposal #3);

4.	To conduct an advisory vote on the frequency of an advisory vote on the compensation of our Named Executive Officers (see Proposal #4);

5.	To approve the Cerner Corporation 2011 Omnibus Equity Incentive Plan (see Proposal #5);

6.	To approve an increase in the total number of shares available for purchase under the Company’s Associate Stock Purchase Plan (see Proposal #6);

7.	To increase the number of Authorized Shares of Common Stock under the Company’s Certificate of Incorporation (see Proposal #7);

8.	To eliminate the Series A Preferred Stock under the Company’s Certificate of Incorporation (see Proposal #8); and

9.	Any other business that may properly come before the Annual Shareholders’ Meeting or any adjournment thereof.
These items are more fully described in the following pages, which are made part of this notice.
The holder of record of each share of our Common Stock at the close of business on Friday, April 1, 2011 is entitled to receive notice of and to vote at the Annual Shareholders’ Meeting or any adjournment or postponement of the meeting. Shares of Common Stock can be voted at the Annual Shareholders’ Meeting only if the holder is present in person or by valid proxy. The Board of Directors of Cerner Corporation solicits you to sign, date and promptly mail the Proxy Card in the enclosed postage prepaid envelope or to vote your shares by telephone or the Internet, regardless of whether or not you intend to be present at the Annual Shareholders’ Meeting. You are urged, however, to attend the Annual Shareholders’ Meeting.

A copy of our Annual Report to Shareholders, which includes audited consolidated financial statements, is enclosed. The Annual Report is not part of our proxy soliciting material.

BY ORDER OF THE BOARD OF DIRECTORS,

Randy D. Sims Secretary

You may vote your shares by telephone, via the Internet or by mail by following the instructions on your Proxy Card. If you vote by telephone or via the Internet, you should not return your Proxy Card. If you choose to vote by mail, please sign, date and return the Proxy Card in the envelope provided. The Proxy may be revoked at any time before your shares are voted at the meeting by submitting written notice of revocation to the Secretary of Cerner Corporation or by submitting another timely proxy by telephone, Internet or mail. If you are present at the meeting, you may choose to vote your shares in person, and the Proxy will not be used. If you hold shares through a broker or other custodian, please check the voting instructions used by that broker or custodian.
Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders’ Meeting to be Held on May 27, 2011: The 2011 Proxy Statement and 2010 Annual Report to Shareholders are available at www.cerner.com under “About Cerner, Investor Relations, Financial Information, Proxy Materials.”

PROXY STATEMENT
TABLE OF CONTENTS

Page

SHAREHOLDER PROPOSALS	64
OTHER MATTERS	65
CERNER CORPORATION 2011 OMNIBUS EQUITY INCENTIVE PLAN	Annex I
CERNER CORPORATION 2001 ASSOCIATE STOCK PURCHASE PLAN (AMENDED AND RESTATED MARCH 1, 2010 AND MAY 27, 2011)	Annex II
CERTIFICATE OF AMENDMENT TO THE SECOND RESTATED CERTIFICATE OF INCORPORATION OF CERNER CORPORATION	Annex III
CERTIFICATE OF AMENDMENT TO THE SECOND RESTATED CERTIFICATE OF INCORPORATION OF CERNER CORPORATION	Annex IV

CERNER CORPORATION
2800 ROCKCREEK PARKWAY
NORTH KANSAS CITY, MISSOURI 64117

PROXY STATEMENT

2011 ANNUAL SHAREHOLDERS’ MEETING
MAY 27, 2011
This Proxy Statement, which is being mailed on or about April 18, 2011, is furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Cerner Corporation, a Delaware corporation (“Cerner” or the “Company”), for use at the Annual Shareholders’ Meeting of the Company to be held on May 27, 2011, commencing at 10:00 a.m., local time, at The Cerner Round auditorium in the Cerner Vision Center, located on the Cerner campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117, and any adjournment thereof. Your vote is very important. For this reason, the Board is requesting that you allow your Common Stock to be represented at the Annual Shareholders’ Meeting by the persons named as proxies on the Proxy Card.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who can vote?	You are entitled to vote your outstanding shares of common stock, par value $.01 per share, of the Company (“Common Stock”) if our records show that you held your shares as of Friday, April 1, 2011, the record date for our meeting. At the close of business on that date, 84,067,837 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to vote. The Proxy Card shows the number of shares that you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

How do I vote?	If your Common Stock is held by a broker, bank or other nominee (i.e., in street name), you will receive instructions from the broker, bank or other nominee that you must follow in order to have your shares voted. The Proxy Card contains voting instructions.

If you hold your shares in your own name (i.e., as a holder of record), you may vote your shares by mail, by telephone, over the Internet or in person. PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

1. By Mail: To vote by mail, you may instruct the persons named as proxies how to vote your Common Stock by signing, dating and mailing the Proxy Card in the envelope provided. If you mail your Proxy Card, we must receive it before 10:00 a.m. (CT) on Friday, May 27, 2011, the day of the Annual Shareholders’ Meeting.

If you are returning your Proxy Card to Broadridge Financial Solutions, Inc., they must receive it before 10:00 a.m. (ET) on Thursday, May 26, 2011, the day before the Annual Shareholders’ Meeting.

2. By Telephone: You may vote by telephone 24 hours a day, 7 days a week until 11:59 p.m. (ET) on May 26, 2011. If you are in the United States or Canada, you may call toll-free 1 (800) 690-6903.

In order to vote by telephone, you need the control number on your Proxy Card. Each shareholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. If you use the telephone voting system, you do not need to return your Proxy Card.

3. By Internet: The Web site for voting is at http://www.ProxyVote.com. You may vote via the Internet 24 hours a day, 7 days a week until 11:59 p.m. (ET) on May 26, 2011.

In order to vote on the Internet, you need the control number on your Proxy Card. Each shareholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. If you use the Internet voting system, you do not need to return your Proxy Card.

4. In Person: Of course, you can always come to the meeting and vote your shares in person. You can vote by any of the three methods above prior to the meeting and still attend the Annual Shareholders’ Meeting. In all cases, a vote at the Annual Shareholders’ Meeting will revoke any prior votes.

Depending on the number of accounts in which you hold Common Stock, you may receive and need to vote more than one control number.

How may I revoke or change my proxy instructions?	If you vote your shares, and later desire to revoke or change your vote (prior to the Annual Shareholders’ Meeting), you may revoke and then change your initial proxy instructions by any of the following procedures:

1. Send us another signed proxy with a later date that we receive before 10:00 a.m. (CT) on Friday, May 27, 2011;

2. Follow the telephone or Internet voting instructions on how to revoke or change your vote by logging in and resubmitting your vote;

3. Send a letter revoking your proxy to our Corporate Secretary that is received before 10:00 a.m. (CT) on Friday, May 27, 2011; or

4. Attend the Annual Shareholders’ Meeting and vote your shares in person.

How are votes counted?	The Annual Shareholders’ Meeting will be held if a majority of our outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. If a quorum is not present, the Annual Shareholders’ Meeting may be adjourned from time to time until a quorum is obtained.

If you give us a proxy without giving specific voting instructions, your shares will be voted by the persons named as proxies as recommended by the Board. We are not aware of any other matters to be presented at the Annual Shareholders’ Meeting except for those described in this Proxy Statement. However, if any other matters not described in this Proxy Statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time. All votes will be tabulated by two independent individuals appointed by the Board as Inspectors of Election.

What is a broker non-vote?	A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Shareholders’ Meeting, if such shares are otherwise properly represented at the meeting in person or by proxy. Broker non-votes are not counted for purposes of determining the number of shares entitled to vote on any proposal for which the broker or other nominee lacks discretionary authority.

If you are a beneficial shareholder and your broker holds your shares in its name, the broker is permitted to vote your shares on: the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm, even if the broker does not receive voting instructions from you.

Brokers do not have discretionary voting rights with respect to all other voting items: the election of Directors (Proposal #1), the advisory vote on the compensation of our Named Executive Officers (Proposal #3), the advisory vote on the frequency of an advisory vote on the compensation of our Named Executive Officers (Proposal #4), the proposal to approve the Cerner Corporation 2011 Omnibus Equity Incentive Plan (Proposal #5), the proposal to approve an increase in the total number of shares available for purchase under the Company’s Associate Stock Purchase Plan (Proposal #6), the proposal to increase the number of Authorized Shares of Common Stock under the Company’s Certificate of Incorporation (Proposal #7) and the proposal to eliminate the Series A Preferred Stock under the Company’s Certificate of Incorporation (Proposal #8); therefore, if you do not instruct your broker on how you would like your shares voted with respect to the individuals nominated for election this year or the other proposals referenced above, your shares will not be voted.

May I attend the Annual Shareholders’ Meeting?	If you were a holder of record on the record date, Friday, April 1, 2011, you may attend and vote at the Annual Shareholders’ Meeting. If you plan to attend the Annual Shareholders’ Meeting, please indicate this when you vote. If you want to vote in person any shares you hold in street name, you must get a proxy in your name from your bank or broker.

What vote is required?	In an uncontested Director election, such as this one, the favorable vote of a majority of the votes cast, in person or by proxy, is required for the election of Directors (Proposal #1). Therefore, if you elect to “Abstain” from voting for any nominee, such action will be counted as a vote against the nominee; however, if you do not: a) vote for a nominee on your Proxy Card or b) instruct your broker how to vote for the election of Directors, then your vote will not count for or against such nominee. No shareholder may vote in person or by proxy for more than four nominees at the Annual Shareholders’ Meeting. Shareholders do not have cumulative voting rights in the election of Directors.

The favorable vote of a majority of the shares of our Common Stock outstanding will be required for the approval of an increase in the authorized shares of Common Stock under the Company’s Certificate of Incorporation (Proposal #7) and the approval of the elimination of the Series A Preferred Stock under the Company’s Certificate of Incorporation (Proposal #8).

The favorable vote of a majority of the shares present in person or by proxy and entitled to vote will be required for:

• the ratification of the appointment of KPMG LLP as our independent registered public accounting firm (Proposal #2);

• the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal #3);

• the approval, on an advisory basis, of a particular frequency (which may be every one, two or three years) for an advisory vote on the compensation of our Named Executive Officers (Proposal #4);

• the approval of the Cerner Corporation 2011 Omnibus Equity Incentive Plan (Proposal #5);

• the approval of an increase in the total number of shares available for purchase under the Company’s Associate Stock Purchase Plan (Proposal #6); and

•    any other proposal that might properly come before the meeting.

With respect to Proposal #3 and Proposal #4 (the advisory say-on-pay vote on executive compensation and the advisory vote on the frequency of the say-on-pay vote), the results of these votes are not binding on the Board, whether or not any resolution is passed at the Annual Shareholders’ Meeting. In evaluating the shareholder vote on these advisory resolutions, the Board will consider the voting results in their entirety.

Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exists. Abstentions are treated as votes “Against” the proposal for Proposals #s 2, 3, 4, 5, 6, 7 and 8. Brokers may use their discretionary voting authority only with respect to the ratification of our independent registered public accounting firm (Proposal #2), but not with respect to the remaining items.

How does the Board recommend that I vote?	The Board recommends a vote:
•	FOR all nominees for Director (Proposal #1);

•	FOR the ratification of the appointment of KMPG LLP as the independent registered public accounting firm of the Company for 2011 (Proposal #2);

•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers (Proposal #3);

•	To approve conducting an advisory vote on the compensation of our Named Executive Officers every year (Proposal #4);

•	FOR the approval of the Cerner Corporation 2011 Omnibus Equity Incentive Plan (Proposal #5);

•	FOR the approval of an increase in the total number of shares available for purchase under the Company’s Associate Stock Purchase Plan (Proposal #6);

•	FOR the approval of an increase in the authorized shares of Common Stock under the Company’s Certificate of Incorporation (Proposal #7); and,

•	FOR the approval of the elimination of the Series A Preferred Stock under the Company’s Certificate of Incorporation (Proposal #8).

Who pays the cost of this proxy solicitation?	We will bear all costs of solicitation of proxies. We will solicit proxies by mail, except for any incidental personal solicitation made by our Directors, officers and associates (employees), for which they will not be paid. We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting materials to the beneficial owners of stock they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.

Who should I call if I have questions?	If you have questions about the Annual Shareholders’ Meeting or voting, please call our Corporate Secretary, Randy Sims, at (816) 201-1024.
Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders’ Meeting to be Held on May 27, 2011: The 2011 Proxy Statement and 2010 Annual Report to Shareholders are available at www.cerner.com under “About Cerner, Investor Relations, Financial Information, Proxy Materials & Annual Reports.”

INFORMATION CONCERNING DIRECTORS
Our Bylaws currently provide for a Board consisting of eight persons, divided into three classes serving staggered terms of three years.
The terms of our three Class I Directors will expire at this year’s Annual Shareholders’ Meeting. All three of the current Class I Directors have been recommended by our Nominating, Governance & Public Policy Committee (the “Committee”) for re-election and have been nominated by our Board. In addition, we have a new nominee, Denis A. Cortese, M.D., who has been recommended by the Committee and nominated by the Board for election as a Class III Director to fill the vacant position in Class III. Those elected as Class I Directors this year will serve as Directors until the 2014 annual meeting. The terms of the Class II and Class III Directors will expire at the 2012 and 2013 annual meetings, respectively.
The Board has determined that all five current non-employee members of the Board and the new Director nominee, Denis A. Cortese, M.D., are independent Directors as required by the Securities and Exchange Commission (SEC) and The NASDAQ Stock Market. The names and biographies of the Company’s current Class II and Class III Directors and those individuals nominated for election as Class I and Class III Directors are set forth below.

CLASS I
John C. Danforth (Age 74) Member of the: • Compensation Committee • Nominating, Governance & Public Policy Committee	Mr. Danforth was a Director of the Company from May 1996 through June 2004 when he resigned to serve as Ambassador to the United Nations, where he served from July 2004 through January 2005. Mr. Danforth was re-appointed by the Board as a Director of the Company in February 2005. Mr. Danforth represented the State of Missouri in the U.S. Senate for 18 years until 1995 and served as a Director of The Dow Chemical Company and MetLife, Inc. until June 2004. Mr. Danforth is presently a partner in the law firm of Bryan Cave LLP, an advisory member of the Board of Trustees of Eisenhower Medical Center, serves on the commission on Presidential Debates, serves as a Director of Greenhill & Co., Inc. and serves as Chairman of the Danforth Foundation.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Danforth should serve as a Director: his government and public policy professional background and experience, current and previously held leadership positions, his service on other public and private company boards, Cerner board experience, board attendance and participation, and his extensive experience with healthcare related companies and policies.

Neal L. Patterson (Age 61)	Mr. Patterson has been a Director of the Company since 1980 and is a co-founder of the Company. Mr. Patterson has been Chairman of the Board of Directors and Chief Executive Officer of the Company for more than five years. Mr. Patterson has served as President of the Company since July 2010, which position he also held from March 1999 until August 1999.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Patterson should serve as a Director: his entrepreneurial and leadership skills and proven visionary leadership while serving as the Company’s Chief Executive Officer and Chairman, his information technology expertise and his extensive knowledge and understanding of the Company’s business, operations, solutions and services.

William D. Zollars (Age 63) Member of the: • Audit Committee • Compensation Committee • Nominating, Governance & Public Policy Committee	Mr. Zollars has been a Director of the Company since May 2005. He is currently the Chairman, President and Chief Executive Officer of YRC Worldwide, which position he has held since November 1999. Mr. Zollars served as President of Yellow Transportation, Inc. from September 1996 through November 1999. From 1994 to 1996, Mr. Zollars was Senior Vice President of Ryder Integrated Logistics, and prior to that, Mr. Zollars spent time with Eastman Kodak in various executive positions. Mr. Zollars serves on the boards of: YRC

Worldwide and CIGNA Corporation. Mr. Zollars also serves on the boards of: National Association of Manufacturers, Business Roundtable, United Way of Greater Kansas City, American Trucking Association and The Carlson School of Management at the University of Minnesota.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Zollars should serve as a Director: his professional background and experience, current and previously held senior-executive leadership positions at public companies, his service on other public and private company boards, Cerner board experience, board attendance and participation, and his extensive experience with large employers, industry usage of information technology and his extensive understanding of strategic planning, tactical business decision making, risk management and corporate financial statements.

CLASS II
Clifford W. Illig (Age 60)	Mr. Illig has been a Director of the Company since 1980 and is a co-founder of the Company. Mr. Illig previously served as Chief Operating Officer of the Company until October 1998 and as President of the Company until March 1999. Mr. Illig was appointed Vice Chairman of the Board of Directors in March 1999.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Illig should serve as a Director: his leadership skills acquired while serving as the Company’s Vice Chairman of the Board, President and Chief Operating Officer, his information technology expertise and his extensive knowledge and understanding of the Company’s business, operations, solutions and services.

William B. Neaves, Ph.D. (Age 67) Member of the: • Audit Committee • Compensation Committee • Nominating, Governance & Public Policy Committee (Chairperson)	Dr. Neaves has been a Director of the Company since March 2001. From June 2000 through June 2010, Dr. Neaves served as the Chief Executive Officer and as a member of the Board of Directors of The Stowers Institute for Medical Research. Dr. Neaves continues as a member of the Board of Directors of The Stowers Institute in his current position as President Emeritus. He also served as President of The Stowers Institute from June 2000 through July 2009. For twenty years prior to 2000, he served in succession as Dean of Southwestern Graduate School, Dean of Southwestern Medical School and Chief Academic Officer and holder of the Wildenthal Distinguished Chair in Biomedical Science at the University of Texas Southwestern Medical Center. Dr. Neaves is presently a member of the Board of Trustees of Washington University in St. Louis and the National Council of the Washington University School of Medicine.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Neaves should serve as a Director: his medical and science-based professional background and experience, current and previously held leadership positions at privately funded research institutions and academic institutions, his service on other research-related and academic boards, Cerner board experience, board attendance and participation, and his extensive experience with genomics, healthcare research and corporate financial statements.

CLASS III
Gerald E. Bisbee, Jr., Ph.D. (Age 68) Member of the: • Audit Committee (Chairperson) • Compensation Committee • Nominating, Governance & Public Policy Committee	Dr. Bisbee has been a Director of the Company since February 1988. Dr. Bisbee is President and Chief Executive Officer of ReGen Biologics, Inc. (ReGen), which develops, manufactures and markets orthopedic tissue repair products worldwide and is the co-founder, Chairman and Chief Executive Officer of The Health Management Academy which provides an open environment for the senior executives of the country’s largest health systems and corporations to exchange best practices and benchmarking data, focused on increasing the quality, appropriateness and efficiency of care. He has also served as Chairman of the Board of Directors for ReGen since 1998. Dr. Bisbee was a Director of Aros Corporation (formerly known as APACHE Medical Systems, Inc.) commencing in December 1989, serving as Chairman of the Board from December 1989 to November 1997 and from December 2000 to June 2002. He was Chief Executive Officer of Aros from December 1989 to November 1997. In June 2002, ReGen and Aros merged. Prior to 1989, Dr. Bisbee was President of the Hospital Research and Educational Trust and also was a faculty member of the Department of Epidemiology and Public Health at Yale University.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Bisbee should serve as a Director: his medical, financial and healthcare-based professional background and experience, current and previously held leadership positions in medical and healthcare-related entities, his service on other research-related and academic boards, Cerner board experience, board attendance and participation, his extensive experience with healthcare research and specialized expertise in public company accounting and mergers and acquisitions.

Denis A. Cortese, M.D. (Age 67)	Denis A. Cortese, M.D. is a first-time nominee as a Cerner Director. Dr. Cortese is currently the Emeritus President and Chief Executive Officer of Mayo Clinic. From 2002 through November 2009, Dr. Cortese was the President, Chief Executive Officer and Chairman of the Board of Governors and a Member of the Board of Trustees of Mayo Clinic, serving as the Chief Executive Officer of Mayo Clinic in Jacksonville, Florida from 1999 through 2002 and as a Physician for the Mayo Clinic from 1976 through 1992. Since January 2010, Dr. Cortese has also been a Foundation Professor at Arizona State University (ASU) in the School of Health Management and Policy, W.P. Carey School of Business and the Department of Biomedical Informatics, Ira A. Fulton School of Engineering, as well as the Director of ASU’s Health Care Delivery and Policy Program. He is also the President of a newly launched Healthcare Transformation Institute based in Phoenix, Arizona. He is currently a board member of: the Essence Group, Pinnacle West Capital Corporation and RAND Health, and a member of: the Institute of Medicine of the National Academy of Sciences (U.S.), the Roundtable on Evidence Based Medicine, Healthcare Leadership Council, Harvard/Kennedy Healthcare Policy Group — Division on Engineering and Physical Science and the National Research Council. Dr. Cortese is an honorary member of the Academia Nacional de Medicina (Mexico) and the Royal College of Physicians (London).

The following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Cortese should be nominated as a Director: his medical and science-based professional background and experience, his current and previously held senior-executive level leadership positions at academic institutions and at a world-renowned healthcare enterprise, his service on research-related and academic boards, his extensive knowledge of and experience with internal medicine and pulmonary diseases, healthcare leadership and healthcare information technology.

Linda M. Dillman (Age 54) Member of the: • Audit Committee • Compensation Committee (Chairperson)	Ms. Dillman has been a Director of the Company since May 2010. Since August 2009, Ms. Dillman has been Senior Vice President of Enterprise Services/Global Functions IT for Hewlett-Packard Company. Prior to Hewlett-Packard, Ms. Dillman was Executive Vice President of Benefits and Risk Management for Wal-Mart Stores, Inc. from April 2006 through July 2009, and prior to that, from August 2002 to April 2006, she held the position of Executive Vice President and Chief Information Officer. She held various positions within Wal-Mart from 1991-2002. Ms. Dillman is presently a member of the University of Arkansas School of Engineering Advisory Board and the University of Indianapolis Advisory Board.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Ms. Dillman should serve as a Director: her professional background and experience, current and previously held senior-executive level leadership positions at public companies and her extensive knowledge of information technology, human resources and healthcare insurance and healthcare plans for large employers.

MEETINGS OF THE BOARD AND COMMITTEES
The Board has established Audit, Compensation and Nominating, Governance & Public Policy Committees. The Board has adopted a written charter for each of these Committees. The full text of each charter and the Company’s Corporate Governance Guidelines are available on the Company’s Web site located at www.cerner.com under “About Cerner, Leadership”. The Board does not have an Executive Committee. During 2010, the Board held four regular meetings, the Audit Committee held nine meetings, the Compensation Committee held three meetings and the Nominating, Governance & Public Policy Committee held three meetings. Each current Director attended at least 75% of the aggregate of the total meetings of the Board and the Board Committees on which the Director served during the fiscal year.
The Board has determined that all of the current non-employee Class II and Class III Directors on each of the Board’s three standing Committees and the non-employee Director nominees nominated as Class I and Class III Directors are independent as defined under the rules of The NASDAQ Stock Market, including, in the case of all current and proposed members of the Audit Committee, the additional independence requirements of Rule 10A-3 under the Exchange Act. Under applicable NASDAQ rules, a Director of the Company will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. The Board has determined that none of the current non-employee Class II and III Directors nor the non-employee Director nominees nominated for election as a Class I or Class III Director has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and that each of the following current Directors and the Director nominees nominated for election as Directors are “independent” as defined under Rule 4200(a)(15) of The NASDAQ Stock Market Marketplace Rules: Gerald E. Bisbee, Jr., Ph.D.; Denis A. Cortese, M.D.; John C. Danforth; Linda M. Dillman; William B. Neaves, Ph.D.; and, William D. Zollars. The independence determination is made by the full Board each May based on all available facts and circumstances of each Director. The “independence” finding is also reviewed and confirmed by the Company’s Chief Legal Officer, Chief Financial Officer and outside counsel.
Pursuant to the Company’s Corporate Governance Guidelines, all individuals nominated for election as Class I and Class III Directors are expected to attend the Annual Shareholders’ Meeting. All other Directors, barring unforeseen circumstances, are expected to attend the Annual Shareholders’ Meeting as well. All of our current Directors, including the Class I Directors nominated for re-election this year, attended the 2010 Annual Shareholders’ Meeting.
COMMITTEES OF THE BOARD
Audit Committee
The Audit Committee assists the Board in fulfilling its responsibilities with respect to our accounting and financial reporting practices, and in addressing the scope and expense of audit and related services provided by our independent public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Board has determined that the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with applicable SEC rules and The NASDAQ Stock Market Marketplace Rules for audit committees. In particular, all Audit Committee members possess the required level of financial literacy, at least one member of the Audit Committee meets the current standard of requisite financial management expertise and the Board has determined that Gerald E. Bisbee, Jr., Ph.D., the Chairperson of the Audit Committee, is an “audit committee financial expert” as defined in Item 401(d)(5)(ii) of Regulation S-K of the Securities Act of 1933.
Compensation Committee
The Compensation Committee’s primary responsibilities are to review and approve our compensation policies and practices, establish compensation for Directors, evaluate our Chief Executive Officer’s performance and establish compensation accordingly, review and approve the total compensation of our Section 16 Officers, review and approve executive Performance-Based Compensation Plan targets and earned payouts and equity stock grants to our Section 16 Officers and adopt and approve major changes in our benefit plans and compensation philosophy.
The Compensation Committee of the Board is currently comprised of five Directors. Each member of the Compensation Committee is an “independent director” as defined by The NASDAQ Stock Market Marketplace

Rules applicable to issuers such as the Company that have shares listed on The NASDAQ Global Select Market. Compensation Committee membership is reviewed annually by the Company’s Nominating, Governance & Public Policy Committee, which then recommends the Compensation Committee membership to the full Board. Compensation Committee members are approved by the full Board each May.
The Compensation Committee meeting dates are reviewed and approved by the entire Compensation Committee, in an effort to ensure attendance, and Compensation Committee agendas are reviewed and approved prior to distribution to the rest of the Compensation Committee by the Compensation Committee Chairperson.
The Compensation Committee has a Charter that is available on the Company’s Web site located at: www.cerner.com under “About Cerner, Leadership, Compensation Committee.” The Charter is reviewed by the Compensation Committee annually in March and any recommended amendments to the Charter are considered for approval by the full Board of Directors. The Compensation Committee’s Charter was last reviewed and revised in March 2011. The Compensation Committee’s scope of authority is as set forth in its Charter. The Compensation Committee has further delegated its authority as follows and as approved by the Board:
•	Section 16 Insider Equity and Incentive Compensation Subcommittee — this subcommittee of the Compensation Committee is appointed annually and consists of “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of 16b-3 promulgated under the Securities Exchange Act. It has authority to review recommendations and approve equity grants and incentive-based compensation (targets, metrics and payments) of our Section 16 Insiders,

•	Equity-based Grant Policy — Quarterly Administration Subcommittee — this subcommittee of the Compensation Committee currently consists of the Chairperson of the Compensation Committee and has authority to ensure timely administration of the Equity-based Grant Policy for matters that require action between regularly scheduled Compensation Committee meetings. The Equity-based Grant Policy — Quarterly Administration Subcommittee reports to the full Compensation Committee at the next Compensation Committee meeting on any action approved by such subcommittee,

•	Incentive Compensation Plan — Quarterly Administration Subcommittee — this subcommittee of the Compensation Committee currently consists of the Chairperson of the Compensation Committee and has authority to ensure timely administration of the Performance-Based Compensation (162(m)) Plan for matters that require action between regularly scheduled Compensation Committee meetings. The Incentive Compensation Plan — Quarterly Administration Subcommittee reports to the full Compensation Committee at the next Compensation Committee meeting on any action approved by such subcommittee, and

•	Foundations Retirement Plan Administrative and Investment Committee — this committee currently consists of the Chief Financial Officer, Chief People Officer, Vice President, Compensation & Benefits and one other corporate executive named by the first three members. The committee has authority to: i) select, monitor and manage our 401(k) retirement plan’s (the “Plan”) third party administrator, record keeper, custodian and trustee, ii) monitor the Plan’s reporting to the IRS and Department of Labor, the Plan’s ERISA compliance, Plan audits and the payment of Plan expenses, iii) monitor and evaluate disclosures by the Plan to participants and beneficiaries, iv) ensure maintenance of fiduciary liability insurance coverage and the ERISA fidelity bond coverage, v) research and recommend Plan amendments, vi) adopt, review and carry-out investment policies and objectives for the Plan, vii) review and select the investment options offered under the Plan, viii) select and monitor the Plan’s investment managers and fund providers, ix) supervise, monitor and evaluate the performance of the investment options offered under the Plan, x) periodically review the Plan’s investment performance as a whole and xi) retain independent outside consultants.
Compensation Consultant
The Compensation Committee is advised by a compensation consultant, Deloitte Consulting, who has no other role with Cerner other than to advise the Compensation Committee.
Relationship between Compensation and Risk Management
In 2010, the Compensation Committee utilized Cerner’s internal Enterprise Risk Management (ERM) team to perform a review of the Company’s 2010 incentive compensation arrangements. More specifically, the ERM team reviewed the policies and processes of incentive compensation arrangements for associates, including the Section 16 officers, and assessed the overall design of and execution by management of ten incentive compensation agreements from 2010, and identified the risks posed from an associate behavior perspective. The scope of the review was based on incentive compensation arrangements that provided the highest aggregate incentive dollars for 2010. The Compensation Committee assessed the ERM team summary and concluded that our incentive compensation arrangements, coupled with internal controls and policies, do not encourage associates to: i) take excessive risks that are likely to cause material adverse harm to the Company or ii) manipulate performance in order to increase incentive award payouts.
Specifically, the Compensation Committee noted a number of design features of our cash incentive program that mitigate risk, including:
•	stock ownership guidelines for executives may reduce the risk of executives making decisions that benefit them in the short-term at the expense of the Company’s long-term performance;

•	the design of annual incentives provides for the taking of a reasonable amount of risk in order to provide upside incentive compensation opportunity, while a payout cap on the incentives reduces risk by limiting the amount of short-term compensation that may be earned;

•	incentive goals are established using a rigorous and time-tested process and are tied to the Company’s annual budget;

•	incentive plan metrics and goals for Section 16 Officers are approved by the Compensation Committee within the first 90 days of each year and goals are not altered during the performance cycle;

•	the Company has a rigorous verification and review process to calculate the performance of each incentive plan; and

•	the Company has a compensation recovery policy that applies to all associates receiving cash incentives.
Nominating, Governance & Public Policy Committee
The Nominating, Governance & Public Policy Committee provides assistance and recommendations to the Board, the Chairman and the Chief Executive Officer of the Company in the areas of: i) Board membership nomination, ii) committee membership selection and rotation practices, iii) evaluation of the overall effectiveness of the Board, iv) review and consideration of developments in corporate governance practices and v) review and consideration of current and emerging political, corporate citizenship and public policy issues that may affect our business operations, performance or public image. The Chairperson of the Nominating, Governance & Public Policy Committee presides at all executive session meetings of the independent Directors.
DIRECTOR COMPENSATION
For the 2010-2011 Board year (May 2010 — May 2011), non-employee Directors received an annual cash retainer of $66,000. In addition, each Committee Chairperson received an additional annual cash retainer as follows: $22,500 for the Audit Committee Chairperson, $12,500 for the Compensation Committee Chairperson and $10,000 for the Nominating, Governance & Public Policy Committee Chairperson. Each member of the Audit Committee (excluding the Chairperson) received an additional annual cash retainer of $10,000. The Directors are not paid meeting fees. All cash retainers as disclosed above are paid in quarterly installments at each Board meeting. During the 2010-2011 Board year, the sole exception to the payments discussed above was with respect to Mr. Danforth who was entitled to receive $66,000 cash compensation based on the above described annual cash retainer; however, in lieu of cash, Mr. Danforth is entitled to take his compensation in the form of personal use of planes owned by or under contract with the Company, in accordance with our policies on personal use of such aircraft.
Each non-employee Director also receives a grant of restricted stock of the Company for each year of service on the Board. The equity component of the Board compensation package is based on a target dollar amount, not a fixed share amount (in order to avoid unintended compensation fluctuations based on stock price fluctuations, stock-splits, combination or other changes in the number or type of the Company’s shares outstanding). The target for the equity compensation component of the total annual Board compensation package for the May 2010 to May 2011 Board service period was set at approximately $160,500. In May 2010, pursuant to the Board equity compensation program, 2,000 shares of restricted stock of the Company were granted to each of the then-current non-employee Directors: Dr. Bisbee, Mr. Danforth, Ms. Dillman, Dr. Neaves and Mr. Zollars, respectively. These restricted stock grants will vest in May 2011 at the completion of each respective Director’s one year of service to the Board.
As of June 2007, under the Board equity compensation program, each non-employee Director that is newly appointed or elected to the Board receives an initial grant of shares of restricted stock of the Company with a value equal to the annual equity grant value as discussed above, with a ratable vesting over three years. Linda M. Dillman was eligible to receive an initial appointment/election grant of shares of restricted stock in May 2010 when she was first elected to the Board; therefore, on May 28, 2010, Ms. Dillman was awarded an additional 2,000 shares of restricted stock of the Company, which restricted shares will vest ratably over the three year term of her Board position.
In March 2007, the Board approved Stock Ownership Guidelines that apply to the Company’s executive officers and the Board of Directors. The guidelines are further discussed in the Compensation Discussion and Analysis section. As of January 1, 2011, at the annual measurement date, all non-employee Directors were compliant with these guidelines.

The following table contains information regarding the compensation earned by non-employee Directors during 2010, including Michael E. Herman, who did not stand for re-election in May 2010 as a result of his retirement from our Board effective May 2010.

					Change in
					Pension
					Value and
					Nonqualified
	Fees			Non-Equity	Deferred
	Earned	Stock	Option	Incentive Plan	Compensation	All Other
	or Paid in	Awards	Awards	Compensation	Earnings	Compensation
Name	Cash ($)	($) (1)	($) (2)	($)	($)	($)	Total ($)
Gerald E. Bisbee, Jr., Ph.D.	87,250	167,500	—	—	—	—	254,750
John C. Danforth	64,750 (3)	167,500	—	—	—	—	232,250
Linda M. Dillman	44,250	335,000 (4)	—	—	—	—	379,250
Michael E. Herman	38,000	—	—	—	—	—	38,000
William B. Neaves, Ph.D.	82,250	167,500	—	—	—	—	249,750
William D. Zollars	74,750	167,500	—	—	—	—	242,250

(1)	These amounts reflect the fair value of the award on the grant date. As of January 1, 2011, each then-current non-employee Director had the following number of restricted stock awards outstanding: Gerald E. Bisbee, Jr., Ph.D., 2,000; John C. Danforth, 2,000; Linda M. Dillman, 4,000; William B. Neaves, Ph.D., 2,000; and, William D. Zollars, 2,000.

(2)	As of January 1, 2011, each non-employee Director had the following number of stock options outstanding: Gerald E. Bisbee, Jr., Ph.D., 0; John C. Danforth, 0; Linda M. Dillman, 0; William B. Neaves, Ph.D., 24,000; and, William D. Zollars, 0.

(3)	Amount reflects value of personal use of corporate aircraft (owned by or under contract with the Company, in accordance with our policies on personal use of such aircraft) and unused amounts paid out in cash as of year-end.

(4)	Linda M. Dillman received a grant of 2,000 shares of restricted stock, valued at $167,500 for the Board service year of May 2010 to May 2011 and she also received a grant of 2,000 shares of restricted stock valued at $167,500 related to her first time election to the Board in May 2010.
AUDIT COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be soliciting material or filed under such Acts.
The Audit Committee of the Company is currently composed of four independent members of the Board (all of whom have been determined by the Board to meet the independence requirements of the SEC and The NASDAQ Stock Market) and operates under a written charter adopted by the Board. The Audit Committee appoints and retains the Company’s independent registered public accounting firm. The selection is subsequently submitted to the shareholders of the Company for ratification.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes and to report to the Board on its findings.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence.
Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the audited financial statements, the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended January 1, 2011 to be filed with the Securities and Exchange Commission.
Members of the Audit Committee:
Gerald E. Bisbee, Jr., Ph.D.
Linda M. Dillman
William B. Neaves, Ph.D.
William D. Zollars
Guidelines of Cerner Corporation’s Audit Committee for Pre-Approval of Independent Auditor Services
The Audit Committee has adopted guidelines regarding the engagement of our independent registered public accounting firm to perform services for the Company. For audit services (including statutory audit engagements as required under local country laws) and audit-related services, the independent auditor will provide the Audit Committee with an engagement letter during the first quarter of each year outlining the scope of audit and audit-related services proposed to be performed during the fiscal year. If agreed to by the Audit Committee, this engagement letter will be formally accepted by the Audit Committee at either its March or May meeting. The Audit Committee will approve, if necessary, any changes in the terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.
The independent registered public accounting firm will submit to the Audit Committee for approval an audit services fee proposal with the engagement letter.
For any permissible non-audit services, the independent registered public accounting firm will provide the Audit Committee with a detailed scope of service description and fee range. Each non-audit service must be separately pre-approved by the Audit Committee. Our management and the independent registered public accounting firm will each confirm to the Audit Committee that any non-audit services for which pre-approval is requested are permissible under all applicable legal requirements.
To ensure prompt handling of unexpected matters, the Audit Committee delegates authority to and the Board formally appoints the Chairperson of the Audit Committee to amend or modify the scope of pre-approved permissible audit, audit-related or non-audit services and the fees related thereto. Upon receiving an unforeseen request for audit, audit-related or non-audit services or a change in the fee range, the independent registered public accounting firm will advise our management; our management will request pre-approval for such change in audit, audit-related or non-audit services or fees from the Chairperson of the Audit Committee. The Audit Committee Chairperson will report on all action taken with respect to pre-approval of audit, audit-related or non-audit services and fees to the Audit Committee at the next Audit Committee meeting. With respect to any such pre-approval of non-audit services, our management and the independent registered public accounting firm will each confirm to the

Audit Committee Chairperson that such non-audit services are permissible under all applicable SEC independence requirements.
With respect to each proposed pre-approved service, the independent registered public accounting firm will provide sufficient detail in the description to ensure that the Audit Committee (or Chairperson, as applicable) knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the registered public accounting firm’s independence.
The independent registered public accounting firm must ensure that all audit, audit-related and non-audit services provided to the Company have been approved by the Audit Committee.
COMPENSATION COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Compensation Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be soliciting material or filed under such Acts.
The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis section set forth below as required by Item 402(b) of Regulation S-K, and, based upon that review and discussion, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the Compensation Committee:
Gerald E. Bisbee, Jr., Ph.D.
John C. Danforth
Linda M. Dillman
William B. Neaves, Ph.D.
William D. Zollars

COMPENSATION DISCUSSION AND ANALYSIS
This section explains our executive compensation program and specifically describes the application of that program to the following Named Executive Officers (NEOs) whose compensation information is presented in the tables and narrative discussion following this discussion in accordance with Securities and Exchange Commission rules.

Neal L. Patterson	Chairman of the Board, Chief Executive Officer and President
Marc G. Naughton	Chief Financial Officer
Jeffrey A. Townsend	Executive Vice President
Michael G. Valentine	Executive Vice President
Michael R. Nill	Executive Vice President
In addition, as discussed in Proposal #3 below, we are conducting an advisory “say-on-pay” vote this year requesting your non-binding approval of the compensation to our NEOs as outlined in this Compensation Discussion and Analysis and the tables and narrative discussion that follow. In this discussion we summarize our executive compensation programs and objectives and provide an overview of how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) made specific decisions regarding our NEOs.
Executive Summary
     2010 Business Results. A significant portion of the total compensation of our executive officers is directly linked to our performance. The 2010 fiscal year was another excellent year for Cerner. We delivered strong levels of bookings, revenues, earnings and cash flows in 2010. Highlights of the year include:
•	New business bookings revenue in 2010, which reflects the value of executed contracts for software, hardware, professional services and managed services, was $2.0 billion, which is an increase of 9% compared to $1.8 billion in 2009.

•	Our 2010 revenues increased 11% to $1.9 billion compared to $1.7 billion in 2009. The year-over-year increase in revenue reflects improved economic conditions and demand driven by the stimulus incentives.

•	Our 2010 net earnings increased 23% to $237.3 million compared to $193.5 million in 2009. Diluted earnings per share increased 20% to $2.78 compared to $2.31 in 2009. The growth in net earnings and diluted earnings per share was driven primarily by strong revenue growth and continued progress with our margin expansion initiatives, particularly leveraging research and development investments and controlling general and administrative expenses. Though our full-year 2010 operating margin was 19.4%, compared to 17.5% in 2009, we achieved our long term goal of 20% operating margins in the third and fourth quarters of 2010.

•	We had cash collections of receivables of $1.9 billion in 2010 compared to $1.8 billion in 2009. Day’s sales outstanding decreased to 87 days for the 2010 fourth quarter compared to 91 days for 2010 third quarter and 90 days for the 2009 fourth quarter, reflecting our improved cash collections. Operating cash flows for 2010 were strong at $456.4 million compared to $347.3 million in 2009, with the growth driven by cash collections from clients.
     Compensation Strategy. Our compensation strategy is to offer competitive compensation packages to attract, motivate and reward qualified associates who contribute significant value to the Company and reward performance, such as attainment of business and individual associate goals, business results, leadership, and strong relationships with clients, and is not based on rewarding seniority.
     Performance Management Philosophy. Our compensation strategy is linked to our performance management philosophy that is designed to identify and reward associate performance through compensation. We believe in pay for performance as represented by our NEO pay mix. In 2010, 78% of the total compensation paid to our Chief Executive Officer (CEO) was performance-based and 83% was performance-based for our other NEOs. During 2010, our management team continued practices established to closely link pay to performance. A quarterly performance review process was used to provide quarterly assessments of executives on their performance and attainment of Company goals.

     Other aspects of our compensation program are intended to further align our executives’ interest with shareholders. These include:
•	An Equity-based Grant Policy, which outlines the grant practices with respect to equity-based grants awarded under the Company’s equity incentive plans, designed to ensure grant dates for such programs will be outside of trading blackout periods.

•	Performance-based compensation paid to our executive officers is subject to “claw back” pursuant to performance plan agreements with our executive officers.

•	Unlike typical ownership guidelines that are based on a multiple of salary or fixed number of shares, our guidelines require the retention of 50% to 80% of equity awards made to our associates and outside Directors. This generally leads to significantly higher stock ownership requirements than other companies.

•	Our internal pay equity guidelines provide that the CEO’s total cash compensation shall not be more than three times that of the next highest executive officer’s total cash compensation.
     Compensation Structure. Compensation for our executive officers includes: i) base salary, ii) performance-based cash incentive compensation and iii) long-term incentive plan compensation. To provide incentives to attain our business goals, a significant portion of executive compensation is at-risk and tied to individual and Company performance. We provide our executive officers with relatively limited perquisites and do not pay tax gross-ups on any of our perquisites.
     We also have medical, dental and vision plans in which contributions are made by the Company to the executive officers on the same basis as to all other associates. The cost of these plans and opportunity for benefits thereunder are the same for the executive officers as for all other associates.
Compensation Strategy and Objectives
Our compensation strategy is to offer competitive compensation packages to attract, motivate and reward qualified associates who contribute significant value to Cerner. Our compensation program is designed to reward performance, such as attainment of business and individual associate goals, business results, leadership, and strong relationships with clients, and is not based on rewarding seniority. We believe this strategy allows us to attract qualified candidates and maintain a reasonable business model. This compensation strategy is linked to our performance management philosophy that is designed to identify and reward associate performance through compensation. Our strategy is to target our pay in aggregate at the median (50th percentile) within our peer group with top performers able to earn within the top quartile (75th percentile). We believe this strategy keeps us competitive in the marketplace.
The independent compensation consultant retained by the Compensation Committee works with our human resources compensation team each year to develop, analyze and compare peer group companies whose annual revenue, net income, total shareholder return (one year and three year), market capitalization and business model are similar to that of our Company. The Compensation Committee then reviews and approves use of the recommended peer group. The companies included in our 2010 peer group for compensation comparison were selected based on standard industrial classifications (SIC) and/or financial measures. The SICs used were computer programming services, prepackaged software, computer integrated systems design and computer processing, data preparation and processing services. The financial measures used to obtain information for our 2010 peer group were market capitalization of $750 million to $10 billion and revenues of $840 million to $3.35 billion. Our peer group changed slightly from 2009 due to the increased range of the financial measures we use each year to reflect the growth of Cerner and also due to mergers and acquisitions within the peer group. The 22 companies included in our 2010 peer group were:

2010 Compensation Peer Group

Company Name	Ticker
Acxiom Corporation	ACXM
Autodesk, Inc.	ADSK
BMC Software, Inc.	BMC
CACI International, Inc.	CACI
Cadence Design Systems, Inc.	CDNS
Citrix Systems, Inc.	CTXS
Cognizant Technology Solutions Corporation	CTSH
Compuware Corporation	CPWR
DST Systems, Inc.	DST
Eclipsys Corporation	ECLP
IMS Health Incorporated	RX
Intuit, Inc.	INTU
Lender Processing Services, Inc.	LPS
McAfee, Inc.	MFE
MICROS Systems, Inc.	MCRS
Parametric Technology Corporation	PMTC
Scientific Games Corporation	SGMS
Sybase, Inc.	SY
Synopsys, Inc.	SNPS
Teradata Corporation	TDC
Total Systems Services	TSS
Verisign, Inc.	VRSN
At the beginning of each fiscal year, the Compensation Committee reviews our peer group and the history of all the elements of each executive officer’s total compensation, including base salary, performance-based cash incentive compensation and long-term incentive plan compensation, over each of the past three years in relation to the total compensation and compensation elements of the corresponding executive officers in our peer group. Typically, our CEO, along with our Chief People Officer (CPO), makes compensation recommendations to the Compensation Committee with respect to the executive officers (excluding the CEO’s compensation) who report to the CEO. The other executive officers do not participate in executive officer compensation recommendations. The Compensation Committee Chairperson reviews the peer group comparisons with the CPO and makes compensation recommendations to the Compensation Committee with respect to the CEO. The Compensation Committee, after review and discussion of the items set forth above, makes the ultimate decision as to the total compensation and compensation components for the Company’s CEO and reviews and approves the total compensation and compensation components for the other executive officers.
The Compensation Committee has authority to secure the services of advisers both internal and external to the Company, including the retention of outside consultants to review executive compensation, Board of Director compensation or to perform any other analysis the Compensation Committee deems appropriate. Historically, the Compensation Committee has worked with our internal resources, such as the CPO and the human resources compensation team, to help it carry out its responsibilities. The Compensation Committee has also engaged Michael S. Kesner, Principal with Deloitte Consulting, an independent compensation consultant, to assist it in fulfilling its responsibility on an as-needed basis. Mr. Kesner is retained directly by the Compensation Committee and has worked with the Company for approximately ten years. In 2010, Mr. Kesner was engaged to advise the Compensation Committee regarding executive and Board compensation matters, including competitive pay benchmarking, incentive plan design and risk review, performance metric testing, peer group selection, updates on trends in executive and director compensation, and review of the Compensation Discussion and Analysis and related tables included in the 2010 Proxy Statement.
Aligning Pay with Performance
During 2010, our management team continued practices established to closely link pay to performance. A quarterly performance review process was used to provide quarterly assessments of executives on their performance and attainment of Company goals. Under this program, executives whose performance was evaluated as being in the bottom 20% of all executives were not generally eligible for pay increases or additional stock option or other equity grants. In addition, such executive’s performance-based incentive compensation award, if earned, may be reduced or eliminated due to the individual’s performance rating.
Compensation Elements
Compensation for our executive officers includes: i) base salary, ii) performance-based cash incentive compensation and iii) long-term incentive plan compensation. To provide incentives to attain our business goals, a significant portion of executive compensation is at-risk and tied to individual and Company performance. Additionally, we provide our executive officers with relatively limited perquisites, which the Compensation Committee believes are reasonable. Our process for allocating between short-term and long-term compensation is to ensure adequate base salary and cash bonus opportunity to attract and retain executives, while providing incentives to maximize long-term value for our Company and our shareholders. We determine the mix of base salary and performance-based cash incentive compensation by balancing the needs of providing adequate guaranteed cash compensation while at the same time providing a meaningful incentive to motivate the executive to achieve the established performance targets. Effective April 1, 2010, the cash compensation package for the NEOs ranged from 50% to 57% in base salary and 43% to 50% in targeted performance-based cash incentive compensation. Our total compensation package mix for the NEOs in 2010 ranged from 27% to 51% in cash compensation and 49% to 73% in non-cash compensation, which includes equity-related awards. The compensation mix of non-cash compensation increased over 2009 due to the performance-based restricted stock awards granted to three of our NEOs in 2010 as discussed below under “Long-Term Incentive Plan Compensation.” We believe this formula is competitive within the marketplace, appropriate to fulfill our corporate objectives and addresses the goals outlined below under “Long-Term Incentive Plan Compensation.”
     Base Salary. As set forth above, the Compensation Committee reviews peer group data and recommendations proposed by the CEO, CPO and human resources compensation team prior to approving the salary of the Company’s executive officers during the first quarter of each calendar year. Salary is based on the duties and responsibilities that each executive officer is expected to discharge during the current year and upon the executive officer’s performance during the prior year. We also perform external market comparisons for the executive officers, relative to industry-specific peers as disclosed above, based on individual job responsibility. This comparison data helps ensure that the proposed executive officer’s compensation is within reasonable market comparison ranges and in line with our compensation strategy, detailed above.
As discussed in more detail below, in 2010 the Company and the Compensation Committee determined that the Company would provide performance related increases to the base salaries of the executive officers and other executives. For 2009, the Compensation Committee adopted a one-time supplemental performance-based cash incentive approach for executives, in-lieu of any base salary or performance-based cash incentive increases from 2008 levels due to the unstable economic conditions at that time.
     Performance-Based Cash Incentive Compensation. Our Performance-Based Compensation Plan is designed to provide a meaningful incentive on both a quarterly and annual basis to key associates and executive officers and to motivate them to assist in achieving short-term Company goals. Approximately 15% of our associates are eligible for some form of performance-based compensation. These associates are typically sales or executive level associates. Individual payments will vary, depending upon individual performance and, in some cases, business unit operational achievements. We grant such cash incentive bonuses pursuant to a shareholder approved Performance-Based Compensation Plan. Each of our executive officers is eligible to participate in this plan.
The Performance-Based Compensation Plan is administered by the Compensation Committee, which establishes performance metrics, eligibility and range of incentive amounts. Under the general feature of the plan, for which our executive officers are not eligible, the performance metrics may vary from participant to participant.

Adjustments to the performance metrics may be made during the year as appropriate, for example, to take into account unusual or unanticipated Company or industry-wide developments. Final determination of amounts paid to a participant under the general feature of the plan may also be adjusted downward depending upon subjective evaluations by the participant’s executive or manager.
Performance targets are initially developed and recommended by management through our annual financial planning process during the last quarter of the preceding year. The Compensation Committee reviews the performance targets proposed by management for the executive officers to ensure they reflect appropriate business growth and return to our shareholders.
All of our executive officers are eligible to participate under the executive feature of the Performance-Based Compensation Plan. Payments made under the executive feature qualify for deductibility under Section 162(m) of the Internal Revenue Code. A subcommittee, comprised solely of outside directors as defined under Section 162(m) (the “Section 16 Insider Equity and Incentive Compensation Subcommittee” or the “162(m) Subcommittee”), of the Compensation Committee establishes the targets prior to or at the beginning of the performance period. The measurement of the achievement of such targets can be, and is, determined under pre-established objective formulas. The 162(m) Subcommittee may select metrics such as earnings per share, operating margins, contract margins or other metrics specifically permitted by the executive feature of the plan. The 162(m) Subcommittee selects metrics which it believes will help drive business growth and return to our shareholders while providing a meaningful incentive on both a quarterly and annual basis to the participants. Once established, the metrics or targets under the executive feature of the plan may not be changed. No changes were made to the established targets during 2010. Bonuses awarded to executive officers under the executive feature of the plan may only be adjusted downward, based upon a subjective analysis of the executive officer’s overall performance, from the maximum bonus amount available to such executive officer. The maximum bonus available is: i) 140% of the target incentive amount based on the pre-approved performance metric for the year, plus ii) 25% of the target incentive amount based on the executive officer’s individual performance rating as determined by management. Regardless of amounts earned under the performance metrics, the maximum possible payout under the Performance-Based Compensation Plan is capped at 200% of base salary for our CEO and 175% of base salary for the other executive officers.
Between Compensation Committee meetings, the Incentive Compensation Plan — Quarterly Administration Subcommittee approves annual and quarterly executive targets, approves eligible executive officers for the plan, approves the payment metrics for each executive officer and determines whether one or more executive targets have been satisfied, prior to payment by the Company to any executive officer.
During 2010, the performance metric for the Company’s CEO and other executive officers consisted solely of earnings per share (“Earnings Per Share”), which was chosen to help drive and ensure business growth and return to our shareholders while providing a meaningful incentive on both a quarterly and annual basis. The Company has used Earnings Per Share as the sole performance metric for the Company’s CEO and other executive officers since 2007.
As a result of the Company’s 2010 performance relative to the attainment of these performance targets, we paid cash bonuses to our NEOs under the Performance-Based Compensation Plan. Aggregate incentives paid to our NEOs in the 2010 fiscal year averaged 126% of the target incentive amount and 76% of the maximum cash incentive opportunity available. Payouts were based solely on attainment of the performance target and no discretionary changes based on performance were made to the amounts earned. Additionally, cash bonus payments tied to the individual performance ratings for each NEO were not approved by the Committee in 2010 due to the over-attainment of the performance metric and therefore, individual performance ratings were not applied as a factor to the cash bonus payments for any of the Company’s NEOs in 2010. The following tables detail the payouts by performance plan metric for our NEOs in 2010 and the related performance plan metric attainment by quarter.

							%		%
			Results				Earned	Maximum	Earned of
			Relative to		Target	Actual	Relative	Cash	Maximum
		Performance	Performance	Target	Incentive	Amount	to Target	Incentive	Cash
	Performance	Plan Target	Plan Target	Attainment	Amount	Earned	Incentive	Opportunity	Incentive
NEO	Metric	($)	($) (1)%		($)	($) (2)	Amount	($)	Opportunity
Neal L. Patterson	Earnings Per Share	2.82	2.93	104%	1,003,750	1,263,450	126%	1,656,188	76%
Marc G. Naughton	Earnings Per Share	2.82	2.93	104%	280,000	351,600	126%	462,000	76%
Jeffrey A. Townsend	Earnings Per Share	2.82	2.93	104%	392,500	494,100	126%	647,625	76%
Michael G. Valentine	Earnings Per Share	2.82	2.93	104%	385,000	484,200	126%	635,250	76%
Michael R. Nill	Earnings Per Share	2.82	2.93	104%	337,500	424,500	126%	556,875	76%
Totals of Named Executive Officers					2,398,750	3,017,850	126%	3,957,938	76%

(1)	The results relative to the performance plan target reflect adjustments compared to results reported on a Generally Accepted Accounting Principles (GAAP) basis in our 2010 consolidated financial statements, included in the 2010 Annual Report on Form 10-K. These numbers have been adjusted by the Compensation Committee for bonus calculation purposes to exclude the impact of certain items that were not originally contemplated in setting plan targets, including stock option expense, any non-recurring items footnoted in Item 6 of our 2010 Form 10-K and a lower tax rate than planned.

(2)	Amounts earned were based solely on attainment of the performance metric and do not include any amounts related to individual performance ratings.

Performance Metric Summary (EPS)

Measurement Period	Target (1)	Results	Attainment %	Payout %	Quarterly Weighting (2)
Q1	$0.61	$0.63	103%	140%	15%
Q2 YTD	$1.27	$1.32	104%	140%	15%
Q3 YTD	$2.00	$2.08	104%	120%	15%
Q4 YTD	$2.82	$2.93	104%	120%	55%

(1)	Target reflects the 100% performance payout level.

(2)	Quarterly weightings of the annual target incentive amounts, resulting in a weighted-average aggregate incentive payout of 126% by multiplying the payout percentage for each quarter by that quarter’s weighting.
In 2011, our human resources compensation team, together with executive management, reviewed and considered compensation alternatives related to base salary, performance-based cash incentive compensation and/or long-term incentive plan compensation. Based on this review, the Compensation Committee determined that our compensation approach under all three types of compensation meets the needs and serves the purposes as set forth in this Compensation Discussion and Analysis. For 2011, the Compensation Committee has approved the continued use of earnings per share as the sole performance metric for all executive officers. We continue to believe this metric aligns well with our internal financial imperatives to expand operating margin and grow bottom line earnings, and the Compensation Committee believes this is the best performance metric to help drive and ensure business growth and return to our shareholders while providing a meaningful incentive on both a quarterly and annual basis to our executive officers. The 2010 earnings per share performance for incentive compensation purposes represented a 16% growth over the prior year. The 2011 performance targets have been set based on the 2011 financial plan approved by the Board of Directors and reflect earnings growth between 15% and 23%. The 2011 bonus opportunity for the NEOs can range between 0% and 140% of the targeted bonus amount, depending on the level of performance achieved in 2011 plus 25% of the targeted bonus amount based on the executive officer’s individual performance rating as determined by management, except for the CEO, whose individual performance is evaluated by the Board of Directors. The earnings per share target designated for each level of payout, as a percentage of the performance target, is consistent with prior years.
Performance-based compensation paid to our executive officers for all years beginning with 2008 is subject to “claw back” pursuant to performance plan agreements with our executive officers. These agreements have language stating that in the event we implement a Mandatory Restatement (as defined in the Performance-Based Compensation Plan), which restatement relates to the respective fiscal year, some or all of any amounts paid as an incentive payment earned by the executive officer under the Performance-Based Compensation Plan and related to such restated period(s) will be recoverable and must be repaid, in most cases, within 90 days of such restatement(s). The amount to be repaid will be the amount by which the incentive compensation paid exceeds the amount that would have been paid based on the financial results reported in the restated financial statement(s). Additionally, since 2008, the language in our incentive plan agreements provides that all participants (including our executive officers) will be required to repay all earned incentive compensation payments if they are individually found by Cerner’s Board of Directors to have engaged in fraud or misconduct that caused or partially caused the need for a Mandatory Restatement.
     Long-Term Incentive Plan Compensation. Awards under our Long-Term Incentive Plans may consist of stock options, restricted stock and performance shares, as well as other awards including stock appreciation rights, phantom stock and performance unit awards, which may be payable in the form of Common Stock or cash at the Compensation Committee’s discretion; however, the awards granted under the Long-Term Incentive Plan have been primarily in the form of stock options. In 2010, the Compensation Committee approved executive officer awards in the form of stock options and performance-based restricted shares. The performance-based restricted shares made to three of our NEOs in 2010 were intended to add additional long-term compensation incentives, increase focus and alignment to corporate strategies and goals and increase retention. In 2011, the Compensation Committee again approved executive officer awards in the form of stock options and performance-based restricted shares. Our Long Term Incentive Plan F expires on May 24, 2011, our Long Term Incentive Plan G is expected to run out of shares by late 2012 and there are no other active equity grant plans. Therefore, this Proxy Statement includes a proposal for a new Omnibus Equity Incentive Plan that would allow us to continue to have similar equity tools available in the future to ensure recruitment and retention of top talent (see Proposal #5 of this Proxy Statement).
     Vesting of Performance-Based Restricted Stock Grants. The following discusses details of the performance-based restricted stock grants made during 2010 and the determination of the related shares that will vest in 2011.
On June 1, 2010 the company granted 25,000 shares of performance-based restricted stock to each of Jeffrey A. Townsend, Michael G. Valentine and Michael R. Nill. These grants will vest over a three year period based on the achievement of growth in adjusted earnings over 2009 and continued employment. A portion of the restricted shares that meet the vesting requirements are subject to a subjective reduction based on review of individual performance goals disclosed in the agreements.
On June 1, 2011, 2,500 restricted shares for each individual will be eligible to vest. The Company’s 2010 third quarter and fourth quarter adjusted earnings growth was 22% over the same period in 2009, thus meeting the target of 7%. Based on a review of the subjective criteria defined below, management decided and the Compensation Committee approved, that 2,500 shares will vest for each named individual on June 1, 2011, contingent upon the individual’s continued employment through the vesting date. If the performance metrics had not been attained, the Company could have reduced the number of shares that would vest; however, based on internal review of the individual performance against these metrics, it was determined that no subjective reduction would apply to this tranche of vesting shares. The following describes the individual performance goals for 2010 that were reviewed for each individual.

Individual Performance Goals Applied
to 2010 Performance-Based Restricted Stock Grants to Vest in June 2011
Jeffrey A.	• 2010 individual performance rating in the top quartile, and
Townsend	• revenue growth of our consumer, employer, research and network business units.

Michael G.	• 2010 individual performance rating in the top quartile, and
Valentine	• U.S. earnings, revenue and bookings growth and Global earnings, revenue and bookings growth.

Michael R.	• 2010 individual performance rating in the top quartile, and
Nill	• Cerner ITWorks & CernerWorks earnings growth.

Our Long-Term Incentive Plans are designed to drive long-term shareholder value and retain valuable associates and executives by: i) positioning us competitively as an employer, ii) creating an incentive for associates to contribute to our sustained, long-term growth, iii) creating a mutuality of interest between our associates and shareholders and iv) providing financial incentives for associates. The program encourages associate stock ownership in an effort to align associates’ interests with the interests of shareholders.
The Compensation Committee approves an annual aggregate value target for all eligible associates excluding executive officers and members of the Board. The Compensation Committee also approves specific grant levels for executive officers and members of the Board on an annual basis. Stock option grants are typically made to an executive upon commencement of employment with the Company or upon an associate’s promotion to an executive role. Executives are eligible for additional Long-Term Incentive Plan grants on an annual basis as individual and Company performance warrants. Grants are also made to the top 20% performers below the executive level based upon individual achievements. After careful review of the Company’s financial condition and its stock performance during the recent global economic crisis, the Compensation Committee has re-determined that stock option grants continue to provide the appropriate value and incentive for our associates and executives given our historical stock performance, the familiarity of this type of compensation to associates and the fact exercises have historically generated value to associates in excess of the expense to the Company. The human resources compensation team, together with executive management, has recommended and the Compensation Committee has approved the use of performance-based restricted shares in 2011 for three of our NEOs, who also received these types of grants in 2010, to add additional long-term compensation incentives, increase focus and alignment to corporate strategies and goals and increase retention.
The Board of Directors has adopted an Equity-based Grant Policy, which outlines the grant practices with respect to equity-based grants awarded under the Company’s Long-Term Incentive Plans. This policy establishes grant dates for our equity grant programs to ensure grant dates for such programs will be outside of trading blackout periods. Under the policy, the Board of Directors, the Compensation Committee or an authorized sub-committee of the Compensation Committee approves: i) the equity grant type, ii) the grant date and iii) the number of shares of the annual performance review equity grants made to the Company’s executive officers. Grants are made at an exercise price that is equal to the closing fair market price of our Common Stock on the date of grant. Under the Equity-based Grant Policy, the date of grant must be a date set at the time of grant approval, which date: a) shall be on or after the grant approval date, b) shall not be during a quarterly blackout period as defined in the Company’s trading policy and c) if the Board of Directors or the Compensation Committee is aware of any material, non-public information at the time it approves the grant, shall be a date that is at least two full trading days after the public disclosure of such material, non-public information. Equity grants for new hires shall be the associate’s first day of employment or a later equity grant program date. The type and size of the grant is based on the individual’s level of responsibility, the individual’s contributions to the achievement of the Company’s financial and strategic objectives, anticipated future contributions to the Company, market pay and, for our executive officers, by reviewing the individual’s current equity wealth accumulation. Stock option grants typically vest over a five-year term with 40% vesting at the end of the second year and 20% vesting each year thereafter (this vesting schedule has been determined by the Board and is intended to promote long-term investment in Cerner stock). These grants typically expire 10 years from the date of grant. Performance-based restricted shares vest based on performance metrics established at the date of grant. Time-based restricted shares typically vest over a three-year term.
In accordance with our overall compensation philosophy and to align the executives’ focus on the Company’s long-term performance, we granted stock option awards to our executive officers (other than the three NEOs mentioned above who were granted performance based restricted stock awards in June 2010), including the CEO, in March 2010. Additionally, individual grants for executive officers were based on job responsibilities, performance during 2009 and contributions to the achievement of the Company’s financial and strategic objectives, anticipated future contributions to the Company, market pay and stock option wealth accumulation — all factors the Compensation Committee believes help ensure we are awarding such executives competitively and fairly. The Compensation Committee has approved similar stock option grants to our executive officers for 2011, along with the aforementioned performance-based restricted shares to add additional long-term compensation incentives, increase focus and alignment to business priorities, and increase retention. The details of these grants to NEOs are provided below.

Compensation of the Chief Executive Officer and other NEOs
The Compensation Committee determines compensation for the Chief Executive Officer (CEO) using the same criteria it uses for other executive officers. The Compensation Committee meets each year in executive session to evaluate the performance of the CEO and determine his appropriate compensation package including base salary, performance-based cash incentive compensation, long-term incentive compensation, benefits and perquisites, if any. We analyze the total compensation for our NEOs compared to the compensation of the corresponding executive officers in our peer group to ensure alignment with our strategy of paying in aggregate at the median (50th percentile) within our peer group with top performers able to earn within the top quartile (75th percentile).
As explained in the “Compensation Elements” section above, in March 2010, the Compensation Committee determined that it would increase Mr. Patterson’s, base salary and performance-based cash incentive compensation as explained in the following paragraph. Mr. Patterson’s total cash compensation in 2010 continued to approximate the median of our peer group, similar to 2009. Mr. Patterson was issued a stock option grant of 60,000 shares at the closing fair market value on March 12, 2010, the date of the grant. This grant aligned his total compensation at the median of the market within our peer group. In particular, the Compensation Committee noted that, under Mr. Patterson’s leadership in 2009, the Company met internal earnings targets, exceeded cash flow expectations and implemented strategies to participate in the economic stimulus package that benefited the Company. The Compensation Committee also noted that under Mr. Patterson’s leadership the Company continued to leverage its size, scale, existing intellectual property and business models to expand its boundaries and new market entry through innovation and development of new solutions and services. The Compensation Committee also recognized the Company’s solid execution in its global markets and that Mr. Patterson is recognized externally for his visionary leadership in the industry and history of innovation and that Mr. Patterson ensured the Company participated effectively in public policy discussions, positively influencing decisions relating to the future of healthcare IT. The Compensation Committee also noted that Mr. Patterson exceeded expectations in organizing and developing management teams and that the Company’s operating and financial performance in sustaining long-term growth in backlog, revenue and earnings with 10 year compounded annual revenue and net earnings growth rates of 17% and 40%, respectively, and strong cash flow are notable achievements.
Specifically in 2010, the Compensation Committee approved a base salary of $1,025,000 and performance-based cash incentive target opportunity of $1,025,000 (with a maximum performance-based cash incentive opportunity of $1,656,188) for Mr. Patterson effective March 28, 2010. During 2010, Mr. Patterson earned total cash compensation of $2,268,835 which included $1,005,385 in base salary and $1,263,450 in payments earned under the Company’s Performance-Based Compensation Plan. Mr. Patterson earned 126% of the target incentive amount and 76% of the maximum cash incentive opportunity available to him under the Performance-Based Compensation Plan during 2010. Mr. Patterson also earned a total of $121,777 in other compensation from: i) private use of the corporate jet ($110,000), ii) Company provided life insurance ($394), iii) 401(k) match ($4,851), iv) the second tier 401(k) match ($5,406) and v) home/office security system ($1,126).
The Compensation Committee has determined that Mr. Patterson’s base salary for 2011 shall remain at $1,025,000 and his performance-based cash incentive compensation target shall be increased to $1,200,000. The maximum performance-based cash incentive opportunity is $1,907,813. The Compensation Committee also approved Mr. Patterson’s personal use of the corporate aircraft in 2011 up to a value of $110,000. The Company converts the Compensation Committee approved value of personal use of corporate aircraft value into hours of flight time in accordance with corporate policies based on the incremental cost to use Cerner’s corporate aircraft and excluding any deadhead hours (including when using aircraft under contract to, but not owned by, Cerner). Any personal use of corporate aircraft by Mr. Patterson exceeding the Compensation Committee approved value is permitted pursuant to the terms and conditions of a Time Sharing Agreement between Mr. Patterson and the Company, which requires Mr. Patterson to pay the Company the actual incremental cost for such personal use (including any deadhead hours). Any Compensation Committee approved value for use of corporate aircraft that is not used during the year is paid out to Mr. Patterson at the end of the calendar year for which the compensation was awarded. On March 8, 2011, the Section 16 Insider Equity and Incentive Compensation Subcommittee of the Compensation Committee also approved a stock option grant to Mr. Patterson of 55,000 shares which was granted on March 11, 2011. His 2011 base salary became effective March 27, 2011 and his 2011 performance-based incentive cash compensation became effective April 3, 2011.

The Compensation Committee and the Section 16 Insider Equity and Incentive Compensation Subcommittee of the Compensation Committee (with respect to equity and incentive compensation grants) has approved the 2011 compensation packages, effective March 27, 2011 for base salaries, March 11, 2011 for equity grants and April 3, 2011 for performance-based incentive cash compensation, for each of the NEOs, other than the CEO, as follows:

					Maximum
		Performance-based			Performance-based
		Cash Incentive	Equity Grant		Cash Incentive
NEO	Base Salary ($)	Target ($)	(Shares)		Opportunity ($)
Marc G. Naughton	420,000	350,000	14,000	(1)	556,875
Jeffrey A. Townsend	500,000	500,000	20,000	(2)	783,750
Michael G. Valentine	500,000	500,000	20,000	(2)	783,750
Michael R. Nill	500,000	500,000	20,000	(2)	763,125

(1)	Non-qualified stock option.

(2)	Performance-based restricted shares. The terms of these grants are set forth below.
The performance-based restricted share grants made to three of our NEOs disclosed above will vest on the following schedule based on attainment of the related performance target noted and the NEO’s continued employment through the vesting date.
•	2,000 shares shall vest on June 1, 2012 if the Company’s reported adjusted earnings for fiscal year 2011 are equal to or greater than a 7% increase over the Company’s reported adjusted earnings for fiscal year 2010

•	2,000 shares shall vest on June 1, 2013 if the Company’s reported adjusted earnings for fiscal year 2012 are equal to or greater than a 14% increase over the Company’s reported adjusted earnings for fiscal year 2010

•	16,000 shares shall vest on June 1, 2014 if the Company’s reported adjusted earnings for fiscal year 2013 are equal to or greater than a 20% increase over the Company’s reported adjusted earnings for fiscal year 2010.
The number of shares vesting is subject to reduction down to zero based on each NEO’s individual performance rating and performance goal attainment.
Internal Pay Equity
Our internal pay equity guidelines provide that the CEO’s total cash compensation shall not be more than three times that of the next highest executive officer’s total cash compensation. Our Board must approve any exception to these guidelines.
Stock Ownership Guidelines
In March 2007, our Board of Directors approved stock ownership guidelines. Under these guidelines, our non-employee Board members and every associate that is a vice-president or higher in rank, are required to have a certain level of share ownership in our Company. Ownership in our Company demonstrates a long-term commitment and ensures strong alignment of interests of Directors and executives with the interests of shareholders. The stock ownership guidelines were made effective immediately, with future measurements completed on January 1st of each year. The Compensation Committee reviewed the stock ownership guidelines in March 2011 and recommended that management monitor the stock ownership guidelines in the current economic market to be sure they remain reasonable and meet the intended purpose.
Unlike typical ownership guidelines that are based on a multiple of salary or fixed number of shares, our guidelines (referred to as an “Ownership Percentage”) require the retention of 50% to 80% of equity awards made to our associates and outside Directors. This generally leads to significantly higher stock ownership requirements than other companies.

Ownership Percentage Requirement
Board of Directors and CEO	80%
President and Executive Vice President	70%
Senior Vice President	60%
Vice President	50%
Ownership Percentage Formula = Ownership Position (defined below) divided by Total Stock Options Granted (net of expired and stock option grants with terms greater than 15 years) + Restricted Stock Awards
The Ownership Position includes any shares fully owned, including: shares owned by spouse, dependent children or a trust, outstanding stock options (excluding stock option grants with terms greater than 15 years), fully vested shares held in the Company’s 401(k) plan, shares held in the Associate Stock Purchase Plan, non-vested restricted stock awards and shares held in the Company’s deferred compensation plan.
For employee Directors and executives, a reduced ownership requirement scale will be applied based on tenure, starting with 11 years of full-time service with the Company with a minimum ownership requirement of one-half of the Ownership Percentage Requirement noted above regardless of tenure. For non-employee Directors, a reduced ownership requirement scale will be applied based on years of service with the Board with a minimum ownership requirement of 5 times the annual cash retainer, regardless of tenure. The guidelines also include hardship and retirement provisions in order to allow executives to diversify a portion of their stock holdings as they approach retirement.
At the annual measurement date on January 1, 2011, all NEOs were compliant with the stock ownership guidelines. The guidelines allow any executive or Director who is not currently compliant to submit a plan to the CEO indicating how compliance will be achieved within a five year timeframe.
Retirement
We have a 401(k) retirement plan in which contributions are made by the Company to the executive officers on the same basis as to all other associates. We offer this plan as part of our overall benefits and compensation package to remain competitive in the market and retain talent. The Company makes matching contributions to the plan, on behalf of participants, in an amount equal to 33% of the first 6% of the participant’s salary contribution. The Company also has the option to make a discretionary match to participants’ accounts deferring at least 2% of their base salary, based on attainment of established earnings per share targets for the year. A discretionary match was made during 2010. The discretionary match is calculated as a percentage of paid base salary to plan participants based on performance against earnings per share targets used in our Performance-Based Compensation Plan and was paid at 2% for 2010.
Associate Stock Purchase Plan
We have an Associate Stock Purchase Plan (ASPP) under which participants may elect to contribute 1% to 20% of eligible compensation to the plan, subject to annual limitations determined by the Internal Revenue Service. Participants may purchase Company Common Stock at a 15% discount on the last business day of the purchase period. Executive officers are allowed to participate with the exception of those who own an aggregate of 5% or more of the total outstanding shares of the Company stock. The ASPP was first approved by the Company’s shareholders in 2001. It has served as a valuable benefit to the Company, assisting with recruiting and retention of needed talent and also helping to develop a culture of ownership in the Company. We expect to run out of authorized shares under the ASPP in 2012; and therefore, this Proxy Statement includes a proposal for shareholder approval of an additional 2,000,000 shares to be authorized for purchase under the ASPP (see Proposal #6 in this Proxy Statement).
Health and Welfare Benefits
We have medical, dental and vision plans in which contributions are made by the Company to the executive officers on the same basis as to all other associates. Also, the cost of these plans and opportunity for benefits thereunder are the same for the executive officers as for all other associates. We offer these plans as part of our overall benefits and compensation package to remain competitive in the market and retain talent.

Perquisites
We consider offering perquisites to our NEOs to help them effectively use their limited personal time and in recognition that they are on call 24 hours a day, seven days a week.
To increase the number of client visits our key executives can make and to reduce the physical strain of their heavy travel schedules, we own and/or lease aircraft (“Corporate Aircraft”). In limited circumstances, the Corporate Aircraft are available for personal use by certain Cerner executives as approved by the Compensation Committee or executive management. Our executive officers and Directors may use the Corporate Aircraft for personal use only if such personal use is pre-approved (with a pre-approved value) by the Compensation Committee. At this time the Compensation Committee has only approved a personal use value for Mr. Patterson (described above) and Cliff Illig, Vice Chairman of the Company. Personal use of the Corporate Aircraft by the executive officers and Directors over or in lieu of any personal use value approved by the Compensation Committee is prohibited unless such use is pursuant to a written Aircraft Time Sharing Agreement with the Company. Business travel needs override all personal use requests.
During 2010, Neal Patterson’s personal use of our Corporate Aircraft was valued at $117,650 incremental cost to the Company. Pursuant to the Aircraft Time Sharing Agreement described below, Mr. Patterson paid the Company for the value of the Corporate Aircraft personal use in excess of the Compensation Committee Approved Value for Mr. Patterson’s personal use of Corporate Aircraft in 2010. In 2011, Mr. Patterson and his family may use the Corporate Aircraft for personal use up to $110,000 in value (excluding “deadhead” hours, calculated at the incremental cost to use Cerner’s corporate aircraft (including when using non-Cerner aircraft in accordance with corporate policies)), which allows Mr. Patterson to use his limited personal time effectively. Any amounts not used by the end of the calendar year will be paid out directly to Mr. Patterson.
In December 2006, we entered into an Aircraft Time Sharing Agreement with Mr. Patterson, which governs any personal use flights on the Corporate Aircraft by Mr. Patterson that exceed the Compensation Committee Approved Value. Mr. Patterson will pay us for the actual expenses of each specific flight, including the actual expense items of any “deadhead” flights. The Compensation Committee has not designated any other NEOs as eligible to use the Corporate Aircraft for personal use up to a pre-approved value, and no other NEOs have entered into an Aircraft Time Sharing Agreement with us for personal use of the Corporate Aircraft.
We do not pay any tax gross-ups with regard to the taxable income related to these perquisites.
Severance Arrangements
Because employment with Cerner is at-will, Cerner has no obligation to compensate any associate upon termination from his or her employment other than as may be provided in that associate’s Cerner Associate Employment Agreement or as specifically set forth in our Enhanced Severance Pay Plan, which was first approved in 2005. We recognize that business needs, an associate’s work performance or other reasons may require termination of employment. Because we value the contributions of our associates, we promote compensation tools that will create and maintain a productive and fulfilling work environment, which tools also help with our recruiting and retention efforts. Our Enhanced Severance Pay Plan is used to: show that we value our associates and that we are interested in helping to mitigate the financial hardship caused by business conditions or other factors necessitating a termination; help recruit and assure retention of valuable associate experience, skills, knowledge and background; and, reinforce and encourage continued attention and dedication to duties without distraction arising from the possibility of a Change in Control.
Our Enhanced Severance Pay Plan is discussed in more detail below under the heading “Employment Agreements & Potential Payments Under Termination or Change in Control.”
Employment Agreements
We enter into employment agreements with all of our associates, including all of the NEOs. Refer to “Employment Agreements & Potential Payments Under Termination or Change In Control” for further details.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to a public company for compensation over $1 million per fiscal year paid to a company’s chief executive officer and its three other most highly compensated executive officers serving at the end of that year. Not subject to the deductibility limit, however, is compensation that qualifies as “performance-based” compensation. Our objective is to maximize the deductibility of compensation under Section 162(m) to the extent doing so is reasonable and consistent with the Company’s strategies and goals. Gains on exercises of stock options awarded under our shareholder approved Long-Term Incentive Plans and payments under our shareholder approved Performance-Based Compensation Plan are considered to be “performance-based” compensation not subject to the Section 162(m) deductibility limit. The Compensation Committee may from time to time approve compensation that is not deductible under Section 162(m).

SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers for the fiscal year ended January 1, 2011.

							Change in
							Pension Value
							and Nonqualified
Name and				Stock	Option	Non-Equity	Deferred	All Other
Principal		Salary	Bonus	Awards	Awards	Incentive Plan	Compensation	Compensation
Position	Year(1)	($)	($)	($)(2)	($)(3)	Compensation(3)	Earnings($)	($)(4)	Total ($)
Neal L. Patterson	2010	1,005,385	—	—	2,693,424	1,263,450	—	121,777	5,084,035
Chairman of the Board, Chief Executive Officer and President	2009	940,000	—	—	1,451,835	807,750	—	120,147	3,319,732
	2008	948,077	—	—	1,577,520	801,750	—	106,673	3,343,020
Marc G. Naughton	2010	386,538	—	—	673,356	351,600	—	10,562	1,422,056
Chief Financial	2009	375,000	—	—	311,108	184,500	—	6,985	877,592
Officer	2008	373,462	—	—	492,975	185,250	—	6,568	1,058,254
Jeffrey A. Townsend	2010	451,538	—	2,047,500	—	494,100		10,612	3,003,751
Executive Vice	2009	440,000	—	—	570,364	325,125	—	7,035	1,342,524
President	2008	445,962	—	—	657,300	309,000	—	6,624	1,418,885
Michael G. Valentine	2010	395,385	—	2,047,500	—	484,200	—	12,355	2,939,440
Executive Vice	2009	380,000	—	—	518,513	286,500	—	11,464	1,196,476
President	2008	379,808	—	—	657,300	284,250	—	9,278	1,330,635
Michael R. Nill
Executive Vice	2010	394,231	—	2,047,500	—	424,500	—	10,567	2,876,798
President	2009	373,846	—	—	570,364	248,250	—	6,984	1,199,444

(1)	Only 2010 and 2009 information is reported for Michael R. Nill since he was not an NEO in 2008.

(2)	In 2010, restricted stock awards were granted pursuant to a three-year performance vesting timeframe under our Long-Term Incentive Plan F. The amounts above reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 in relation to the 2010 three-year performance vesting timeframe at the probable outcome of the performance metrics being achieved as of the date of grant. The actual amounts that will be earned under the 2010 restricted stock grants during the three-year vesting timeframe are dependent upon the achievement of pre-established performance goals and potential reduction of vesting amounts based on subjective performance evaluations. The above numbers assume the maximum level of performance against performance metrics and no reduction in vesting amounts related to the subjective performance evaluations.

(3)	These amounts reflect the grant date fair value of the option awards granted. Refer to the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year ended January 1, 2011 for the relevant assumptions used to determine the valuation of our option awards.

(4)	Reflects payments made under the Company’s Performance-Based Compensation Plan as described above under “Compensation Elements”.

(5)	This column includes the aggregate incremental cost to the Company of providing personal benefits to the NEOs. The personal benefits in this column that represent at least $25,000 or 10% of the total amount of All Other Compensation for the NEOs include personal use of Company aircraft for Mr. Patterson with an incremental cost to the Company in the amount of $110,000, $100,000 and $100,000 in 2010, 2009 and 2008, respectively (calculated as set forth above under “Compensation of the Chief Executive Officer and other NEOs”). This column also includes our matching contributions (both fixed and discretionary) to the NEO’s account pursuant to the Cerner Corporation 401(k) Retirement Plan, premiums paid by us on group term life insurance and the expense associated with the discount on Common Stock purchases under our Associate Stock Purchase Plan.

GRANTS OF PLAN-BASED AWARDS
The following table reflects estimated possible payouts under non-equity incentive plan awards and the number, exercise price and grant date fair value of option and performance-based restricted stock awards made to the NEOs in 2010. The Company’s non-equity incentive awards are granted to participants of our Performance-Based Compensation Plan based upon pre-established performance targets set annually by the Compensation Committee and the 162(m) Subcommittee. For more detailed information regarding our Performance-Based Compensation Plan, see “Compensation Elements — Performance-Based Cash Incentive Compensation”.

								All
								Other
								Stock	All Other
								Awards:	Option		Grant
								Number	Awards:	Exercise	Date Fair
								of	Number of	or Base	Value of
								Shares	Securities	Price of	Stock and
								of Stock	Underlying	Option	Option
	Grant	Estimated Future Payouts Under Non-			Estimated Future Payouts Under			or Units	Options	Awards	Awards
Name	Date	Equity Incentive Plan Awards			Equity Incentive Plan Awards			(#)	(#)	($/Sh) (4)	($) (5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($) (1)	($)	($) (2)		(#) (3)
Neal L. Patterson	03/12/2010	752,813	1,003,750	1,656,188	—	—	—	—	60,000	85.20	2,693,424
Marc G. Naughton	03/12/2010	210,000	280,000	462,000	—	—	—	—	15,000	85.20	673,356
Jeffrey A. Townsend	06/01/2010	294,375	392,500	647,625	—	25,000	—	—	—	—	2,047,500
Michael G. Valentine	06/01/2010	288,750	385,000	635,250	—	25,000	—	—	—	—	2,047,500
Michael R. Nill	06/01/2010	253,125	337,500	556,875	—	25,000	—	—	—	—	2,047,500

(1)	These amounts represent the lowest level of payouts, if any payout is triggered, for each metric under the Performance-Based Compensation Plan.

(2)	These amounts reflect the maximum available under the Performance-Based Compensation Plan. There is a further limit on the maximum payout relative to Section 162(m) of the Internal Revenue Code. This maximum is set at 200% of base salary for our CEO and 175% of base salary for the other executive officers.

(3)	These amounts reflect the number of shares subject to performance metrics as discussed in "Vesting of Performance-Based Restricted Stock Grants”.

(4)	The exercise price is equal to the closing fair market value of our Common Stock on the date of grant.

(5)	These amounts reflect the grant date fair value of the awards granted. Refer to the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K for the relevant assumptions used to determine the valuation of our option awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information regarding outstanding awards to the NEOs that have been granted but not vested or exercised.

	Option Awards						Stock Awards
									Equity Incentive Plan
									Awards
								Market
								Value of		Market
							Number of	Shares of	Number of	Value of
		Number of Securities					Shares of	Stock	Unearned	Unearned
		Underlying		Option			Stock That	That	Shares That	Shares That
		Unexercised Options		Exercise	Option		Have Not	Have Not	Have Not	Have Not
		Exercisable	Unexercisable	Price	Expiration		Vested	Vested	Vested	Vested
Name	Grant Date	(#)	(#)	($)	Date		(#)	($)	(#) (5)	($)
Neal L. Patterson	06/14/2001	75,000	—	21.65	06/14/2011	(1)	—	—	—	—
	04/05/2002	50,000	—	23.12	04/05/2012	(1)	—	—	—	—
	06/12/2003	50,000	—	11.30	06/12/2013	(1)	—	—	—	—
	06/03/2004	60,000	—	20.99	06/03/2014	(1)	—	—	—	—
	06/03/2005	80,000	—	31.41	06/03/2015	(1)	—	—	—	—
	09/16/2005	84,000	—	41.13	09/16/2015	(1)	—	—	—	—
	03/09/2006	80,000	20,000	43.51	03/09/2016	(1)	—	—	—	—
	03/09/2007	48,000	32,000	53.81	03/09/2017	(1)	—	—	—	—
	03/14/2008	28,800	43,200	40.22	03/14/2018	(1)	—	—	—	—
	03/06/2009	—	70,000	36.72	03/06/2019	(1)	—	—	—	—
	03/12/2010	—	60,000	85.20	03/12/2020	(1)	—	—	—	—
	06/28/1995	590,000	—	14.81	06/28/2020	(2)	—	—	—	—

Marc G. Naughton	04/05/2002	20,000	—	23.12	04/05/2012	(1)	—	—	—	—
	06/03/2004	4,000	—	20.99	06/03/2014	(1)	—	—	—	—
	06/03/2005	25,000	—	31.41	06/03/2015	(1)	—	—	—	—
	03/09/2006	16,000	4,000	43.51	03/09/2016	(1)	—	—	—	—
	03/09/2007	12,000	8,000	53.81	03/09/2017	(1)	—	—	—	—
	03/14/2008	9,000	13,500	40.22	03/14/2018	(1)	—	—	—	—
	03/06/2009	—	15,000	36.72	03/06/2019	(1)	—	—	—	—
	03/12/2010	—	15,000	85.20	03/12/2020	(1)	—	—	—	—
	02/24/1997	20,584	—	7.50	02/24/2022	(2)	—	—	—	—

Jeffrey A. Townsend	06/14/1999	10,000	—	9.34	06/14/2011	(3)	—	—	—	—
	06/14/2001	20,000	—	21.65	06/14/2011	(1)	—	—	—	—
	04/05/2002	20,000	—	23.12	04/05/2012	(1)	—	—	—	—
	07/03/1997	2,000	—	10.50	07/03/2012	(4)	—	—	—	—
	02/10/1998	11,080	—	12.00	02/10/2013	(4)	—	—	—	—
	06/12/2003	10,000	—	11.30	06/12/2013	(1)	—	—	—	—
	09/04/2003	10,000	—	18.04	09/04/2013	(1)	—	—	—	—
	06/03/2004	24,000	—	20.99	06/03/2014	(1)	—	—	—	—
	06/03/2005	30,000	—	31.41	06/03/2015	(1)	—	—	—	—
	03/09/2006	20,000	5,000	43.51	03/09/2016	(1)	—	—	—	—
	03/09/2007	15,000	10,000	53.81	03/09/2017	(1)	—	—	—	—
	03/14/2008	12,000	18,000	40.22	03/14/2018	(1)	—	—	—	—
	03/06/2009	—	27,500	36.72	03/06/2019	(1)	—	—	—	—
	02/24/1997	4,916	—	7.50	02/24/2022	(2)	—	—	—	—
	06/01/2010	—	—	—	—	—	—	—	25,000	2,368,500

Michael G. Valentine	06/14/2001	1,600	—	21.65	06/14/2011	(1)	—	—	—	—
	04/05/2002	8,000	—	23.12	04/05/2012	(1)	—	—	—	—
	06/03/2004	4,967	—	20.99	06/03/2014	(1)	—	—	—	—
	06/03/2005	20,000	—	31.41	06/03/2015	(1)	—	—	—	—
	03/09/2006	16,000	4,000	43.51	03/09/2016	(1)	—	—	—	—
	03/09/2007	15,000	10,000	53.81	03/09/2017	(1)	—	—	—	—
	03/14/2008	12,000	18,000	40.22	03/14/2018	(1)	—	—	—	—
	03/06/2009	—	25,000	36.72	03/06/2019	(1)	—	—	—	—
	06/01/2010	—	—	—	—	—	—	—	25,000	2,368,500

Michael R. Nill	11/05/1999	200	—	7.59	11/05/2011	(3)	—	—	—	—
	04/05/2002	6,000	—	23.12	04/05/2012	(1)	—	—	—	—
	06/12/2003	2,400	—	11.30	06/12/2013	(1)	—	—	—	—
	06/03/2004	15,000	—	20.99	06/03/2014	(1)	—	—	—	—
	06/03/2005	25,000	—	31.41	06/03/2015	(1)	—	—	—	—
	04/25/2006	16,000	4,000	40.84	04/25/2016	(1)	—	—	—	—
	04/24/2007	15,000	10,000	54.61	04/24/2017	(1)	—	—	—	—
	04/25/2008	10,000	15,000	46.32	04/25/2018	(1)	—	—	—	—
	03/06/2009	—	27,500	36.72	03/06/2019	(1)	—	—	—	—
	11/08/1996	1,300	—	7.00	11/08/2021	(2)	—	—	—	—
	11/10/1997	780	—	14.00	11/01/2022	(2)	—	—	—	—
	06/01/2010	—	—	—	—	—	—	—	25,000	2,368,500

(1)	Option vests over a five-year period with a 40% vest increment two years from date of grant and 20% vest increments for each of the next three years. Option expires 10 years from date of grant.

(2)	Option vests over a 10-year period with 10% vest increments for each of the 10 years from date of grant. Option expires 25 years from date of grant.

(3)	Option vests over a 10-year period with 10% vest increments for each of the 10 years from date of grant. Option expires 12 years from date of grant.

(4)	Option vests over a 10-year period with 10% vest increments for each of the 10 years from date of grant. Option expires 15 years from date of grant.

(5)	Restricted stock awards that are subject to performance metrics. These awards are scheduled to vest as follows assuming attainment of the performance metrics: 2,500 shares on June 1, 2011; 3,000 shares on June 1, 2012; and 19,500 shares on June 1, 2013.

OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding option exercises by our NEOs during 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($) (1)	(#)	($)
Neal L. Patterson	—	—	—	—
Marc G. Naughton	10,000	705,204	—	—
Jeffrey A. Townsend	35,100	2,351,412	—	—
Michael G. Valentine	7,933	523,657	—	—
Michael R. Nill	—	—	—	—

(1)	Represents the difference between the exercise price and the fair market value of our Common Stock on the date of exercise.
EMPLOYMENT AGREEMENTS &
POTENTIAL PAYMENTS UNDER TERMINATION OR CHANGE IN CONTROL
Employment Agreements
Employment agreements entered into with our associates primarily serve to: i) create an “at-will” employment relationship, ii) assign to us any intellectual property rights the associate may otherwise have to any discoveries, inventions or improvements related to our business made while in our employ or within one year thereafter and iii) provide for restrictive covenants of the associate in favor of Cerner during and after employment with Cerner, including: confidentiality, non-compete and non-solicit obligations. Such employment agreements help ensure protection of our intellectual property, client-base/relationships and associates. We enter into such employment agreements with all of our associates, including all of the NEOs.
Effective January 1, 2008, we entered into an updated employment agreement with Neal Patterson, our Chairman of the Board and Chief Executive Officer, replacing his prior employment agreement. The material terms of Mr. Patterson’s employment agreement provide for: a) at-will employment, b) an annual base salary, specified use of the Company’s airplane and a potential bonus as determined annually by the Board, c) severance payments and benefits upon certain termination events, as discussed in detail below, d) an assignment provision wherein Mr. Patterson will assign all discoveries, inventions or improvements related to our business to us, e) a nondisclosure provision that survives in perpetuity, f) noncompetition and nonsolicitation provisions that are effective during the term of Mr. Patterson’s employment and for two years following termination of employment, for any reason, with the Company and g) a general indemnification provision by Mr. Patterson and the Company.
We have entered into at-will employment agreements with each of our other NEOs. Under these agreements, each executive agrees not to compete with us during the executive’s employment with us and for at least two years thereafter; to protect our confidential business information; and, to assign to us any intellectual property rights the executive may otherwise have to any discoveries, inventions or improvements related to our business made while in our employ or within one year thereafter.
Our Enhanced Severance Pay Plan applies to all of our U.S. based permanent, full-time salaried associates other than Mr. Patterson (whose severance benefits are set forth in his Employment Agreement) and offers severance pay upon: i) certain termination without cause events (the severance benefits for our NEOs other than Mr. Patterson currently range from 16 weeks to 52 weeks - and are contingent upon the NEO satisfying certain conditions, including without limitation the execution of a severance and release agreement with us providing for a complete release of all employment related claims, or ii) qualifying terminations or resignations for Good Reason following a Change in Control, which severance benefits will be paid at 1.5 times the calculated severance (based on role and tenure) as set forth below in the Severance Matrix, and will include both base salary and average cash bonus.

Severance Matrix — Determined by Years of Service

	Less Than 2	>2, Less Than 5	>5, Less Than 10	>10 Years
	Years Severance	Years Severance	Years Severance	Severance
Associates	Weeks	Weeks	Weeks	Weeks
NEOs other than the CEO	16	24	36	52
The amount of any severance benefit paid out under the Enhanced Severance Pay Plan is in lieu of, and not in addition to, any other severance an eligible associate may otherwise be entitled to receive from us, including under a Cerner Associate Employment Agreement or other document.
Potential Payments Upon Termination or Change in Control
The following summaries set forth potential payments payable to our NEOs upon termination of employment or a Change in Control in the Company under (and as defined in) their current employment agreements and our other compensation programs, including our Enhanced Severance Pay Plan. The Compensation Committee may at its discretion revise, amend or add to the benefits if it deems advisable.
Neal L. Patterson
Termination by us without Cause (prior to a Change in Control): If Mr. Patterson’s employment is terminated by us without Cause (as defined in his Employment Agreement), Mr. Patterson will be entitled to:
     Severance Pay: i) three years’ base salary (based on his annual base salary at the time of the termination) (less normal tax and payroll deductions) and ii) three times the average annual cash bonus received during the prior three year period (less normal tax and payroll deductions) (which severance amounts will be reduced pursuant to his employment agreement to the extent any amounts are classified as a “parachute payment” under Section 280G of the Internal Revenue Code, unless, even with the imposition of the 20% excise tax on Mr. Patterson, he would receive a larger benefit than he would if his “parachute payments” were reduced (the “Reduced Amount”)). These severance payments will generally be payable pro rata during the three year severance term on Cerner’s regular paydays, other than amounts during the first six months that qualify as “excess severance payments” as defined under Section 409A (which amounts will be paid at a later date in accordance with the Employment Agreement).
     Benefits: health benefits for a three-year period following the termination of employment.
     Equity Awards: immediate vesting of all equity incentive awards granted to Mr. Patterson to the extent such grants would have vested based on the passage of time during the three year period following the date of Mr. Patterson’s termination without Cause had he not been terminated. Upon termination by us without Cause, Mr. Patterson will forfeit any equity awards granted prior to the date of his Employment Agreement, unless otherwise provided in the equity award agreement entered into with Mr. Patterson at the time of grant, except that he will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement.
Termination by us without Cause or Resignation by Mr. Patterson for Good Reason (both upon or following a Change in Control): If there is a Change in Control of the Company (as defined in Mr. Patterson’s Employment Agreement), and either: a) Mr. Patterson’s employment with us is terminated without Cause within 12 months following the date the Change in Control becomes effective, or b) Mr. Patterson resigns his employment with Good Reason (as defined in his Employment Agreement) within 12 months after the Change in Control becomes effective, then Mr. Patterson will be entitled to:
     Severance Pay: i) three years’ base salary (based on his annual base salary at the time of the termination or resignation) (less normal tax and payroll deductions) and ii) three times the average annual cash bonus received during the prior three year period (less normal tax and payroll deductions) (less any Reduced Amount). These severance payments will be payable either pro rata or in a lump sum payment depending on whether the Change in Control event meets the definition of change in control under Section 409A.
     Benefits: health benefits for a three-year period following the termination or resignation.
     Equity Awards: following the Change in Control, 50% of each equity incentive award granted to Mr. Patterson under any of our equity incentive plans that has not yet vested will become vested on the date the Change in Control becomes effective. The remaining 50% of each equity incentive award that has not yet vested will continue to vest according to its vesting schedule, unless Mr. Patterson’s employment is terminated without Cause or he resigns with Good Reason within 12 months following the date the Change in Control becomes effective, in which case 100% of all equity incentive awards will become fully vested upon the effective date of such termination or resignation. The Compensation Committee or Board, however, may decide to accelerate the vesting of any of Mr. Patterson’s options.
Termination by us for Cause or Resignation by Mr. Patterson (other than for Good Reason upon a Change in Control): In the event we terminate Mr. Patterson’s employment for Cause or if Mr. Patterson resigns his employment (other than for Good Reason within 12 months following a Change in Control), Mr. Patterson will be entitled to no further compensation or benefits under his Employment Agreement other than: unpaid salary earned through the termination date and earned but unpaid incentive pay in accordance with our policies.
     Equity Awards: unless otherwise provided in the award agreement entered into with Mr. Patterson at the time of grant, upon termination for Cause (as defined in the award agreements) or resignation by Mr. Patterson (other than for Good Reason within 12 months following a Change in Control), Mr. Patterson will forfeit any outstanding unvested awards on the termination date, and he will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option award agreement.
Termination upon Death or Disability: In the event Mr. Patterson’s employment is terminated as a result of a Disability (as defined in his Employment Agreement) or in the event of Mr. Patterson’s death, we will owe Mr. Patterson no further compensation under his Employment Agreement other than: unpaid salary earned through the termination date and earned but unpaid incentive pay in accordance with our policies.
     Benefits: if Mr. Patterson’s employment is terminated as a result of his death, his estate is entitled to life insurance benefits under our group life insurance program equal to $500,000. In the event of accidental death, Mr. Patterson’s estate would receive an additional $500,000. In the event Mr. Patterson died in a travel accident while on Cerner business, his estate would receive an additional $200,000.
     Equity Awards: unless otherwise provided in the award agreement entered into with Mr. Patterson at the time of grant, upon termination due to Disability or death, Mr. Patterson will forfeit any outstanding awards, except that he or his estate will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement. The Compensation Committee or Board, however, may decide to accelerate the vesting of any of Mr. Patterson’s options.

Assuming Mr. Patterson’s employment was terminated under each of these circumstances on January 1, 2011, such payments and benefits have an estimated value of:

				For Cause
			Termination	Termination or
			Without Cause or	Resignation
		Termination	Resignation for	(without Good
		Without Cause	Good Reason	Reason following
Name	Payment/Benefit	(prior to a CIC)	(following a CIC)(1)	a CIC)	Death(2)	Disability
Neal L. Patterson	Cash Severance	$5,947,950	$5,947,950	—	—	—
	Benefits(3)	$51,451	$51,451	—	$500,000	—
	Value of Accelerated Equity(4)	$5,947,824	$9,323,424 (5)	—	—	—

(1)	Assumes an effective Change in Control date of January 1, 2011.

(2)	The value of death benefits includes the value of basic life insurance. In the event of accidental death, Mr. Patterson’s estate would receive an additional $500,000. In the event Mr. Patterson died in a travel accident while on Cerner business, his estate would receive an additional $200,000.

(3)	In the case of a termination without Cause or Resignation for Good Reason, this includes the cost of premiums for health, vision and dental benefits over a three year period, based on the rates in effect on January 1, 2011.

(4)	The payments relating to equity represent the value of unvested, accelerated stock options as of January 1, 2011, calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our Common Stock on December 31, 2010. Does not include the value of Mr. Patterson’s vested options of $82,021,526 as of January 1, 2011.

(5)	50% of this amount relates to options that would vest automatically upon a Change in Control even if Mr. Patterson’s employment continued and 50% represents options that would vest upon his termination of employment without Cause or he resigns with Good Reason within 12 months following the date the Change in Control becomes effective.
Marc G. Naughton, Jeffrey A. Townsend, Michael G. Valentine and Michael R. Nill
Termination by us without Cause (with or without a Change in Control event) or Resignation (for Good Reason following a Change in Control event): If we terminate any one of the above NEO’s employment without cause (as defined in the employment agreement), each one will be entitled to:
     Severance Pay: the equivalent of two weeks’ base salary (exclusive of commissions, advances against commissions, bonus and other non-salary compensation and benefits), except Mr. Townsend (who does not have a severance pay provision in his employment agreement). In addition, if we terminate any one of the above NEO’s employment without Cause (as defined in our Enhanced Severance Pay Plan, see discussion above), with or without a Change in Control event, each one may be entitled to certain additional severance pay under our Enhanced Severance Pay Plan if he is found to be an Eligible Associate (as defined in the Enhanced Severance Pay Plan), which eligibility would entitle him to both non-Change in Control Severance and Change in Control Severance (both defined in the Enhanced Severance Play Plan) and such amounts would be in lieu of and not in addition to the severance, if any, set forth in their employment agreement.
     If any one of the above resigns for Good Reason upon a Change in Control event, he may be entitled to certain additional severance pay under our Enhanced Severance Pay Plan if he is found to be an Eligible Associate, which eligibility would entitle him to Change in Control Severance in such amounts as set forth in the Enhanced Severance Pay Plan.
     Equity Awards: unless otherwise provided in the award agreement at the time of grant, upon termination by us without cause, the above NEOs will forfeit any outstanding unvested awards except that they will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement. Additionally, stock options issued after June 1, 2005 provide that upon termination of the NEO by us other than for Cause (as defined in the option agreement) or upon resignation for Good Reason (as defined in the option agreement) within 12 months following a Change in Control, all remaining unvested options shall vest immediately (at the time of the Change in Control; 50% of such unvested options would have vested upon the Change in Control under the terms of such option agreements). The restricted stock issued in 2010 was performance-based and therefore did not contain any change in control provisions.
Termination by us for Cause or upon Resignation (other than for Good Reason following a Change in Control event): If we terminate one of the above NEO’s employment for Cause (as defined in their employment agreements) or if one of the above NEOs resigns his employment (other than for Good Reason following a Change in Control event), he will be entitled to no further compensation or benefits under his employment agreement other than: unpaid salary earned through the termination date and earned but unpaid incentive pay in accordance with our policies.
     Equity Awards: unless otherwise provided in the award agreement at the time of grant, upon termination for Cause (as defined in the award agreements) or resignation (other than for Good Reason if addressed and defined in the award agreement), the above NEO will forfeit any outstanding unvested awards on the termination date, and he will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement. The restricted stock issued in 2010 was performance-based and therefore did not contain any change in control provisions.
Termination upon Death or Disability: In the event one of the above NEO’s employment is terminated as a result of his disability or in the event of death, we will owe no further compensation under the employment agreement other than: unpaid salary earned through the termination date and earned but unpaid incentive pay in accordance with our policies.
     Benefits: if employment is terminated as a result of death, the NEO’s estate is entitled to life insurance benefits under our group life insurance program equal to one year’s salary, with a cap of $500,000, based upon his base salary at the time of death. In the event of accidental death, the NEO’s estate would receive an additional one year’s salary, with a cap of $500,000, based upon his base salary at the time of death. In the event the NEO died in a travel accident while on Cerner business, his estate would receive an additional $200,000.
     Equity Awards: unless otherwise provided in the award agreement at the time of grant, upon termination due to Disability or death, the above NEO will forfeit any outstanding unvested awards except that he or his estate will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement.
Non-compete Payments: If any of the above NEOs (other than Mr. Townsend) is unable to obtain employment within three months after termination of his employment due solely to the non-compete restrictions set forth in his employment agreement, the non-compete provisions will continue to be enforceable only so long as we make to him monthly payments, during the remaining non-compete period, equivalent on an annualized basis, to his average cash earnings during the last three years of his employment. Mr. Townsend’s employment agreement, while containing a noncompete provision, does not address severance pay or non-compete payments.
Assuming employment was terminated on January 1, 2011 for each of the four NEOs (excluding Mr. Patterson, see table above) under each set of circumstances set forth above; the following table provides information regarding the estimated value of all such payments and benefits.

			Termination	For Cause
			Without Cause or	Termination or
		Termination	Resignation for	Resignation (without
		Without Cause	Good Reason	Good Reason following
Name	Payment/Benefit	(prior to a CIC)	(following a CIC)(1)	a CIC)	Death(2)	Disability
Marc G. Naughton	Cash Severance	$390,000	$945,675	—	—	—
	Benefits	—	—	—	$390,000	—
	Value of Accelerated Equity(3)	—	$2,281,780 (4)	—	—	—
	Noncompete Payments(5)	$1,082,871	$1,082,871	—	—	—

Jeffrey A. Townsend	Cash Severance	$455,000	$1,246,613	—	—	—
	Benefits	—	—	—	$455,000	—
	Value of Accelerated Equity(3)	—	$3,242,360 (4)	—	—	—
	Noncompete Payments(5)	—	—	—	—	—

Michael G. Valentine	Cash Severance	$400,000	$1,127,475	—	—	—
	Benefits	—	—	—	$400,000	—
	Value of Accelerated Equity(3)	—	$3,046,080 (4)	—	—	—
	Noncompete Payments(5)	$1,289,250	$1,289,250	—	—	—

Michael R. Nill	Cash Severance	$400,000	$1,050,563	—	—	—
	Benefits	—	—	—	$400,000	—
	Value of Accelerated Equity(3)	—	$2,938,750 (4)	—	—	—
	Noncompete Payments(5)	$1,190,768	$1,190,768	—	—	—

(1)	Assumes an effective Change in Control date of January 1, 2011.

(2)	The value of death benefits includes the value of basic life insurance. In the event of accidental death, each NEO’s estate would receive the value of one additional year’s salary based upon his salary at the time of death, with a cap of $500,000. In the event an NEO died in a travel accident while on Cerner business his estate would receive an additional $200,000.

(3)	The payments relating to equity represent the value of unvested, accelerated stock options as of January 1, 2011, calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our Common Stock on December 31, 2010. Does not include the value of the NEO’s vested options as of January 1, 2011, which would equal the following amounts: Marc G. Naughton, $6,908,143; Jeffrey A. Townsend, $12,826,763; Michael G. Valentine, $4,410,838 and Michael R. Nill, $5,462,661.

(4)	50% of this amount relates to options that would vest automatically upon a Change in Control even if each NEO’s employment continued and 50% represents options that would vest upon each NEO’s termination of employment without Cause or each resigns with Good Reason within 12 months following the date the Change in Control becomes effective.

(5)	Non-compete payments represent payments for months four to 21 per the terms of the employment agreement, assuming the executive officer is unable to obtain employment within three months after termination of his employment due solely to the noncompete restrictions set forth in his employment agreement. Mr. Townsend’s employment agreement does not address non-compete payments.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of our Directors is an executive officer of a public company of which a Company executive officer is a director. Other than Gerald E. Bisbee, Jr., Ph.D., none of our non-employee Directors has an interest in a reportable transaction that would be required to be disclosed under the section in this Proxy Statement titled “Certain Transactions.” Both of our non-independent directors, Neal Patterson and Cliff Illig, have an interest in a reportable transaction as set forth under the section of this Proxy Statement titled “Certain Transactions.” All such reportable transactions have been approved by the Board consisting of votes from only the disinterested Directors.
During the last fiscal year, none of the Company’s current Compensation Committee members (Gerald E. Bisbee, Jr., Ph.D., John C. Danforth, Linda M. Dillman, William B. Neaves, Ph.D. and William D. Zollars) was: i) an officer or employee of the Company or ii) a former officer of the Company.
CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
We have adopted a Code of Conduct for all Cerner associates and Directors (including our Chief Executive Officer, Chief Financial Officer and corporate controller). Any amendments to or waivers of the Code of Conduct applicable to our Chief Executive Officer, Chief Financial Officer or corporate controller will be posted on www.cerner.com.
Governance Documents
Our Corporate Governance Guidelines, the charters of the Audit, Compensation, and Nominating, Governance & Public Policy Committees of the Board, and the Code of Conduct can be found on our Web site at www.cerner.com under “About Cerner, Leadership.” Shareholders may also request a free copy of these documents from: Cerner Corporation c/o Secretary, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.
Board Leadership Structure
Our Board is currently comprised of five independent Directors, plus Neal Patterson, the Chairman of the Board, and Cliff Illig, Vice Chairman. Messrs. Patterson and Illig are both associates of the Company. Additionally, as set forth in our Corporate Governance Guidelines (the “Guidelines”), the Board has designated the Chairperson of the Nominating, Governance & Public Policy Committee to preside over all executive sessions of the Board (the “Lead Director”). The Lead Director’s responsibilities include acting as chairperson for all meetings of the independent Directors, convening meetings of the independent Directors at the request of any of them, and establishing the agenda and approving the materials for those meetings, and acting as a liaison between the Chairperson and the independent Directors. The independent Directors generally meet in executive sessions at each regularly scheduled Board meeting and may hold additional executive sessions as they determine necessary or appropriate. The Board has established three standing Committees — i) Audit, ii) Compensation and iii) Nominating, Governance & Public Policy (NG&PP). Each of the Board Committees is composed solely of independent Directors, each with a different independent Director serving as Committee chair. The Board may also establish other committees as it deems appropriate and delegate to those committees any authority permitted by applicable law and Cerner’s Bylaws as the Board deems reasonable and appropriate. We believe that the mix of experienced independent and management Directors that make up our Board, along with the independent role of Dr. William B. Neaves, our current Lead Director, and our independent Board Committees, benefits the Company and its shareholders.
The NG&PP Committee oversees an annual self-evaluation by the Board and each Committee, part of which focuses on the governance structure of the Board and its Committees, and seeks recommendations with respect to the structures and practices best suited for the Company and its shareholders.
With respect to the roles of Chairman and CEO, the Guidelines provide that the Board specifically reserves the right to vest the responsibilities of Chairman of the Board and CEO in the same individual and the Board has exercised its discretion in combining these positions with Neal Patterson, one of the founders of the Company. The Board believes that it is in Cerner’s best interests for the CEO to serve as the Chairman of the Board in light of Mr. Patterson’s vision as a co-founder of the Company and Mr. Patterson’s unique knowledge, experience and relationship with the Board, the Company’s industry and the Company’s management. The Board believes that the combination or separation of these positions should continue to be considered as part of the succession planning process and that it is important to retain the flexibility to allocate the responsibilities of the offices of Chairman of the Board and CEO in any manner that it determines to be in the best interests of Cerner.
Board Oversight of Enterprise Risk
Much attention has recently been given to the subject of corporate risk and how companies identify and manage risk. We believe that carefully taken risks lead to innovation and business success. We also recognize that reckless acceptance of risk or the failure to appropriately identify and mitigate risks could be destructive to our overall health and shareholder value.
Our Enterprise Risk Management (“ERM”) team conducts an annual survey to identify risks, and together with our other compliance focused teams (such as Regulatory Affairs, Human Resources and Legal) and executive management, is responsible for assessing and managing our various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. The risk assessment process is global in nature and has been developed to identify and assess our risks, including the nature, likelihood, magnitude of and ability to control the risk, as well as to identify steps to mitigate and manage each risk. Our executive management team and other managers are surveyed and/or interviewed to develop this information.
While risk oversight is a full Board responsibility, responsibility for overseeing management of our ERM team has been delegated to the Audit Committee. The Audit Committee also periodically reviews and explores with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. Due to the dynamic nature of risk, the overall status of our significant risks are updated and a summary of significant risks is reviewed at each quarterly Audit Committee meeting and adjustments are made to Board and Committee agendas throughout the year so that risks are reviewed at relevant times. This process facilitates the Board’s ability to fulfill its oversight responsibilities of our risks.
In addition, an overall review of risk is inherent in the Board’s consideration of our long-term strategies and in the transactions and other matters presented to the Board, including significant capital expenditures, acquisitions and divestitures and financial matters. The Board’s role in risk oversight is consistent with our leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing our risk exposure, and the Board and its Committees providing oversight in connection with those efforts.
CONSIDERATION OF DIRECTOR NOMINEES
Director Qualifications
The Board’s Nominating, Governance & Public Policy (NG&PP) Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The NG&PP Committee has the ability to retain third-party executive search firms to identify candidates as well, but has not traditionally relied upon this resource. Upon screening and recommendation by the NG&PP Committee, the Board has the responsibility for nominating candidates for election to the Board and for filling vacancies on the Board as they arise. In identifying and evaluating potential candidates, regardless of the source of the nomination, the Board considers the qualifications listed in our Corporate Governance Guidelines and the NG&PP Committee Charter, including without limitation: the requirement that nominees should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the shareholders. We endeavor to have a Board representing diverse and in depth experience in business, healthcare, information technology, government and in areas that are relevant to our global activities. The NG&PP Committee also considers the composition of the Board as a whole, looking to achieve a balance of the above noted experience across the full Board and a blend of management and independent Directors while also covering the need for specific skill-sets such as Audit Committee and Compensation Committee expertise. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time.
The NG&PP Committee and the Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation, thus, our Director nomination process is designed to consider diversity among the many factors that the Board considers in evaluating prospective nominees. Diversity, as considered by the NG&PP Committee, can encompass many attributes, from business experience, to substantive expertise, to background, to age, gender and race. The goal of this process is to assemble a group of Board members with deep, varied experience, sound judgment and commitment to our success.
For a discussion of the individual experience and qualifications of our Board members, please refer to the section entitled, “Information Concerning Directors” above.
Nomination Process and Shareholder Access to Directors
As stated above, the NG&PP Committee will consider recommendations for directorships submitted by shareholders. Shareholders who wish the NG&PP Committee to consider their recommendations for nominees for the position of Director should submit their recommendations in writing to the NG&PP Committee in care of the Company’s Secretary, Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to other potential nominees considered by the NG&PP Committee. In addition, shareholders may submit Director nominations to the Company in accordance with the procedures described below in “Shareholder Proposals”.
The Director nominees nominated for election at the 2011 Annual Shareholders’ Meeting, as set forth below in Proposal #1, were recommended by the NG&PP Committee and nominated for re-election/election for each respective Class term by the full Board.
The Board provides a process for shareholders and other interested parties to send communications to the Board or any of the individual Directors. Shareholders may send written communications to the Board or any of the individual Directors c/o Secretary, Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117. All communications will be compiled by our Corporate Secretary and submitted to the Board or the individual Directors, as applicable, on a periodic basis.
Majority Voting for Directors
Cerner’s Bylaws provide that, in the case of an uncontested Director election (i.e., where the number of nominees is the same as the number of Directors to be elected), Directors are elected by the affirmative vote of a majority of the votes cast, in person or by proxy, by the holders of outstanding shares of stock entitled to vote for the election of Directors. Any incumbent nominee for Director who fails to receive the requisite majority vote at an annual or special meeting held for the purpose of electing Directors, where the election is uncontested, must promptly — following certification of the shareholder vote — tender his or her resignation to the Board. The independent Directors (excluding the Director who tendered the resignation) will evaluate any such resignation in light of the best interests of Cerner and its shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. In reaching its decision, the Board may consider any factors it deems relevant, including the Director’s qualifications, the Director’s past and expected future contributions to Cerner, the overall composition of the Board and whether accepting the tendered resignation would cause Cerner to fail to meet any applicable rule or regulation (including NASDAQ Stock Market Marketplace Rules and federal securities laws). The Board will act on the tendered resignation, and publicly disclose its decision and rationale, within 90 days following certification of the shareholder vote.
CERTAIN TRANSACTIONS
The Company participates in the Health Management Academy, an industry-wide education forum, together with over 150 competitors, clients and potential clients of the Company. Gerald E. Bisbee, Jr., Ph.D., a member of our Board, owns approximately 50% of the common stock of Health Management Academy. The total amount of fees paid by the Company in 2010 to the Health Management Academy was $152,486. The Company intends to continue its participation in the Health Management Academy in 2011.
As disclosed in our 2010 Proxy Statement, as part of our long-term space planning analysis, we determined that we will require additional office space to accommodate our anticipated growth. We conducted a search of various sites in the Kansas City metropolitan area and negotiated with several governmental entities regarding available incentives. Upon completion of this review, we decided to proceed with an office development in Wyandotte County, Kansas, which is part of the “Village West” development. In order to maximize available incentives, we have agreed to undertake the Village West office development in conjunction with the development of an 18,000 seat, multi-sport stadium and related recreational athletic complex. We believe that we will receive greater incentives and a superior development by working together with the developer of the stadium complex.
The Village West stadium complex is being developed by Kansas Unified Development, LLC (the “Developer”), an entity controlled by Neal L. Patterson and Clifford W. Illig, the Company’s Chairman of the Board and CEO and Vice Chairman of the Board, respectively. Sporting Kansas City (“Sporting KC”) (formerly known as The Kansas City Wizards) is expected to be the principal tenant of the stadium complex. OnGoal LLC (“OnGoal”), the owner of the Sporting KC professional soccer club, is also controlled by Messrs. Patterson and Illig.
The total construction and development cost of the office complex has initially been estimated to be approximately $141.0 million. Since our 2010 Proxy Disclosure, we now believe we will receive incentives totaling approximately $82.0 million from the Developer, the Unified Government of Wyandotte County/Kansas City, Kansas (the “Unified Government”) and the Kansas Department of Commerce. Incentives from the Kansas Department of Commerce will include cash grants, tax exemptions and tax credits. The value of some of these incentives may ultimately increase or decrease depending upon the final capital invested and the number of new jobs created. Since our 2010 Proxy Disclosure, we now expect our net investment in the Village West office complex, after applying expected government incentives and payments from the Developer, to be approximately $59.0 million.
In connection with the Village West office complex development and the related incentives, we initially entered into three agreements:
•	Land Transfer and Specific Venture Agreement (the “Land Transfer Agreement”) dated January 19, 2010 with the Unified Government and the Developer,

•	Workforce Services Training Agreement (the “Workforce Agreement”) dated January 20, 2010 with the Kansas Department of Commerce, and

•	Interparty Agreement dated January 19, 2010 with OnGoal and the Developer.
Pursuant to the Land Transfer Agreement, we will acquire the land upon which the office complex will be constructed from the Unified Government. The purchase price, equal to the site’s fair market value as determined by a qualified appraiser, will be paid by the Developer. We also agreed to commence construction of the office complex by December 1, 2011 and establish jobs for up to 4,000 associates having an average wage of at least $54,000, or a payroll of $216.6 million, by December 1, 2016. Failure by us to commence a minimum of 100,000 square feet of vertical construction by December 1, 2011 results in a loss of that portion of the office complex property that has not been developed. If the Unified Government retakes all or any part of the office complex property, we have no obligation to reimburse the Developer for its acquisition costs.
Pursuant to the Workforce Agreement, we agreed to establish positions for 4,500 employees with an average annual wage of at least $31.00 per hour. In consideration of this commitment, we can elect to receive up to $48.5 million from the Kansas Department of Commerce for project investment costs and employee training (the “IMPACT Award”). The State of Kansas will issue bonds in order to fund these incentives to us and will incur costs of issuance and debt service obligations. We may be obligated to repay the Kansas Department of Commerce under the following circumstances:
•	If, by January 1, 2012, so long as the state has issued bonds to fund the incentives, we fail to request the transfer of the amounts committed by the Kansas Department of Commerce to be used for the office complex, we will repay $16.4 million (the “Inducement Repayment Amount”). If we repay the Inducement Repayment Amount, the Workforce Agreement will be terminated,

•	If we fail to establish new jobs for at least 4,275 full time employees at the Village West office complex prior to December 31, 2017, we will repay an amount equal to $48.0 million multiplied by the shortfall of total new jobs created by us, which is 4,500 less the number of jobs created as of December 31, 2017, divided by 4,500 (the “MPI Repayment Amount”), and

•	If we have not generated an aggregate Kansas state tax withholdings from wages earned by new jobs at the Village West office complex of at least $64.9 million (which represents the $48.5 million incentive award, plus the state’s estimated issuance costs) within 10 years after receiving the IMPACT Award then we will repay the difference (the “Withholding Tax Repayment Amount”).
The Interparty Agreement provides that the Developer and OnGoal will be responsible for the repayment of any MPI Repayment Amount or Inducement Repayment Amount owed by us under the Workforce Agreement. The Developer and OnGoal will also indemnify and hold us harmless from and against any and all losses, costs, expenses, penalties and damages arising as a result of: a) the Developer’s failure to pay any sum that it has agreed to pay, or b) the Developer’s breach of any agreement with us which creates an obligation on our part for which the Developer has agreed to be responsible.
The Interparty Agreement further provides that the Developer or OnGoal will pay us a success fee of $4.0 million if the terms and conditions of the Workforce Agreement are satisfied so that neither the Inducement Repayment Amount nor the MPI Repayment Amount are due.
In connection with the development, the Developer has acquired the right to place soil on the site to be developed into our office complex. The Interparty Agreement provides that the Developer will assume responsibility for the deposit of soil on the site and will indemnify and hold us harmless from any environmental costs and liabilities resulting from the Developer’s use of the property or for the presence of hazardous substances on the property.
The construction and development of the stadium complex has initially been estimated to cost approximately $190.0 million, and over the life of the project, the Developer and OnGoal are expected to obtain approximately $147.0 million in incentives from Kansas and the Unified Government to help fund this construction and development.
Pursuant to the Multi-Sport Stadium Specific Venture Agreement, the Developer, recognizing that the Unified Government relied on our jobs creation goals in its decision to provide incentives for the stadium complex, agreed to make ten annual “Office Payment Installments” to the Unified Government, each in the amount of approximately $3.0 million, commencing in 2017. The Office Payment Installments are intended to supplement the purchase prices paid to the Unified Government by the Developer for the stadium site and the office site. The Office Payment Installments may be reduced if the Developer meets certain conditions and if we commence construction of the office complex and meet the job creation goals.
The Company, OnGoal and the Developer believe that the amount of government incentives that the Developer and OnGoal received, as well as the government incentives received by us, were materially increased due to the fact that we agreed to build our office complex in close proximity to the multi-sport stadium. The independent members of our Board of Directors, acting as a committee, reviewed and unanimously approved the decision to proceed with the development of the Village West office complex. The independent Directors received advice from outside legal counsel, retained a consultant with real estate expertise regarding the transaction and were briefed on the structure of the various expansion options by members of management (other than Messrs. Patterson and Illig) at six separate meetings.
Certain executive officers and Board members have family members who are employed by the Company. The compensation of each such family member was established by the Company in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications, experience, responsibilities and holding similar positions. Dr. David Nill, the brother of Julia M. Wilson and Michael R. Nill, both executive officers of the Company, is employed by Cerner Health Connections, Inc. (a wholly-owned subsidiary of the Company) as Chief Medical Officer. Dr. Nill’s aggregate compensation for fiscal year 2010 was $260,385. Dr. Nill’s compensation is not subject to approval by the Board. On May 3, 2010, Dr. Nill was awarded options under the Company’s Stock Option Plan F to purchase 3,000 shares of the Company’s Common Stock at an exercise price of $86.70 per share, which was the closing price of the Company’s Common Stock on the date the options were granted. The options granted to Dr. Nill vest at various amounts over a period of five years. Michael R. Nill, the brother of Julia M. Wilson, an executive officer of the Company, is employed by the Company as Executive Vice President and Chief Engineering Officer. Mr. Nill’s aggregate compensation for the fiscal year 2010 was $818,731. As a Section 16 Officer, his compensation was approved by the Board. On June 1, 2010, Mr. Nill was awarded 25,000 shares of restricted stock under the Company’s Long-Term Incentive Plan F at a grant price of $81.90 per share, which was the closing price of the Company’s Common Stock on the date the restricted stock was awarded. The restricted stock will vest if certain performance criteria is attained and in accordance with the following schedule with a right to reduce certain shares vesting pursuant to subjective performance criteria: 2,500 on

June 1, 2011, 3,000 on June 1, 2012 and 19,500 on June 1, 2013. Julia M. Wilson, the sister of Michael R. Nill, an executive officer of the Company, is employed by the Company as Sr. Vice President and Chief People Officer. Ms. Wilson’s aggregate compensation for the fiscal year 2010 was $538,438. As a Section 16 Officer, her compensation was approved by the Board. On March 12, 2010, Ms. Wilson was awarded options under the Company’s Stock Option Plan F to purchase 15,000 shares of the Company’s Common Stock at an exercise price of $85.20 per share, which was the closing price of the Company’s Common Stock on the date the options were granted. The options granted to Ms. Wilson vest at various amounts over a period of five years. Clay Patterson, the son of Neal L. Patterson, an executive officer of the Company, is employed by the Company as Managing Director, Personal Health. Mr. Patterson’s aggregate compensation for fiscal year 2010 was $221,503. Mr. Patterson’s compensation is not subject to approval by the Board. On May 3, 2010, Mr. Patterson was awarded options under the Company’s Stock Option Plan F to purchase 1,300 shares of the Company’s Common Stock at an exercise price of $86.70 per share, which was the closing price of the Company’s Common Stock on the date the options were granted. The options granted to Mr. Patterson vest at various amounts over a period of five years.
The Company believes that these various relationships and transactions were reasonable and in the best interests of the Company.
Policies and Procedures for Review and Approval of Transactions with Related Persons
We have established a conflict of interest policy to address instances in which an associate’s or Director’s private interests may conflict with the interests of the Company. We have established an ad hoc management committee, consisting of members from our Legal Department, to help administer our conflicts policy and to render objective determinations regarding whether any associate’s or Director’s private interests may interfere with the interests of the Company.
Conflicts of interest are also addressed in our Code of Conduct, which is published on our Internet Web site at www.cerner.com. Any waiver of any provision of our Code of Conduct for executive officers or Directors may be made only by the Board, and will be promptly disclosed as required by law or NASDAQ rule.
We solicit information annually from our Directors and executive officers in connection with the preparation of disclosures in our annual Form 10-K and our annual Proxy Statement. We specifically seek information in writing pertaining to any “related person” transaction. Additionally, management informs the Board and/or its Committees regarding any potential “related person” transaction (within the meaning of Item 404(a) of the SEC’s Regulation S-K) of which management is aware, and such items are reviewed and approved by the Audit Committee on an annual basis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, Directors and holders of 10% or more of our equity securities are required to furnish us with copies of all Section 16(a) reports they file.
Based solely on review of the copies of such reports furnished to us or written representations that no other reports were required, we believe that during the fiscal year ended January 1, 2011 all Section 16(a) filing requirements applicable to our executive officers, Directors and holders of 10% or more of our equity securities were appropriately met.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
The table below sets forth information, as of April 1, 2011 (unless otherwise indicated below), with respect to the beneficial ownership of shares of Common Stock by: i) each person known to us to own beneficially more than 5% of the aggregate shares of Common Stock outstanding, ii) each Director and nominee for election as a Director, iii) each executive officer named in the Summary Compensation Table and iv) the executive officers and Directors of the Company as a group. Each of the persons, or group of persons, in the table below has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them, except as otherwise indicated.

	Amount and Nature of	Percent of Shares
Name and Address of Beneficial Owner	Beneficial Ownership	Outstanding

FMR LLC (1)	10,447,257	12.61%
Neal L. Patterson (2)	7,541,986	8.94%
Capital Group International, Inc. (3)	4,907,747	5.90%
BlackRock, Inc. (4)	4,831,734	5.83%
Clifford W. Illig (5)	4,676,130	5.60%
Artisan Partners (6)	4,385,956	5.30%
Jeffrey A. Townsend	161,445	*
Marc G. Naughton (7)	138,577	*
Michael R. Nill (8)	95,869	*
John C. Danforth (9)	94,580	*
Michael G. Valentine	77,940	*
William B. Neaves (10)	48,800	*
William D. Zollars	21,800	*
Gerald E. Bisbee, Jr.	21,600	*
Linda M. Dillman	0	*
All Directors and executive officers, as a group (13 persons)	12,975,006	15.09%

*	Less than one percent.

(1)	Schedule 13G, dated February 14, 2011 and filed by FMR LLC, reported sole voting power with respect to 338,367 shares of Common Stock and sole dispositive power with respect to 10,447,257 shares of Common Stock. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)	Schedule 13G, dated February 11, 2011 and filed by Neal L. Patterson, reported sole voting and dispositive power with respect to 5,579, 683 shares of Common Stock and shared voting and dispositive power with respect to 1,962,303 shares of Common Stock. The address for Mr. Patterson is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

Such number of shares includes 809,673 held by Jeanne Lillig-Patterson, wife of Mr. Patterson, as trustee for their children. Such number of shares excludes 39,888 shares beneficially owned by Jeanne-Lillig Patterson, which Mr. Patterson disclaims beneficial ownership of such shares.

Such number of shares includes 500,000 shares pledged by Mr. Patterson to secure delivery obligations under a prepaid variable forward contract.

(3)	Schedule 13G, dated February 8, 2011 and filed by Capital Group International, Inc., reported sole voting power with respect to 4,250,158 shares of Common Stock and sole dispositive power with respect to 4,907,747 shares of Common Stock. The Schedule 13G filed by Capital Group International, Inc., which is the parent holding company of a group of investment management companies, also reported that Capital Guardian Trust Company has sole voting power with respect to 3,155,899 shares of Common Stock and sole dispositive power with respect to 3,696,788 shares of Common Stock. The address for Capital Group International, Inc. and Capital Guardian Trust Company is 11100 Santa Monica Blvd., Los Angeles, California 90025.

(4)	Schedule 13G, dated February 3, 2011 and filed by BlackRock, Inc., reported sole voting and sole dispositive power with respect to 4,831,734 shares of Common Stock. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(5)	Schedule 13G, dated February 11, 2011 and filed by Clifford W. Illig, reported sole voting and dispositive power with respect to 4,230,796 shares of Common Stock and shared voting and dispositive power with respect to 445,334 shares of Common Stock. The address for Mr. Illig is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

Such number of shares includes 391,334 shares held in trust by Bonnie A. Illig, wife of Mr. Illig, serving as trustee for their children.

Such number of shares includes 500,000 shares pledged by Mr. Illig to secure delivery obligations under a prepaid variable forward contract.

(6)	Schedule 13G, dated February 10, 2011 and filed by Artisan Partners Holdings LP, Artisan Investment Corporation, Artisan Partners Limited Partnership, Artisan Investments GP LLC, ZFIC, Inc., Andrew A. Ziegler and Carlene M. Ziegler , collectively (“Artisan Partners”), reported shared voting power with respect to 4,221,356 shares of Common Stock and shared dispositive power with respect to 4,385,956 shares of Common Stock. The address for Artisan Partners is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

(7)	Includes 13,868 shares held jointly with Janise Naughton, wife of Marc G. Naughton. The address for Mr. Naughton is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

(8)	Includes 14,000 options of Common Stock to vest within 60 days of April 1, 2011. The address for Mr. Nill is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

(9)	Includes 860 shares held with spouse of John C. Danforth, in Joint Tenancy with Right of Survivorship. The address for Mr. Danforth is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

(10)	Includes 24,800 shares held with Priscilla Neaves, wife of William B. Neaves, Ph.D., in Joint Tenancy with Right of Survivorship. The address for Dr. Neaves is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

PROPOSAL #1
ELECTION OF DIRECTORS
There are four Director nominees for election to the Board of Directors (the “Board”) this year. The Board has nominated: John C. Danforth, Neal L. Patterson and William D. Zollars, Class I Directors who have served continuously on our Board since 2005, 1980 and 2005, respectively (Mr. Danforth was also a Director from May 1996 through June 2004 when he resigned to serve as Ambassador to the United Nations, where he served from July 2004 through January 2005; Mr. Danforth was re-appointed by the Board as a Director of the Company in February 2005). The Board has also nominated Denis A. Cortese, M.D., a new nominee for the Board this year to fill the vacant Class III Director position. Unless otherwise instructed, the persons named as proxies will vote for the election of Mr. Danforth, Mr. Patterson, Mr. Zollars and Dr. Cortese. Each of the Director nominees has agreed to be named in this Proxy Statement and to serve if elected.
We know of no reason why any of the nominees would not be able to serve. However, in the event a nominee is unable or declines to serve as a Director, or if a vacancy occurs before election (which events are not anticipated), the persons named as proxies will vote for the election of such other person or persons as are nominated by the Board.
Information concerning each Director nominee is set forth above, along with information about other members of our Board.
Recommendation of the Board
OUR BOARD RECOMMENDS A VOTE “FOR”
ELECTION OF THE NOMINEES

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our independent registered public accounting firm during the year ended January 1, 2011 was KPMG LLP. KPMG has audited our financial statements since 1983.
Audit and Non-Audit Fees
     Audit Fees. KPMG billed us an aggregate of: $1,260,715 and $1,253,786 for professional services rendered for the audit of our consolidated financial statements for the years ended January 1, 2011 and January 2, 2010, its review of our consolidated financial statements included in our quarterly reports on Form 10-Q, and for routine consultation on accounting and reporting matters that directly affected the consolidated financial statements for the years ended January 1, 2011 and January 2, 2010, respectively. Additionally, KPMG billed us an aggregate of $138,203 and $88,375 for professional services rendered for audits of foreign subsidiaries in support of statutory reporting requirements for the years ended January 1, 2011 and January 2, 2010, respectively.
     Audit-Related Fees. There were no audit-related fees billed to us by KPMG for the years ended January 1, 2011 and January 2, 2010.
     Tax Fees. KPMG billed us an aggregate of $268,222 and $458,045 for tax services for the years ended January 1, 2011 and January 2, 2010, respectively, including fees for services relating to expatriate return services for associates who are not in a financial reporting oversight role and tax consultation and tax compliance services.
     All Other Fees. There were no other fees billed to us by KPMG for the years ended January 1, 2011 and January 2, 2010.
The Audit Committee has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG’s independence. All permissible non-audit services provided by KPMG in 2010 were pre-approved by the Audit Committee. In addition, audit engagement hours were performed by KPMG’s full-time, permanent employees and/or affiliated employees in non-U.S. offices.
Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, our Audit Committee has approved all audit and non-audit services performed to date and currently planned to be provided related to the fiscal year 2011 by our independent registered public accounting firm, KPMG. The services include the annual audit, quarterly reviews, issuances of consents related to SEC filings and certain tax compliance services.
PROPOSAL #2
RATIFICATION OF THE APPOINTMENT OF KPMG
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has retained the firm of KPMG LLP as our independent registered public accounting firm for fiscal year 2011, and we are asking shareholders to ratify that appointment. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment but will not necessarily select another firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our shareholders. Representatives of KPMG will be present at the Annual Shareholders’ Meeting, and will have the opportunity to make a statement and be available to answer questions.
Recommendation of the Board
OUR BOARD RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011

PROPOSAL #3
ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables Cerner shareholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers (NEOs) as disclosed in this Proxy Statement in accordance with SEC rules.
Our compensation strategy is to offer competitive compensation packages to attract, motivate and reward qualified associates who contribute significant value to the Company and to reward performance, such as attainment of business and individual associate goals, business results, leadership, and strong relationships with clients, and is not based on rewarding seniority. This pay-for-performance compensation strategy is linked to our performance management philosophy that is designed to identify and reward associate performance through compensation. This approach, which has been used consistently over the years, has resulted in our ability to attract and retain the executive talent necessary to lead Cerner during a period of tremendous growth and transformation. Please refer to “Compensation Discussion and Analysis—Executive Summary” for an overview of the compensation of our NEOs.
We are asking our shareholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our shareholders to approve, on an advisory basis, the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED”
This vote is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors (the “Board”). The Board and the Compensation Committee value the opinions of Cerner shareholders and to the extent there is any significant vote against the compensation of our NEOs as disclosed in this Proxy Statement, we will consider those shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
Vote Required
The affirmative vote of a majority of the shares of Cerner Common Stock present in person or represented by proxy and entitled to be voted on the proposal at the annual meeting is required for advisory approval of this proposal.
Recommendation of the Board
OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF
CERNER’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT
PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC

PROPOSAL #4
ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES
The Dodd-Frank Act also enables Cerner shareholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of our named executive officers (NEOs). By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on NEO compensation once every one, two or three years.
After careful consideration of the frequency alternatives, the Board of Directors (the “Board”) believes that conducting an advisory vote on executive compensation on an annual basis is appropriate for Cerner and our shareholders at this time.
Vote Required
The affirmative vote of a majority of the shares of the Company’s Common Stock present in person or represented by proxy and entitled to be voted on the proposal at the 2011 Annual Shareholders’ Meeting is required for advisory approval of this proposal. The Board will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of Cerner and our shareholders to hold an advisory vote more or less frequently than the alternative that has been selected by our shareholders.
Recommendation of the Board
OUR BOARD RECOMMENDS THAT YOU VOTE
TO HOLD A SAY-ON-PAY VOTE “EVERY YEAR”

PROPOSAL #5
APPROVAL OF THE CERNER CORPORATION
2011 OMNIBUS EQUITY INCENTIVE PLAN
We are asking the Company’s shareholders to approve a new equity incentive plan that will replace the Cerner Corporation 2004 Long-Term Incentive Plan G (“Plan G”), which is the Company’s current equity incentive plan.
The Board of Directors of the Company (the “Board”) approved on March 9, 2011, subject to shareholder approval, a new omnibus equity incentive plan, formally titled the “Cerner Corporation 2011 Omnibus Equity Incentive Plan” (the “Plan”), to assist the Company’s efforts in recruiting and retaining key associates, consultants and non-employee Directors of the Company and its subsidiaries (“eligible participants”) and to align such individuals’ interests with those of the Company’s shareholders. Although the Plan will replace Plan G as the Company’s current equity incentive plan for future grants relating to the Company’s shares, Plan G will remain in effect for all existing grants made under Plan G. In addition, all shares of the Company’s Common Stock (“Shares”) that are available for the grant of awards under Plan G and any Shares relating to outstanding awards under Plan G that, for any reason, expire or are cancelled or terminated thereafter without having been exercised, delivered or vested in full, as the case may be, will be available for grants made under the Plan.
Our Board is recommending that the shareholders adopt this Plan. Our Board believes that the Plan: i) will allow the Company to create continued alignment of Cerner’s vision and mission between eligible participants and shareholders, ii) is necessary for the Company to attract, hire and retain quality associates in an industry that has a very competitive market for talented employees, and iii) meets the Company’s goal of establishing a broad based, long-term ownership focus for the Company’s high performance associates.
The Plan would permit the issuance of up to 4,000,000 Shares pursuant to Awards granted under the Plan plus that number of Shares either currently available for issuance under Plan G or that, after the adoption of the Plan, become available under the Plan due to the original Plan G awards expiring or being cancelled or terminated without the issuance of Shares thereunder. The additional Shares reallocated from Plan G are referred to herein as the “Plan G Shares.” Shares under the Plan may be issued pursuant to equity awards such as stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance shares, performance units, performance grants and bonus shares (collectively all such types of awards referred to as “Awards”).
Description of Plan
Below is a brief summary of the principal features of the Plan which does not purport to be a complete description of the Plan and is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached hereto as Annex I.
     General. The Plan provides for the granting of Awards to designated eligible participants.
     Updated Equity Plan Information. The table below provides updated information about our Common Stock subject to equity compensation plans as of April 1, 2011.

Total as of April
1, 2011
Shares Available for Future Awards under Equity Plans
2001 Long-Term Incentive Plan F (1)	70,976
2004 Long-Term Incentive Plan G (2)	1,239,480
Shares Subject to Outstanding Stock Options	6,755,361
Weighted Average Exercise Price	$39.92

Total as of April
1, 2011
Weighted Average Remaining Term (in years)	6.36
Shares Subject to Outstanding Full Value Awards	171,000

(1)	Plan F expires on May 24, 2011 and therefore will not be available for future awards.

(2)	If the shareholders approve the 2011 Omnibus Equity Incentive Plan, we will rollover shares available under the 2004 Long-Term Incentive Plan G. All shares rolled over to the 2011 Omnibus Equity Incentive Plan will be subject to the fungible share ratio as described in the Plan.
     Purpose. The purpose of the Plan is to encourage eligible participants to contribute materially to the growth of the Company, thereby benefiting the Company’s shareholders by aligning the economic interests of the eligible participants with those of the Company’s shareholders. The Plan is further intended to provide flexibility to the Company in its ability to attract, motivate and retain the services of eligible participants upon whose judgment, interest and special efforts the Company is largely dependent for the successful conduct of its operations.
     Eligibility to Receive Awards. Designated key associates of the Company and its subsidiaries, non-employee Directors and certain consultants are eligible to be granted Awards under the Plan. However, incentive stock options (see below) may be granted only to associates of the Company.
     Shares. The Plan permits the issuance of up to 4,000,000 Shares pursuant to Awards granted under the Plan plus the Plan G Shares. As of April 1, 2011, there were 1,239,480 Shares available for issuance under Plan G. We are unable to estimate how many, if any, of the Plan G Shares will become available for grants under the Plan due to the expiration, cancellation or termination of awards originally granted under Plan G.
     Options and SARs issued under the Plan will be counted against the maximum share limit as one Share for each Share subject to the option or SAR, and any grant of restricted stock, restricted stock unit, bonus share, performance unit, performance grant or performance share will be counted against the maximum share limit as 2.4 Shares for each one Share, other than as otherwise permitted under the Plan. For purposes of counting the number of Shares available for Awards, if and to the extent Shares subject to an outstanding grant are not issued by reason of forfeiture, termination, surrender, cancellation or expiration, then such Shares immediately become available for issuance under the Plan and credited back to the maximum share limit. Shares tendered with respect to the payment of any option exercise price, Shares withheld for or to satisfy recovery of all or a portion of the applicable federal, state and local income withholding, payroll or similar taxes, Shares repurchased by the Company using option exercise price proceeds, and all Shares underlying any portion of an option or SAR that is settled in Shares (regardless of the actual number of net Shares delivered upon exercise) count against the maximum share limit. To the extent that restricted stock units or performance units are settled in cash, any Shares underlying such Awards which are not issued in light of such Award being settled in cash, will be added back to the maximum share limit. All of the Plan G Shares subjected to Awards under the Plan will be subject to these same fungible share ratios and share counting provisions.
     Minimum Vesting. Except with respect to a maximum of five percent (5%) of the shares authorized for issuance under the Plan and Awards to new hires, all Awards to associates will be subject to a minimum exercise or vesting schedule as follows: (a) time-based grants (other than time-based grants following the achievement of specific performance goals) will have a minimum three (3) year exercise or vesting schedule with respect to at least a portion of the grant; and (b) performance-based grants will be based on a performance period of not less than one (1) year. The Committee or the grant instrument may provide for accelerated exercisability, vesting or payment in the event of death, disability, retirement, Change of Control or termination of employment following Change of Control.
     Plan Administration. The Plan will be administered by the Compensation Committee of the Board, or such other committee as the Board may determine (the “Committee”), all of whom will be: (1) “outside directors” as defined under Section 162(m) of the Internal Revenue Code (the “Code”), (2) “non-employee directors” as defined by the Securities and Exchange Commission rules under the Securities Act of 1934 and (3) qualified to administer the Plan and act as a member of the Committee pursuant to all applicable rules, regulations and listing standards of The NASDAQ Stock Market, including any applicable standards for independence. Subject to the terms of the Plan, the Committee has the sole discretion to administer and interpret the Plan and determine who may be granted Awards, the size and types of such Awards and the terms and conditions of such Awards.

     Stock Options. Both incentive stock options and nonqualified stock options may be granted under the Plan. The exercise price for any option (the “option price”) is set by the Committee but may not be less than the fair market value on the date of grant. Options granted under the Plan are exercisable at the times and on the terms established by the Committee. The grant and the terms of incentive stock options are restricted to the extent required by the Code. The option price must be paid in full in cash or the Committee also may permit payment of the option price by the tender of previously acquired Shares or such other legal consideration which the Committee determines to be consistent with the Plan’s purpose and applicable law. A repricing of options in any form as well as the cancellation of an underwater option in exchange for a cash payment or grant of a replacement option is not permitted under the Plan, unless otherwise approved by shareholders.
     The Plan limits the number of Shares that can be subject to Awards granted to any individual during any calendar year to 1,000,000 Shares.
     Stock Appreciation Rights. The Plan permits the grant of two types of SARs: freestanding SARs, tandem SARs or any combination thereof. A freestanding SAR is a SAR that is granted independent of any option. A tandem SAR is a SAR that is granted in connection with a related option, the exercise of which requires a forfeiture of the right to purchase a Share under the related option (and when a Share is purchased under the option, the SAR is similarly canceled). Tandem SARs may be granted either at the time the option is granted or any time thereafter while the option remains outstanding; provided, however, that in the case of an incentive stock option, SARs may be granted only at the time of grant of the incentive stock option. The Committee has complete discretion to determine the number of SARs granted to any optionee or recipient and the terms and conditions pertaining to such SARs. Unless the Committee determines otherwise, the grant price shall be at least equal to the option price of the related option in the case of a tandem SAR, or in the case of a freestanding SAR, the fair market value of a Share on the date of grant. When a grantee exercises a SAR, that grantee will receive an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Shares or combination thereof. Neither the repricing of SARs nor the cancellation of outstanding underwater SARs in exchange for a cash payment or grant of replacement SARs is permitted under the Plan unless such repricing or exchange is approved by shareholders.
     Restricted Stock and Restricted Stock Unit Grants. The Plan permits the grant of restricted stock and restricted stock unit awards. The Committee may establish conditions under which restrictions on Shares of restricted stock or restricted stock units will lapse over a period of time or according to such other criteria, such as the achievement of specific performance goals, as the Committee deems appropriate. Unless the Committee determines otherwise, during the period of time in which the Shares of restricted stock or restricted stock units are restricted, the individual to whom the Shares have been granted will not have the right to vote the Shares but will have the right to receive any dividends (or dividend equivalents) or other distributions (or distribution equivalents) paid on such Shares, subject to any restrictions deemed appropriate by the Committee.
     Performance Units, Performance Shares, Performance Grants and Bonus Share Grants. The Plan permits the grant of performance units, performance share awards, performance grants and bonus share Awards. A performance unit represents the right of the grantee to receive a payment, in cash or Shares, in an amount based on achievement of established performance goals. A performance share represents the right of the grantee to receive a Share, or alternatively, the cash value of a Share, if performance goals established by the Committee are met. A bonus share award is an award of a Share, without any cost to the grantee, either in recognition of past performance or in connection with the Company’s recruitment and hiring of the grantee. A performance grant is any other type of Award available under the Plan that will be issued or granted, become vested, exercisable or payable, as the case may be, upon achievement of certain performance goals. To the extent that any performance award (e.g., performance unit, performance share or other performance grant) is made, the Committee will establish a performance period during which performance shall be measured and at the end of each performance period, the Committee shall determine to what extent the performance goals and other conditions of the performance award are met. All performance periods under the Plan will be at least twelve (12) months.
     Nontransferability of Awards. Awards granted under the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, or as otherwise specifically permitted by the Committee.

     Federal Income Tax Consequences. The following is only a general summary of the possible federal income tax consequences that could result under the Plan and should not be relied upon as being a complete statement. It does not address the state or local tax aspects of participation in the Plan.
     The award of an option or SAR will create no tax consequences for a grantee or the Company. In general, the grantee will have no taxable income upon exercising an incentive stock option if the applicable holding period is satisfied (except that the alternative minimum tax may apply), and the Company will receive no income tax deduction when an incentive stock option is exercised. Upon exercising a nonqualified option or a SAR, the grantee must recognize ordinary income equal to the difference between the exercise price and the fair market value of Shares on the date of the exercise; the Company will be entitled to an income tax deduction for the same amount, subject to the possible applicability of the compensation deductibility limit of Section 162(m) of the Code. Generally, there will be no tax consequence to the Company in connection with a disposition of Shares acquired by a grantee upon exercise of an option, except that the Company may be entitled to a tax deduction in the case of a disposition of Shares acquired by exercise of an incentive stock option before the applicable holding periods have been satisfied.
     With respect to other Awards made under the Plan that are settled either in cash or in Shares or other property that is either transferable or not subject to substantial risk of forfeiture, the grantee generally must recognize ordinary income equal to the cash or the fair market value of shares or other property received, and the Company will be entitled to a deduction for the same amount. With respect to Awards that are settled in Shares or other property that is restricted as to transferability and subject to substantial risk of forfeiture, the grantee generally must recognize ordinary income equal to the fair market value of the Shares or other property received at the first time the Shares or other property become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier, and the Company will be entitled to a deduction for the same amount, subject to possible limitation under Section 162(m) of the Code. Section 162(m) of the Code limits the Company’s deduction for compensation paid to certain executive officers to $1 million per year unless such compensation is “performance-based.”
     Amendment and Termination of the Plan. Except as specifically provided for in the Plan, the Committee or the Board may amend or terminate the Plan at any time or from time to time, without obtaining the approval of the Company’s shareholders. The Company, however, cannot amend the Plan without obtaining the approval of the Company’s shareholders: (1) to increase the aggregate number of Shares issuable under the Plan or (2) make any material amendment or other amendment if shareholder approval is required by the rules of the Securities and Exchange Commission or any stock exchange on which Shares are listed. Unless terminated earlier by the Committee, the Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date, unless the Plan is extended with the approval of the shareholders.
Plan Benefits
All key associates, including associates who are officers or Directors of the Company, non-employee Directors and certain consultants of the Company and its subsidiaries are eligible to participate in and receive Awards under the Plan. The value and number of Shares that potentially may be received by the five individuals named in the Summary Compensation Table, all current executive officers, all current Directors, all associates and all consultants are not currently determinable due to the discretionary nature of the Plan.
Approval of the Plan
Approval of the proposal to adopt the Plan requires the affirmative vote of the holders of a majority of the Shares represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as votes “Against” the proposal. Broker non-votes will not be considered in attendance for the vote on this proposal.
Recommendation of the Board
OUR BOARD RECOMMENDS A VOTE “FOR” THE ADOPTION
OF THE CERNER CORPORATION 2011 OMNIBUS EQUITY INCENTIVE PLAN

PROPOSAL #6
APPROVAL OF AMENDMENT TO AMENDED AND RESTATED
ASSOCIATE STOCK PURCHASE PLAN
We are asking the Company’s shareholders to approve an amendment to our Associate Stock Purchase Plan that will increase the maximum number of shares of Common Stock authorized for issuance under the plan by 2,000,000 shares.
On March 9, 2011, our Board of Directors (the “Board) adopted, subject to shareholder approval, an amendment to the Cerner Corporation 2001 Associate Stock Purchase Plan (Amended and Restated March 1, 2010) (the “ASPP”) to increase the total number of shares of Common Stock authorized for issuance under the ASPP by 2,000,000 shares, increasing the total authorized shares under the ASPP from 2,000,000 to 4,000,000 shares.
Since 2001, the ASPP has provided an important incentive to our associates to encourage broad based associate stock ownership in Cerner. Additionally, the discounted share purchase program is a benefit for our associates, which helps us attract and retain associates who are expected to contribute to our long term growth and success. As of April 1, 2011, only 210,559 shares of Common Stock were available for purchase under the ASPP. If the proposed amendment to increase the number of shares under the ASPP is not approved, then we will not be able to continue the ASPP benefit once the remaining shares have been exhausted, which could negatively impact recruitment and retention of present or future associates.
Description of the ASPP
Below is a brief summary of the ASPP which does not purport to be a complete description of all of the provisions of the ASPP. It is qualified in its entirety by reference to the full text of the ASPP, a copy of which is attached hereto as Annex II.
     General. The ASPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code (the “Code”). The ASPP gives all eligible associates the opportunity to purchase shares of Common Stock at below-market prices on the last day of a successive three-month period (each such period is referred to as a “Purchase Period”). There are four Purchase Periods per year with the end of each Purchase Period being the last business day of each calendar quarter and the beginning day of each Purchase Period being the first business day following the end of the last Purchase Period. Eligible Associates may elect on a quarterly basis to have the Company withhold between 1% and 20% of their compensation (as defined in the ASPP) to be used to purchase Company Common Stock at a 15% discount on the last day of the Purchase Period. All shares purchased under the ASPP may not be sold, transferred or assigned for a period of one year after the date issued. The ASPP is designed to encourage and assist associates of Cerner and its domestic subsidiaries in acquiring an equity interest in Cerner through the purchase of Cerner Common Stock at below-market prices.
     Eligibility. Each associate employed by the Company or one of the Company’s U.S. based subsidiaries, except as provided below, is eligible to participate in the ASPP. The following individuals are excluded from participation: (a) persons who, as of the beginning of a Purchase Period, have been continuously employed by the Company or its domestic subsidiaries for less than two weeks; (b) persons who, as of the beginning of a Purchase Period, own directly or indirectly, or hold options or rights to acquire under any agreement or Company plan, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of Company Common Stock; and, (c) persons who are customarily employed by the Company or one of the Company’s U.S. based subsidiaries for less than 20 hours per week or for less than five months in any calendar year.
     Shares Subject to the ASPP. If the share increase amendment is approved, a maximum of 4,000,000 shares of Common Stock may be purchased under the ASPP, subject to appropriate adjustment in the event of a stock dividend, stock split or combination, reorganization, merger, consolidation, liquidation or any combination or exchange of shares of Common Stock. The Common Stock subject to issuance under the terms of the ASPP may be authorized but unissued shares or reacquired shares of Company Stock, including treasury shares and shares purchased by the Company on the open market for purposes of the ASPP or a combination thereof.
     Participation in the ASPP. Participation in the ASPP is voluntary. As of April 1, 2011, we had approximately 6,981 associates (including those employed by our U.S. based subsidiaries) eligible to participate in the ASPP, and 2,498 of such associates were participating. Because each associate’s participation in the ASPP is voluntary, the future benefits under the ASPP, as amended, are not yet determinable. The following table summarizes the number of shares purchased under the ASPP by designated individuals and groups since the ASPP’s adoption in 2001:
AGGREGATE PAST PURCHASES UNDER
2001 CERNER CORPORATION ASSOCIATE STOCK PURCHASE PLAN

Number of Shares
Purchased Since
Inception (1)
Named Executive Officers
Neal L Patterson	0
Marc G. Naughton	0
Jeffrey A. Townsend	0
Michael G. Valentine	4,474
Michael R. Nill	0
All current executive officers, as a group	10,938
All associates, including all current officers who are not executive officers, as a group	1,778,503

1.	Aggregate number of shares purchased under the ASPP in all completed Purchase Periods. The numbers have been adjusted to reflect stock splits since the ASPP was adopted for illustrative purposes only and do not reflect the actual number of shares purchased under the ASPP or currently owned by each individual. The number of shares actually purchased through the ASPP by Messrs. Patterson, Naughton, Townsend, Valentine and Nill are 0, 0, 0, 3,288 and 0, respectively.
     Administration. The ASPP is administered by the Board or by a committee of the Board (the “Committee”) appointed by the Board and serving at its pleasure (the Board or any such Committee being herein referred to as the “Administrator”). Until such time as the Board shall determine otherwise, the Compensation Committee of the Board currently serves as Administrator. Subject to the provisions of the ASPP, the Administrator has full power and authority to interpret and administer the ASPP, to establish rules and regulations, to appoint agents in connection therewith and to take any other action that the Administrator deems necessary or desirable to administer the ASPP.
     Payment of Purchase Price. The purchase price of Common Stock under the ASPP is 85% of the fair market value of the Company’s Common Stock on the last trading day of the Purchase Period (the “Purchase Date”). Payment for shares is made on the Purchase Date using the funds that have accumulated through the after-tax payroll deductions over the Purchase Period or in such other form of payment deemed acceptable by the Administrator. Subject to limitations as set forth in the ASPP or established by the Committee and unless other means of payment are determined by the Committee, the Company deducts from each participant’s paycheck on an after-tax basis an amount not less than 1% and not greater than 20% of compensation, such percentage to be determined by the participant.
     Limitations. Participants are not entitled to purchase Common Stock under the ASPP (and any other Company employee ASPP) at a rate which exceeds $25,000 of the fair market value of such Common Stock during a calendar year, to be determined in the manner provided by Section 423(b)(8) of the Code. Except in the case of death, a participant’s right to purchase the Company Common Stock at the end of a Purchase Period may not be sold, pledged, assigned, transferred or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process.

     Merger. In the event of a merger or consolidation in which the Company is not the surviving corporation, each right that an associate has to purchase shares under Plan will expire as of the effective date of such transaction; provided, however, that the Administrator will give at least 30 days’ written notice of such event to each ASPP participant during which time the participant will have a right to exercise his or her wholly or partially unexercised right to purchase shares under the ASPP.
     Termination or Amendment. The Board, the Committee or one of its delegates may at any time modify, amend or terminate the ASPP in any respect, except where such modification or amendment would require approval by our shareholders under Section 423 of the Code, in which case it may not be effected without such approval, and in no event may an amendment be made which would cause the ASPP to fail to comply with Section 423 of the Code.
Federal Income Tax Consequences
The following is only a general summary of the possible federal income tax consequences that could result under the ASPP and should not be relied upon as being a complete statement. It does not address the state or local tax aspects of participation in the ASPP. This summary also assumes that the ASPP complies with Section 421 and Section 423 of the Internal Revenue Code. This summary is based on the tax laws in effect as of the date of this Proxy Statement. Changes to these laws could alter the tax consequences described below.
     Tax Consequences to Participant and Cerner. The ASPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under Section 423 of the Code, an eligible associate who elects to participate in the ASPP will not realize any taxable income at the time Common Stock is purchased under the ASPP for such eligible associate. If an associate disposes of Common Stock purchased under the ASPP two years or more after the first day of the Purchase Period or one year or more after the date the Common Stock is transferred to the associate, whichever is later, the associate will recognize ordinary income in an amount equal to the lesser of: (a) the excess of the fair market value of the Common Stock at the time of the disposition over the purchase price under the ASPP or (b) 15% of the fair market value of the Common Stock on the first day of the Purchase Period. The portion of the gain that is in excess of the amount recognized as ordinary income, if any, is taxed as long-term capital gain. If the Common Stock is disposed of at a price below the purchase price under the ASPP, the loss will be treated as long-term capital loss. The Company will not be entitled to any deduction with respect to a disposition of Common Stock occurring under the circumstances described in this paragraph.
     If an associate disposes of Common Stock purchased under the ASPP within two years after the first day of the Purchase Period, or within one year after the date the Common Stock is transferred to the associate, whichever is later, the associate will recognize ordinary income, and the Company will be entitled to a corresponding deduction, in an amount equal to the excess of the fair market value of the Common Stock on the last day of the Purchase Period over the purchase price of the Common Stock under the ASPP. The associate’s cost basis of the Common Stock will be increased by the amount of the ordinary income recognized by the associate. In addition, on the disposition of the Common Stock, an associate will recognize capital gain or loss equal to the difference between the price at which the Common Stock is disposed of and the cost basis in the Common Stock, as so increased. The Company will not be entitled to any deduction with respect to the amount recognized by the associate as capital gain.
     Miscellaneous Information. The ASPP is not subject to the provisions of the Employee Retirement Income Security Act of 1974.
     The ASPP is intended to satisfy the requirements of Section 423 of the Code. A participant will not obtain the benefits of this provision of the Code if such participant disposes of shares of Common Stock acquired pursuant to the ASPP within two years from the first day of the applicable Purchase Period or within one year from the date such Common Stock is purchased by the participant, whichever is later.
     A participant has no rights as a shareholder under the ASPP until he or she acquires the Common Stock on one of the Purchase Dates, at which time the participant becomes a shareholder with respect to shares for which payment has been completed as of the close of business on the Purchase Date.

ASPP Benefits
All associates of the Company or one of its U.S. based subsidiaries, except for those specifically excluded as set forth above, are eligible to participate under the ASPP. Directors who are not otherwise associates will not be permitted to participate. The dollar value and number of shares that will be purchased and received by the five individuals named in the Summary Compensation Table (so long as such individuals are not restricted from participating in the ASPP), all current executive officers and all associates are not currently determinable due to the voluntary and discretionary nature of the ASPP.
Approval of the ASPP
Approval of the proposal to amend the Cerner Corporation 2001 Associate Stock Purchase Plan to increase the total number of shares available for purchase under such plan requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as votes “Against” the proposal. Broker non-votes will not be considered in attendance for the vote on this proposal.
Recommendation of the Board
OUR BOARD RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THE AMENDMENT TO THE 2001 CERNER CORPORATION
ASSOCIATE STOCK PURCHASE PLAN TO INCREASE THE TOTAL NUMBER OF SHARES
AVAILABLE FOR PURCHASE UNDER THE PLAN

PROPOSAL #7
AMENDMENT TO CERTIFICATE OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
Currently, our Second Restated Certificate of Incorporation (the “Certificate of Incorporation”) authorizes the issuance of 150,000,000 shares of our Common Stock. On March 9, 2011, our Board of Directors (the “Board”) adopted a proposal to amend the Certificate of Incorporation to increase the number of shares of Common Stock we are authorized to issue from 150,000,000 to 250,000,000, subject to shareholder approval of the amendment.
Our Board has declared the proposed amendment to be advisable and in the best interest of the Company and its shareholders, and has submitted the proposed amendment to be voted on by the shareholders at the 2011 Annual Shareholders’ Meeting. On April 1, 2011, there were 84,067,837 shares of Common Stock outstanding. A total of 8,077,817 shares of Common Stock were reserved for issuance upon the exercise of stock based awards and for potential stock issuances under existing approved equity incentive plans. Based upon the number of issued and reserved shares of Common Stock, we currently have approximately 57,854,346 shares of Common Stock remaining available for other purposes.
In addition, we currently have 1,000,000 of authorized but unissued shares of Preferred Stock available for issuance under our Certificate of Incorporation. The proposed amendment does not increase the number of shares of Preferred Stock that we are authorized to issue. There are currently no shares of any series of our Preferred Stock outstanding and there are no immediate plans, arrangements, commitments or understandings with respect to the issuance of any shares of our Preferred Stock.
Form of Amendment
We propose to amend our Certificate of Incorporation so that the preamble to the FOURTH Article of the Certificate of Incorporation will read in its entirety as follows:
     FOURTH. The total number of shares of stock which the corporation shall have authority to issue is two hundred fifty one million (251,000,000) shares, consisting of:
(1)	250,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”); and

(2)	1,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).
     The proposed form of Certificate of Amendment is set forth in Annex III to this Proxy Statement.
Purpose of Amendment
Our Board is recommending this increase in authorized shares of Common Stock primarily to give the Company appropriate flexibility to issue shares for future corporate needs. The shares may be issued by the Board at its discretion, subject to any further shareholder action required in the case of any particular issuance by applicable law, regulatory agency or under the rules of NASDAQ or any stock exchange on which the Company’s Common Stock may then be listed. Although there is no present agreement to issue any shares, the newly authorized shares of Common Stock would be issuable for any proper corporate purpose, including: future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, stock splits, stock dividends, issuance under current or future stock equity plans or for other corporate purposes. There are no immediate plans, arrangements, commitments or understandings with respect to issuance of any of the additional shares of Common Stock which would be authorized by the proposed amendment. However, the Board believes that the currently available number of unissued and unreserved shares does not provide sufficient flexibility for corporate action in the future.

Rights of Additional Authorized Shares
The additional authorized shares of Common Stock, if and when issued, would be part of the existing class of Common Stock and would have the same rights and privileges as the shares of Common Stock presently outstanding. Our shareholders do not have preemptive rights with respect to our Common Stock. Accordingly, should the Board elect to issue additional shares of our Common Stock, existing shareholders would not have any preferential rights to purchase the shares.
Potential Adverse Effects of Amendment
Future issuance of Common Stock or securities convertible into our Common Stock could have a dilutive effect on the earnings per share, book value per share, voting power and percentage interest of holdings of current shareholders. Such dilution may be substantial, depending upon the amount of shares issued. In addition, the availability of additional shares of our Common Stock for issuance could, under certain circumstances, discourage or make more difficult efforts to obtain control of the Company. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company. This proposal is not being presented with the intent that it be used to prevent or discourage any acquisition attempt but nothing would prevent the Board from taking any appropriate actions not inconsistent with its fiduciary duties.
Effectiveness of Amendment and Vote Required
If the proposed amendment is adopted, it will become effective upon the filing of a certificate of amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. The amendment of the FOURTH Article of the Certificate of Incorporation requires the affirmative vote of a majority of the shares of our Common Stock outstanding and entitled to vote at the 2011 Annual Shareholders’ Meeting.
Recommendation of our Board
OUR BOARD RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THE AMENDMENT TO THE FOURTH ARTICLE
OF THE CERTIFICATE OF INCORPORATION INCREASING THE NUMBER
OF AUTHORIZED SHARES OF COMMON STOCK

PROPOSAL #8
AMENDMENT TO CERTIFICATE OF INCORPORATION
TO ELIMINATE THE SERIES A PREFERRED STOCK
On March 9, 2011, our Board of Directors (the “Board”) adopted a proposal to amend our Second Restated Certificate of Incorporation (the “Certificate of Incorporation”) to eliminate the Series A Preferred Stock, subject to shareholder approval of the amendment, with the effect of restoring the 150,000 shares previously designated as Series A Preferred Stock to the status of authorized, undesignated Preferred Stock.
In connection with the adoption of a shareholder rights plan in November 1996, the Board established and designated 150,000 shares of Preferred Stock as “Series A Preferred Stock” and fixed and determined the relative rights and preferences of that series. The shareholder rights plan expired on November 21, 2006, but the terms of the Series A Preferred Stock are still included in the Company’s Certificate of Incorporation. There are no outstanding shares of Series A Preferred Stock as of the date of this Proxy Statement.
Form of Amendment
We propose to amend our Certificate of Incorporation to eliminate in its entirety section 1.2 of the FOURTH Article of the Certificate of Incorporation. The proposed form of Certificate of Amendment is set forth in Annex IV to this Proxy Statement.
Purpose of Amendment
Our Board is recommending the elimination of the Series A Preferred Stock due to the expiration of the shareholder rights plan, which would have the effect of restoring the 150,000 shares previously designated as Series A Preferred Stock to the status of authorized, undesignated Preferred Stock. Deleting the provision will make the shares available for future designation of rights and privileges in connection with future issuance, and will eliminate the need to describe the Series A Preferred Stock and its rights and privileges in future reports, filings and disclosure documents.
Potential Adverse Effects of Amendment
The elimination of the terms of the Series A Preferred Stock will have the effect of restoring the 150,000 shares previously designated as Series A Preferred Stock to the status of authorized, undesignated Preferred Stock. Our Board will retain the authority to establish one or more series of Preferred Stock and to designate the relative rights and preferences of those series.
The issuance of Preferred Stock may have certain adverse effects upon our current holders of Common Stock. The issuance of Preferred Stock with disproportionately high voting rights generally or with respect to particular matters could adversely affect the voting power of holders of Common Stock. Further, a class or series of Preferred Stock convertible into or redeemable for Common Stock may be issued by our Board. The issuance of Common Stock upon the right to convert the Preferred Stock will increase the number of shares of Common Stock outstanding when calculated on a fully diluted basis, diluting the percentage ownership of existing shareholders. The issuance of Common Stock upon a conversion may also dilute book value per share and/or earnings per share. Holders of our stock will not have preemptive rights with respect to the Preferred Stock or Common Stock issued upon the conversion of shares of Preferred Stock. Finally, shares of Preferred Stock generally have preferences over Common Stock with respect to dividend rights and distributions in the event of liquidation. As a result, holders of our Common Stock may not receive any dividends or distributions in the event of liquidation until satisfaction of any dividend or liquidation preference granted to holders of Preferred Stock.
“Blank check” Preferred Stock may also be used, subject to applicable fiduciary duties, in connection with anti-takeover measures, such as: i) a shareholder rights plan, also known as a “poison pill” plan or ii) the issuance to purchasers supporting the Board in opposing a specific takeover proposal, which could delay or prevent a change of control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change of control of the Company. Because the Series A Preferred Stock was adopted in connection with an anti-takeover measure, our Board does not believe that the elimination of the Series A Preferred Stock will increase the anti-takeover effect of the existing “blank check” Preferred Stock.
Effectiveness of Amendment and Vote Required
If the proposed amendment is adopted, it will become effective upon the filing of a certificate of amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. The amendment of the FOURTH Article of the Certificate of Incorporation requires the affirmative vote of a majority of the shares of our Common Stock outstanding and entitled to vote at the 2011 Annual Shareholders’ Meeting.
Recommendation of our Board
OUR BOARD RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THE AMENDMENT TO THE FOURTH ARTICLE
OF THE CERTIFICATE OF INCORPORATION
ELIMINATING THE SERIES A PREFERRED STOCK

SHAREHOLDER PROPOSALS
You may submit proposals for consideration at future shareholder meetings. For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the annual meeting next year, the Secretary must receive the written proposal at our principal executive offices no later than December 20, 2011. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Corporate Secretary
2800 Rockcreek Parkway
North Kansas City, Missouri 64117
For a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8, the shareholder must provide the information required by the Company’s Bylaws and give timely notice to the Secretary in accordance with the Company’s Bylaws, which, in general, require that the notice be received by the Secretary between:
•	the close of business on January 19, 2012; and

•	the close of business on February 27, 2012, unless,
the date of the shareholder meeting is moved more than thirty (30) days before or after May 8, 2012 (the second Tuesday in May as set forth in the Bylaws), then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8 must be received not later than the close of business on the later of one hundred twenty (120) calendar days in advance of such annual meeting or ten (10) calendar days following the date on which public announcement of the date of the meeting is first made.
You may propose director candidates for consideration by the Board’s Nominating, Governance & Public Policy Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth above.
In addition, the Company’s Bylaws permit shareholders to nominate directors for election at an annual shareholder meeting. To nominate a director, the shareholder must deliver the information required by the Company’s Bylaws. A shareholder may send a proposed director candidate’s name and information to the Board at anytime. Generally, such proposed candidates are considered at the Board meeting prior to the annual meeting.
To nominate an individual for election at an annual shareholder meeting, the shareholder must give timely notice to the Secretary in accordance with the Company’s Bylaws, which, in general, require that the notice be received by the Secretary between the close of business on January 19, 2012 and the close of business on February 27, 2012, unless the date of the shareholder meeting is moved more than thirty (30) days before or after May 8, 2012 (the second Tuesday in May as set forth in the Bylaws), then the nomination must be received not later than the close of business on the later of one hundred twenty (120) calendar days in advance of such annual meeting or ten (10) calendar days following the date on which public announcement of the date of the meeting is first made.
You may contact the Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates. The Company’s Bylaws also are available on the Company’s website at www.cerner.com. Shareholders should note that the procedures and information required from shareholders who wish to submit proposals or nominations not intended to be included in the Company’s proxy statement under Rule 14a-8 have changed effective September 16, 2008, with the adoption of the Company’s Amended and Restated Bylaws.

OTHER MATTERS
We know of no other matters to be brought before the Annual Shareholders’ Meeting. If any other matter properly comes before the Annual Shareholders’ Meeting, it is the intention of the persons named in the enclosed Proxy Card to vote the shares represented by the proxies as the Board may recommend.

BY ORDER OF THE BOARD OF DIRECTORS,

Randy D. Sims
Secretary
North Kansas City, Missouri
April 18, 2011

ANNEX I
CERNER CORPORATION
2011 OMNIBUS EQUITY INCENTIVE PLAN
     The purpose of the Cerner Corporation 2011 Omnibus Equity Incentive Plan (the “Plan”) is to encourage designated key associates, consultants and non-employee directors of Cerner Corporation (the “Company”) and its subsidiaries to contribute materially to the growth of the Company by providing such individuals with the opportunity to acquire Shares of the Company’s stock, thereby benefiting the Company’s shareholders by aligning the economic interests of the participants with those of the shareholders.
     1. Reallocation of Shares from Plan G
     From and after the Effective Date (as defined in Section 20), the following shares of common stock of the Company (“Shares”) from the Cerner Corporation 2004 Long-Term Incentive Plan G (the “Prior Plan”) shall be available for issuance pursuant to the Plan: (i) all Shares available for the grant of awards under the Prior Plan as of the Effective Date and (ii) with respect to outstanding awards under the Prior Plan as of the Effective Date that for any reason expire or are cancelled or terminated thereafter without having been exercised, delivered or vested in full, as the case may be, all Shares allocable to the unexercised, undelivered or unvested portion of each such award (collectively, the “Prior Plan Shares”). Following the Effective Date, no additional awards shall be granted under the Prior Plan. From and after the Effective Date, all outstanding awards granted under the Prior Plan shall remain subject to the terms of the Prior Plan. All Grants (as defined in Section 3) granted on or after the Effective Date of this Plan will be subject to the terms of this Plan.
     2. Administration
     (a) Committee. The Plan shall be administered and interpreted by the Compensation Committee of the Board of Directors or such other committee as the Board of Directors of the Company (the “Board”) may designate to administer this Plan (the “Committee”). The Committee shall consist of three or more members of the Board, all of whom shall be: (i) “outside directors” as defined under section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and related Treasury regulations, (ii) “non-employee directors” as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) in the judgment of the Board, qualified to administer the Plan and act as a Member of the Committee pursuant to all applicable rules, regulations and listing standards of the Nasdaq Stock Market (or such other stock exchange on which Shares are traded), including any applicable standards for independence. Any member of the Committee who does not satisfy the qualifications set out in the preceding sentence may recuse himself or herself from any vote or other action taken by the Committee. The Board may, at any time and in its complete discretion, remove any member of the Committee and may fill any vacancy in the Committee.
     (b) Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan; (ii) determine the type, size and terms of the grants to be made to each such individual; (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability, vesting or delivery and the acceleration of exercisability, vesting or delivery; (iv) amend the terms (other than terms related to initial pricing of the Shares) of any previously issued Grant; (v) cause the forfeiture of any Grant or recover any shares, cash or other property attributable to a Grant for violations of any Company ethics policy or pursuant to any Company compensation clawback policy; and (vi) deal with any other matters arising under the Plan.
     (c) Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under this Plan to one or more Directors or, subject to applicable law, officers of the Company; provided, however, that the Committee may not delegate its authority and powers (i) with respect to Section 16 Persons, or (ii) in any way which would jeopardize the Company’s ability to qualify for Rule 16b-3 or the “performance-based compensation” exception under Section 162(m) of the Code.
     (d) Committee Determinations. The Committee shall have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt, amend or rescind such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.
     3. Grants
     (a) Awards under the Plan may consist of grants of incentive stock options as described in Section 6 (“Incentive Stock Options”), nonqualified stock options as described in Section 6 (“Nonqualified Stock Options”) (Incentive Stock Options and Nonqualified Stock Options are collectively referred to as “Options”), restricted stock as described in Section 7 (“Restricted Stock”), restricted stock units as described in Section 7 (“Restricted Stock Units”), stock appreciation rights as described in Section 8 (“SARs”), bonus shares as described in Section 9 (“Bonus Shares”), performance units as described in Section 9 (“Performance Units”), performance grants as described in Section 9 (“Performance Grants”) and performance shares as described in Section 9 (“Performance Shares”), (hereinafter collectively referred to as “Grants”). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument (the “Grant Instrument”) or an amendment to the Grant Instrument. The Committee shall approve the form and provisions of each Grant Instrument. Grants under a particular Section of the Plan need not be uniform as among the Grantees (as defined in Section 5(b)).
     (b) The Committee may, in its sole and absolute discretion, place certain restrictive covenants in a Grant Instrument requiring the Grantee to agree to refrain from certain actions. Such restrictive covenants, if contained in the Grant Instrument, will be binding on the Grantee.
     4. Shares Subject to the Plan
     (a) Shares Authorized. Subject to the adjustment provisions specified in Section 4(e) below, the aggregate number of Shares that may be issued or transferred under the Plan is Four Million (4,000,000) Shares plus the Prior Plan Shares (the “Maximum Share Limit”). The Shares may be authorized but unissued Shares or reacquired Shares, including treasury Shares and Shares purchased by the Company on the open market for purposes of the Plan.
     (b) Fungible Share Counting. Subject to adjustment under Section 4(e), an Option or SAR shall be counted against the Maximum Share Limit as one share for each Share subject to the Option or SAR, and any Grant of Restricted Stock, Restricted Stock Unit, Bonus Share, Performance Unit, Performance Grant or Performance Share (a “Full Value Award”) shall be counted against the Maximum Share Limit as 2.4 Shares for each one Share subject to such Full Value Award. To the extent that a Share that was subject to a Grant that counted as one share is returned to the Plan pursuant to Section 4(c), the applicable Share reserve relating to the Maximum Share Limit will be credited with one Share. To the extent that a Share that was subject to a Grant that counted as 2.4 Shares is returned to the Plan pursuant to Section 4(c), the applicable Share reserve relating to the Maximum Share Limit will be credited with 2.4 Shares. For the avoidance of doubt, the fungible Share counting set forth in this Section 4(b) shall apply solely with respect to determining the counting of Shares against the Maximum Share limit and shall not apply with respect to the counting of Shares under the individual Share limits set forth in Section 4(d).
     (c) Other Share Counting Rules. For purposes of counting the number of Shares available for Grants, if and to the extent Shares subject to an outstanding Grant are not issued by reason of the forfeiture, termination, surrender, cancellation or expiration, then such Shares shall immediately again be available for issuance under this Plan and credited back to the Maximum Share Limit. Shares tendered with respect to the payment of any Option Exercise Price, Shares withheld for or to satisfy recovery of all or a portion of the applicable federal, state and local income withholding, payroll or similar taxes (the “Applicable Withholding Tax”), Shares repurchased by the Company using Option Exercise Price proceeds, and all Shares underlying any portion of an Option or SAR that is settled in Shares (regardless of the actual number of net Shares delivered upon exercise) shall count against this Maximum Share Limit on the same basis as set forth above in Section 4(b). To the extent that RSUs or Performance Units are settled in cash, any Shares underlying such Grants which are not issued in light of such award being settled in cash, shall be added back to the Maximum Share Limit.

     (d) Individual Limit. During any calendar year, no individual may be granted Options or other Grants under the Plan that, in the aggregate, may be settled by delivery of more than one million (1,000,000) Shares, subject to adjustment as provided in Section 4(e). In addition, with respect to Grants the value of which is based on the Fair Market Value of Shares and that may be settled in cash (in whole or in part), no individual may be paid during any calendar year cash amounts relating to such Grants that exceed the greater of the Fair Market Value (as defined in Section 6(b)(iii)) of the number of Shares set forth in the preceding sentence either at the date of grant or at the date of settlement. This provision sets forth two separate limitations so that Grants that may be settled solely by delivery of Shares will not operate to reduce the amount or value of cash-only Grants, and vice versa; nevertheless, Grants that may be settled in Shares or cash must not exceed either limitation.
     With respect to Grants, the value of which is not based on the Fair Market Value of Shares, no individual may receive Grants pursuant to this Plan during any calendar year involving a cash value at date of grant that, in the aggregate, exceeds ten million dollars ($10,000,000).
     (e) Adjustments. If there is any change in the number or kind of Shares outstanding (i) by reason of a stock dividend, spin-off, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation in which the Company is the surviving corporation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Shares as a class without the Company’s receipt of consideration, or if the value of outstanding Shares is substantially reduced as a result of a spin-off or the Company’s payment of an extraordinary dividend or distribution, the Maximum Share Limit, the maximum number of Shares that any individual participating in the Plan may be granted in any year, the number of Shares covered by outstanding Grants, the kind of shares issued under the Plan, and the price per share or the applicable market value of such Grants may be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued Shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that no fractional shares resulting from such adjustment shall be issued under Plan as a result of an adjustment under this Section 4(e), although the Committee in its sole discretion may make a cash payment in lieu of fractional Shares. Any adjustments determined by the Committee shall be final, binding and conclusive. If and to the extent that any such change in the number or kind of Shares outstanding is effected solely by application of a mathematical formula (e.g., a 2-for-1 stock split), the adjustment described in this Section 4(e) shall be made and shall occur automatically by application of such formula, without further action by the Committee.
     (f) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Committee may approve Grants in substitution for any Options or other stock or stock-based awards granted by such entity or an affiliate thereof (“Substitute Grants”). Substitute Grants may be granted on such terms as the Committee deems appropriate in the circumstances, notwithstanding any limitations on Grants contained in the Plan. Substitute Grants shall not count against the Maximum Share Limit set forth in Section 4(a), except as may be required by reason of Section 422 and related provisions of the Code.
     5. Eligibility for Participation
     (a) Eligible Persons. All key associates of the Company and its subsidiaries (“Associates”), including Associates who are officers or members of the Board, shall be eligible to participate in the Plan. Members of the Board who are not Associates (“Non-Employee Directors”) shall be eligible to participate in the Plan. Designated non-associate consultants or advisors to the Company or a subsidiary thereof who are natural persons (other than Non-Employee Directors) providing bona fide services that are not in connection with an offer or sale of any Shares and that are not directly or indirectly maintaining or promoting a market in the Shares (“Consultants”) shall also be eligible to participate in the Plan.
     (b) Selection of Grantees. The Committee shall select the Associates, Non-Employee Directors and Consultants to receive Grants and shall determine the number of Shares subject to a particular Grant, and shall establish such other terms and conditions applicable to such Grant, in such manner as the Committee determines. Associates, Non-Employee Directors and Consultants who receive Grants under this Plan are referred to herein as “Grantees.”

     6. Options Grants
     (a) Number of Shares. The Committee shall determine the number of Shares that will be subject to each Grant of Options to a Grantee.
     (b) Type of Option and Price.
     (i) The Committee may grant Incentive Stock Options that are intended to qualify as “incentive stock options” within the meaning of section 422 of the Code or Nonqualified Stock Options that are not intended to qualify or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein. The maximum number of Shares that may be issued pursuant to Incentive Stock Options shall be the Maximum Share Limit and in no event may a Non-Employee Director or a Consultant be eligible to receive a grant of Incentive Stock Options.
     (ii) The purchase price (the “Exercise Price”) of a Share subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value (as defined below) of a Share on the date the Option is granted; provided, however, that an Incentive Stock Option may not be granted to an Associate who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a Share on the date of grant.
     (iii) The fair market value (“Fair Market Value”) per Share as of any date shall be the reported closing sale price of the Share on The NASDAQ Stock Market (or such other national securities exchange in the event the Shares are not then traded on The NASDAQ Stock Market) as of that date, or if there is no such reported sales price on the relevant date, then on the last previous day on which a sale was reported.
     (iv) Notwithstanding anything in this Plan to the contrary, in no event may the Committee (A) grant Options in replacement of Options previously granted under this Plan or any other compensation plan of the Company, or amend outstanding Options (including amendments to adjust an Exercise Price), in each case with a lower Exercise Price than that of the replaced or outstanding Option, (B) cancel outstanding Options in exchange for a cash payment or for a grant of replacement Options or (C) engage in any transaction that would be deemed a repricing under the applicable rules of The NASDAQ Stock Market or other governing body, in each case (A), (B) or (C) without first obtaining the approval of the Company’s shareholders.
     (c) Option Term. The Committee shall determine the term of each Option (the “Option Term”). The Option Term of any Option shall not exceed ten (10) years from the date of grant. However, an Incentive Stock Option that is granted to an Associate who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, may not have an Option Term that exceeds five (5) years from the date of grant.
     (d) Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument or an amendment to the Grant Instrument. The Committee or the Grant Instrument may provide for accelerated vesting in the event of death, disability, retirement, Change of Control or termination of employment following Change of Control.
     (e) Termination of Employment, Disability or Death. Except as provided below, an Option may only be exercised while the Grantee who is an Associate, Non-Employee Director or Consultant (a “Service Provider”) is employed by the Company. Except to the extent otherwise expressly provided in a Grant Instrument, if such a Grantee ceases to be employed for any reason other than a “disability”, death, retirement, or a termination for the convenience of the Company, any Option held by the Service Provider shall terminate at the close of business ninety (90) days after the Grantee’s last day of performing services as a Service Provider. In such case, and in all cases described below under (i), (ii), (iii) and (iv) below, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date the Grantee ceases performing services as a Service Provider.
     (i) In the event that the Grantee ceases to be employed in a manner determined by the Committee or Board, in its sole discretion, to constitute retirement (which determination shall be communicated to the Grantee within sixty (60) days of such termination), the Option may be exercised by the Grantee, or in the case of the Grantee’s death, by the Grantee’s beneficiaries entitled to do so, (A) if the Option is an Incentive Stock Option, within three months following the Grantee’s retirement, or (B) if the Option is a Nonqualified Stock Option, the Committee, in its discretion, may provide that the Grantee’s Options shall be exercisable for up to three (3) years after the date of retirement, but in no event later than the expiration of the Option Term.
     (ii) In the event the Grantee dies while he or she is a Service Provider, within the period referred to in clause (iv) below, or within the period described in sub-clause (A) and (B) of clause (i), above, (A) if the Option is an Incentive Stock Option, the Option may be exercisable within one year following the Grantee’s date of death, or (B) if the Option is a Nonqualified Stock Option, the Committee, in its discretion, may provide that the Grantee’s Options shall be exercisable for up to three (3) years after the date of death but in no event later than the expiration of the Option Term.
     (iii) In the event the Grantee ceases to be employed by the Company because the Grantee becomes “disabled”, or if the Grantee becomes disabled within the period referred to in clause (iv) below, (A) if the Option is an Incentive Stock Option, the Option may be exercisable within twelve (12) months following the date Grantee’s employment has ceased or the date the Grantee became disabled, whichever is later, or (B) if the Option is a Nonqualified Stock Option, the Committee, in its discretion, may provide that the Grantee’s Options shall be exercisable for up to three (3) years after the date Grantee’s employment has ceased or the date the Grantee became disabled, whichever is later, but in no event later than the expiration of the Option Term.
     (iv) In the event the Grantee ceases to be employed by the Company because the Grantee is terminated or removed from the Board, as the case may be, for the convenience of the Company (as determined by the Committee or the Board in its sole discretion), any Incentive Stock Option and/or Nonqualified Stock Option exercisable on the date of termination of employment may be exercised by the Grantee within a period determined by the Committee, in its discretion, commencing on the date of termination of employment or removal from the Board and continuing for up to three (3) years after the date Grantee’s employment has ceased but in no event later than the expiration of the Option Term.
     (v) For purposes of this Section 6(e) and Sections 7, 8 and 9:
     (A) The term “Company” shall mean the Company and its subsidiary corporations.
     (B) “Disability” or “disabled” shall mean a Grantee becoming disabled within the meaning of section 22(e)(3) of the Code.
     (f) Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company with payment of the Exercise Price and any Applicable Withholding Tax due (pursuant to Section 10). The Grantee shall pay the Exercise Price for an Option (including any Applicable Withholding Tax due pursuant to Section 10) as specified by the Committee (x) in cash, (y) with the approval of the Committee, by delivering Shares owned by the Grantee (including Shares acquired in connection with the exercise of an Option, subject to such restrictions as the Committee deems appropriate) and having an aggregate Fair Market Value for such Shares on the date of exercise equal to the aggregate Exercise Price and any Applicable Withholding Tax due at the time of exercise, or (z) by such other method as the Committee may approve, including attestation (on a form prescribed by the Committee) to ownership of Shares having a Fair Market Value on the date of exercise equal to the Exercise Price and any Applicable Withholding Tax due, payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or with the approval of the Committee and solely with respect to a Nonqualified Stock Option, by a “net exercise” arrangement pursuant to which the Company will not require a payment of the Exercise Price and any Applicable Withholding Tax due but will reduce the number of Shares upon the exercise by the largest number of whole Shares having a Fair Market Value on the date of exercise that does not exceed the aggregate Exercise Price and any Applicable Withholding Tax. In addition, the Committee may authorize loans by the Company to Grantees in connection with the exercise of an Option, upon such terms and conditions that the Committee, in its sole discretion deems appropriate. However, the Committee may not authorize any loans under this Plan to any of the Company’s Section 16 Officers as defined by the Securities Exchange Commission and determined each year by the Company’s Board of Directors. Shares used to exercise an Option (and satisfy any Applicable Withholding Tax liability) shall have been held by the Grantee for the requisite period of time, if any, to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any Applicable Withholding Tax due (pursuant to Section 10) at the time of exercise. Shares shall not be issued upon exercise of an Option until the Exercise Price is fully paid and any Applicable Withholding Tax is paid by or recovered from the Grantee.
     (g) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Shares on the date of grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds one hundred thousand U.S. dollars ($100,000), then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.
     (h) Recovery of Applicable Withholding Tax. The Grantee of a Nonqualified Stock Option shall reimburse or make appropriate arrangements with the Company for any Applicable Withholding Tax payable or required to be withheld by the Company with respect to the exercise of such Options. The Company shall have the right to prevent the exercise of any Option until appropriate arrangements have been made for the Applicable Withholding Tax to be paid by or recovered from the Grantee in accordance with the provisions of Section 10.
     7. Restricted Stock and Restricted Stock Units Grants
     The Committee may issue or transfer Shares to a Grantee under a Grant of Restricted Stock or Restricted Stock Units, upon such terms as the Committee deems appropriate. A Restricted Stock Unit shall mean any unit granted under this Section 7 evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date. Except as otherwise specified in a Grant Instrument, the following provisions are applicable to Restricted Stock and Restricted Stock Units:
     (a) General Requirements. Shares issued or transferred pursuant to Restricted Stock and Restricted Stock Unit Grants may be issued or transferred with or without payment from a Grantee, as determined by the Committee. The Committee may establish conditions under which restrictions on Shares of Restricted Stock and Restricted Stock Units shall lapse over a period of time or according to such other criteria as the Committee deems appropriate including, without limitation, restrictions based upon the achievement of specific performance goals. The period of time during which the Restricted Stock and Restricted Stock Units will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.” Except with respect to a maximum of five percent (5%) of the Shares authorized in Section 4(a) and Restricted Stock and Restricted Stock Unit Grants to new hires, all Restricted Stock and Restricted Stock Unit Grants to Associates shall be subject to a minimum vesting schedule as follows: (a) Time-based Restricted Stock and Restricted Stock Unit Grants (other than time-based Grants following the achievement of specific performance goals) shall have a minimum three (3) year vesting schedule with respect to at least a portion of the Restricted Stock and Restricted Stock Unit Grants; and (b) Performance-based Restricted Stock and Restricted Stock Unit Grants shall be based on a performance period of no less than one (1) year. Notwithstanding the foregoing minimum vesting schedule, the Committee or the Grant Instrument may provide for accelerated vesting in the event of death, disability, retirement, Change of Control or termination of employment following Change of Control.
     (b) Number of Shares. Subject to Section 4, the Committee shall determine the number of Shares to be issued or transferred pursuant to a Restricted Stock Grant or issuable or transferable pursuant to a Restricted Stock Unit Grant and the restrictions applicable to such Restricted Stock or Restricted Stock Units.
     (c) Requirement of Employment. If the Grantee who is a Service Provider ceases to be employed by the Company during the Restriction Period, or if other specified conditions are not met, the Restricted Stock or Restricted Stock Unit Grant shall terminate as to all Shares covered by the Grant as to which the restrictions have not lapsed at the close of business on the Grantee’s last day of employment, and those Shares must be immediately returned to the Company. As provided in the Grant Instrument or as elected by the Committee, in its sole discretion, in the event of death, disability, retirement, Change of Control or termination of employment following Change of Control, restrictions for all or a portion of such Restricted Stock or Restricted Stock Unit may lapse upon the occurrence of such event.
     (d) Restrictions on Transfer and Legend on Share Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Shares of Restricted Stock or the rights relating to the Restricted Stock Units except to a Successor Grantee under Section 11(a). Each certificate for a Share of Restricted Stock shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the Share certificate covering the Shares subject to restrictions when all restrictions on such Shares have lapsed. The Committee may determine that the Company will not issue certificates for Shares of Restricted Stock until all restrictions on such Shares have lapsed, or that the Company will retain possession of certificates for Shares of Restricted Stock until all restrictions on such Shares have lapsed.
     (e) Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, during the Restriction Period the Company, and not the Grantee, shall vote the Shares of Restricted Stock. A Grantee shall have no voting rights with respect to Restricted Stock Units. During the Restriction Period the Grantee shall have the right to receive any dividends or other distributions paid on such Restricted Shares, and may be entitled to receive dividend equivalents with respect to Restricted Stock Units, subject to any restrictions deemed appropriate by the Committee. Such dividends or dividend equivalents, if any, may be paid currently, accrued as contingent cash obligations, or converted into additional Shares of Restricted Stock or additional Restricted Stock Units, upon such terms as the Committee may establish, including the achievement of specific performance goals.
     (f) Lapse of Restrictions. All restrictions imposed on Restricted Stock and Restricted Stock Units shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. The Committee may terminate the restrictions, in its discretion, as to any or all Restricted Stock Grants, without regard to any Restriction Period, in the event of death, disability, retirement, Change of Control or termination of employment following Change of Control. Upon the lapse of restrictions applicable to Restricted Stock Units, the Company shall settle the Restricted Stock Units by delivering to the Grantee a number of Shares equal to the whole number of Shares underlying the Restricted Stock Units then credited to the Grantee; provided that any fractional Share underlying Restricted Stock Units shall be distributed in cash in an amount equal to the Fair Market Value of a Share as of the applicable vesting date multiplied by the remaining fractional Restricted Stock Unit. Notwithstanding the foregoing, the Committee may elect to settle any outstanding Restricted Stock Units in cash in an amount equal to the Fair Market Value of the Shares underlying the vesting Restricted Stock Units and without any delivery of underlying Shares. Upon the settlement of any Restricted Stock Unit, the underlying Shares or cash payment shall be made within thirty (30) days of such settlement or as soon as administratively practicable, if later.
     (g) Recovery of Applicable Withholding Tax. The Grantee of Restricted Stock or Restricted Stock Units shall reimburse or make appropriate arrangements with the Company for any Applicable Withholding Tax payable or required to be withheld by the Company with respect to such Restricted Stock or Restricted Stock Units. The Committee shall have the right to retain possession of the certificates for Shares of Restricted Stock or suspend delivery of any payment relating to Restricted Stock Units until appropriate arrangements have been made for the Applicable Withholding Tax to be paid by or recovered from the Grantee in accordance with the provisions of Section 10.
     8. Stock Appreciation Rights Grants
     (a) General Requirements. The Committee may grant SARs to a Grantee separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted. Unless the Committee determines otherwise, the base amount of each SAR shall be equal to the per share Exercise Price of the related Option or, if there is no related Option, a predetermined percentage of the Fair Market Value of a Share as of the date of grant of the SAR, which percentage shall equal 100% or greater of the Fair Market Value.
     (b) Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of Shares that the Grantee may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Shares covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of Shares.
     (c) Exercisability. A SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument; provided, however, that the term of the SAR shall not exceed ten years. The Committee or the Grant Instrument may provide for accelerated exercisability in the event of death, disability, retirement, Change of Control or termination of employment following Change of Control. SARs may only be exercised while the Grantee is employed by the Company or during the applicable period after termination of employment as described in Section 6(e) for Options. For purposes of the preceding sentence, the rules applicable to a tandem SAR shall be the rules applicable under Section 6(e) to the Option to which it relates, and the rules applicable to any other SAR shall be the rules applicable under Section 6(e) for a Nonqualified Stock Option. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.
     (d) Value of SARs. When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Shares on the date of exercise of the SAR exceeds the base amount of the SAR as described in Subsection (a).
     (e) Form of Payment. The Committee shall determine whether the appreciation in a SAR shall be paid in the form of cash, Shares, or a combination of the two, in such proportion as the Committee deems appropriate. For purposes of calculating the number of Shares to be received, Shares shall be valued at their Fair Market Value on the date of exercise of the SAR. If Shares are to be received upon exercise of a SAR, cash shall be delivered in lieu of any fractional share.
     (f) Recovery of Applicable Withholding Tax. The Grantee of a SAR shall reimburse or make appropriate arrangements with the Company for any Applicable Withholding Tax payable or required to be withheld by the Company with respect to the exercise of such SAR. The Company shall have the right to prevent the exercise of any SAR until appropriate arrangements have been made for the Applicable Withholding Tax to be paid by or recovered from the Grantee in accordance with the provisions of Section 10.
     (g) Notwithstanding anything in this Plan to the contrary, in no event may the Committee: (A) grant SARs in replacement of SARs previously granted under this Plan or any other compensation plan of the Company, or amend outstanding SARs (including amendments to adjust a SAR base amount), in each case with a lower base amount than that of the replaced or outstanding SAR, (B) cancel outstanding SARs in exchange for a cash payment or for a grant of replacement SARs or (C) engage in any transaction that would be deemed a repricing under the applicable rules of The NASDAQ Stock Market or other governing body, in each case (A), (B) or (C) without first obtaining the approval of the Company’s shareholders.
     9. Performance Units, Performance Shares, Performance Grants and Bonus Shares Grants
     (a) General Requirements. The Committee may grant Performance Units, Performance Shares, Performance Grants or Bonus Shares to a Grantee. Each Performance Unit/Share shall represent the right of the Grantee to receive an amount based on the value of the Performance Unit/Share, if performance goals established by the Committee are met. A Performance Unit shall have a value based on such measurements or criteria as the Committee determines. A Performance Share shall have a value equal to the Fair Market Value of a Share. A Performance Grant is any other Grant authorized under this Plan that will be issued or granted, or become vested or payable, as the case may be, upon the achievement of certain performance goals, including those described in Section 12. A Bonus Share is a Share awarded to a Grantee without cost and without restriction in recognition of past performance (whether determined by reference to another associate benefit plan of the Company or otherwise) or in connection with the Company or one of its subsidiaries hiring an associate, as permitted by applicable law. The Committee shall determine the number of Performance Units/Shares, Performance Grants and Bonus Shares to be granted and the requirements applicable to any such Grants.
     (b) Performance Period and Performance Goals. When Performance Units/Shares are granted, the Committee shall establish the performance period during which performance shall be measured (the “Performance Period”), performance goals applicable to the Units/Shares (“Performance Goals”) and such other conditions of the Grant as the Committee deems appropriate. In no event shall a Performance Period be less than twelve (12) months.
     (c) Payment with respect to Performance Units/Shares. At the end of each Performance Period, the Committee shall determine to what extent the Performance Goals and other conditions of the Performance Units/Shares are met, the value of the Performance Units (if applicable) and the amount, if any, to be paid with respect to the number of Performance Units/Shares that have been earned. Payments with respect to Performance Units/Shares shall be made in cash, in Shares, or in a combination of the two, as determined by the Committee.

     (d) Requirement of Employment. If the Grantee who is an Associate ceases to be employed by the Company during a Performance Period, or if other conditions established by the Committee are not met, the Grantee’s Performance Units/Shares shall be forfeited at the close of business on the Grantee’s last day of employment. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate. If the Grantee ceases to be employed by the Company after the expiration of a Performance Period but prior to payment, payment shall be made to the Grantee or the Successor Grantee, if applicable, as soon as practicable following the end of the Performance Period, but in no event more than two and a half (2 1/2) months following the end of the Performance Period.
     (e) Recovery of Applicable Withholding Tax. The Grantee of Bonus Shares, Performance Grants, Performance Units or Performance Shares shall reimburse or make appropriate arrangements with the Company for any Applicable Withholding Tax payable or required to be withheld by the Company with respect to the Bonus Shares, Performance Grants, Performance Units or Performance Shares. The Committee will have the right to recover such Applicable Withholding Tax from the cash payable or shares to be allotted to the Grantee. The amount of Applicable Withholding Tax shall be payable by or recoverable from the Grantee in accordance with the provisions of Section 10.
     10. Withholding/Recovery of Taxes
     (a) Recovery of Applicable Withholding Tax. All Grants under the Plan shall be subject to the Grantee’s obligation to the Company to pay or have withheld any Applicable Withholding Tax, wherever payable by the Company — with respect to Options, SARs, Restricted Stock, Bonus Shares, Restricted Stock Units, Performance Units or Performance Shares. The Company shall have the right to recover such Applicable Withholding Tax by deducting such amounts from all Grants paid in cash or from other wages or compensation paid to the Grantee. In case of Options and other Grants paid in Shares, the Company may require the Grantee or any other person receiving such Shares to pay to the Company the amount of such Applicable Withholding Tax with respect to such Grants or the Company may deduct from other wages paid by the Company the amount of any Applicable Withholding Tax payable by the Company with respect to such Grants. The Company shall have the right to withhold an allotment of Shares in respect of SARs, Restricted Stock Units, Bonus Shares, Performance Shares or Performance Units until such Applicable Withholding Tax is paid by or recovered from the Grantee.
     (b) Election to Withhold Shares. If the Committee so permits, a Grantee may elect to satisfy the Company’s Applicable Withholding Tax obligation with respect to an Option, SAR, Restricted Stock, Restricted Stock Units, Performance Units, Bonus Shares or Performance Shares, any of which is paid in Shares, by having Shares withheld having an aggregate Fair Market Value up to an amount that does not exceed the required minimum amount necessary to satisfy Applicable Withholding Tax. The election must be in a form and manner prescribed by the Committee and shall be subject to the prior approval of the Committee. Once filed, such election will be irrevocable. The Committee may require such election to be made during specified periods during the year and at times during which a Section 16 Officer would otherwise be prohibited from engaging in purchases or sales with respect to the Shares.
     11. Transferability of Grants
     (a) Nontransferability of Grants. Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. A Grantee may not transfer those rights except by will or by the laws of descent and distribution or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee, pursuant to a domestic relations order (as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder). When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee (“Successor Grantee”) may exercise such rights which have not been extinguished by the Grantee’s death. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.
     (b) Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide in a Grant Instrument that a Grantee may transfer a Grant to family members or other persons or entities according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of a Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.

     12. Grants Subject to Code Section 162(m)
     Any Grant to a Grantee who is a “covered employee” within the meaning of Code Section 162(m), the exercisability or settlement of which is subject to the achievement of performance goals, shall qualify as “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. The performance goals for such a Grant shall consist of one or more of any business criteria under any Company-shareholder-approved performance plan, including, but not limited to, the Company’s Performance-Based Compensation Plan, and subject in all respects to the terms and conditions set forth in such plan.
     13. Deferrals
     Except with respect to any Option or SAR for which no form of deferral election may be made, the Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee by virtue of the settlement or payment with respect to any Restricted Stock Unit, Bonus Shares, Performance Unit, Performance Share or Performance Grant. If any such deferral election is permitted or required, the Company shall establish rules and procedures for such deferrals and such rules and procedures will, at all times, be subject to and consistent with the requirements of Code Section 409A and all applicable guidance thereunder such that none of the additive taxes under Code Section 409A will apply.
     14. Requirements for Issuance or Transfer of Shares
     No Shares shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such Shares as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing Shares issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.
     15. Amendment and Termination of the Plan
     (a) Amendment. The Committee or the Board of Directors of the Company may amend or terminate the Plan at any time or from time to time, without obtaining the approval of the Company’s shareholders, except that the Plan may not be amended without the approval of the Company’s shareholders (i) to increase the aggregate number of shares issuable under the Plan (excepting proportionate adjustments made under Section 4(e) to give effect to stock splits, etc) or (ii) make any material amendment or other amendment if shareholder approval is required by the rules of the Securities and Exchange Commission or any stock exchange on which Shares are listed.
     (b) Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of the Effective Date, unless the Plan is terminated earlier by the Committee or is extended by the Committee with the approval of the shareholders.
     (c) Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 22(b). The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 22(b) or may be amended by agreement of the Company and the Grantee consistent with the Plan.
     (d) Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

     16. Funding of the Plan
     This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.
     17. Rights of Participants
     Nothing in this Plan shall entitle any Associate, Non-Employee Director, Consultant or other person to any claim or right to be awarded a Grant under this Plan, and no Grant shall entitle any Associate, Non-Employee Director, Consultant or other person to any future Grant. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.
     18. No Fractional Shares
     No fractional Shares shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
     19. Reorganization, Merger, Consolidation, Sale of Assets or Change of Control
     (a) General. Except as otherwise provided in any Grant Instrument or other agreement approved by the Committee to which any Non-Employee Director, Consultant or Associate is a party, in the event that the Company undergoes a Change of Control, as defined in Section 19(c), each Option, share of Restricted Stock and other Grant held by a Non-Employee Director shall without regard to any vesting schedule, restriction or performance target, automatically become fully exercisable or payable, as the case may be, as of the date of such Change of Control. In addition to the foregoing, in the event the Company undergoes a Change of Control or in the event of a corporate merger, consolidation, major acquisition of property for stock, separation, reorganization or liquidation in which the Company is a party to and in which a Change of Control does not occur, the Committee, or the board of directors of any corporation assuming the obligations of the Company, shall also have the full power and discretion to prescribe and amend the terms and conditions of any outstanding Grants granted hereunder. The Committee may remove restrictions on Restricted Stock and Restricted Stock Units and may modify the performance requirements for any other Grants. The Committee may provide that Options or other Grants granted hereunder must be exercised in connection with the closing of such transactions, and that if not so exercised such Grants will expire. Any such determinations by the Committee may be made generally with respect to all Grantees, or may be made on a case-by-case basis with respect to particular Grantees. Notwithstanding the foregoing, any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company’s capital stock shall not constitute a merger, consolidation, major acquisition of property for stock, separation, reorganization, liquidation or Change of Control.
     (b) Stock Options. By way of illustration, and not by way of limitation, in the event of a Change of Control or in the event of corporate merger, consolidation, major acquisition of property for stock, separation, reorganization or liquidation in which the Company is a party to and in which a Change of Control does not occur, the Committee may, without obtaining shareholder approval (i) in all such events other than a liquidation, cause any Option then outstanding to be assumed by the surviving corporation in such corporate transaction; (ii) require the mandatory surrender to the Company by any Grantee of some (in all such events other than a liquidation) or all of the outstanding Options held by a Grantee as of a date specified by the Company or the surviving corporation, in which event the Company or the surviving corporation shall thereupon cancel such Options and pay to each Grantee an amount of cash per share equal to the amount that could have been attained upon the exercise of such Option or realization of the Grantee’s rights to the extent that such cash is available for distribution to Grantees after payment of all debt and senior securities of the Company; (iii) in all such events other than a liquidation, require the substitution of a new Option for some or all of the outstanding Options held by a Grantee provided that any replacement or substituted Option shall be equivalent in economic value to the Grantee; or (iv) in all such events other than a liquidation, make such adjustment to any such Option then outstanding as the Company deems appropriate to reflect such merger, consolidation, major acquisition of property for stock, separation, reorganization or liquidation.

     (c) Definition of Change of Control. For purposes of this Plan, a Change of Control of the Company shall mean:
     (i) The acquisition by any individual, entity or group within the meaning of Section 12(d)(3) or 13(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act” a (“Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either: (A) the then outstanding shares of common stock of the Company (the “outstanding Corporation Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (X) any acquisition directly from the Company, (Y) any acquisition by the Company, or (Z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or
     (ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
     (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A), all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the Company resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the Company resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board, providing for such Business Combination; or
     (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
     20. Effective Date of the Plan
     This Plan is effective on May 27, 2011 if approved by the shareholders of the Company on such date (the “Effective Date”).
     21. Headings
     Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

     22. Miscellaneous
     (a) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to associates thereof who become Associates of the Company, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an associate of another corporation who becomes an Associate by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option, restricted stock grant or any other equity award made by such corporation. The terms and conditions of the substitute Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute Grants.
     (b) Compliance with Law. The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer Shares under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with the Sarbanes Oxley Act of 2002 and all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In particular, and without otherwise limiting the provisions of this Section 22(b), no Grantee subject to section 16 of the Exchange Act may exercise any Option or SAR except in accordance with applicable requirements of Rule 16b-3 or its successors under the Exchange Act. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this Section.
     (c) Military Service. Grants shall be administered in accordance with Section 414(u) of the Code and the Uniformed Services Employment and Reemployment Rights Act of 1994.
     (d) Code Section 409A. This Plan is intended to meet the requirements of Section 409A of the Code and may be administered in a manner that is intended to meet those requirements and will be construed and interpreted in accordance with such intent. All payments hereunder are subject to Section 409A of the Code and will be paid in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the payment will not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Plan that would cause the payment to fail to satisfy Section 409A of the Code will be amended (in a manner that as closely as practicable achieves the original intent of this Plan) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.
     (e) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall exclusively be governed by and determined in accordance with the law of the State of Missouri.

ANNEX II
CERNER CORPORATION
2001 ASSOCIATE STOCK PURCHASE PLAN
(AMENDED AND RESTATED MARCH 1, 2010 AND MAY 27, 2011)
SECTION 1. PURPOSE OF PLAN
     The Cerner Corporation 2001 Associate Stock Purchase Plan (the “Plan”) is designed to encourage and assist associates of Cerner Corporation (“Cerner” or “Company”), including all associates of Cerner U.S. based subsidiaries, to acquire an equity interest in Cerner through the purchase of shares of Cerner common stock, par value $.01 per share (“Common Stock”). This Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code (the “Code”).
SECTION 2. ADMINISTRATION OF THE PLAN
      The Plan shall be administered by Cerner’s Board of Directors (the “Board”) or by a committee of the Board (the “Committee”) appointed by the Board and serving at its pleasure (the Board or any such Committee being herein referred to as the “Administrator”). Until such time as the Board shall determine otherwise, the Compensation Committee of the Board shall serve as Administrator. The Administrator shall have full power and authority, not inconsistent with the express provisions of the Plan, to administer and interpret the Plan, including the authority to:
(i)	grant options and authorize the issuance of shares;

(ii)	make and amend all rules, regulations, guidelines, procedures and policies for administering the Plan;

(iii)	decide all questions and settle all disputes that may arise in connection with the Plan;

(iv)	appoint persons and entities to act as designated representatives on the Administrator’s behalf in administering the Plan pursuant to its provisions (in which case the term “Administrator” as used herein shall include such persons or entities to the extent of such appointment);

(v)	establish accounts with a person or entity appointed pursuant to (iv) above (“Custodian”) to hold Common Stock purchased under the Plan (“Stock Account”);

(vi)	cause Cerner to enter into a written agreement with the Custodian setting forth the terms and conditions upon which Stock Accounts shall be governed (“Custodial Agreement”); and

(vii)	require Participants to hold shares of Common Stock under the Plan in Stock Accounts (in which case each Participant’s decision to participate in the Plan shall constitute the appointment of such Custodian as custodial agent for the purpose of holding such shares) until such time as shall be specified in the Custodial Agreement.
     All interpretations, decisions and determinations made by the Administrator shall be binding on all persons concerned.
SECTION 3. NATURE AND NUMBER OF SHARES
     The Common Stock subject to issuance under the terms of the Plan shall be authorized but unissued shares or previously issued shares reacquired and held by the Company. The aggregate number of shares that may be issued under the Plan shall not exceed 4,000,000 shares of Common Stock.
     In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, exchange of shares, merger, consolidation, offering of rights or other similar change in the capital structure of the Company, the Board or the Committee may make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the shares available for purchase under the Plan and in the maximum number of shares which may be issued under the Plan.

SECTION 4. ELIGIBILITY
     Each individual employed by Cerner, including associates employed by its U.S. based subsidiaries (“Associate”), except as provided below, shall be eligible to participate in the Plan. The following individuals shall be excluded from participation:
     (a) Persons who, as of the date of grant of an Option, have been continuously employed by Cerner for less than two (2) weeks;
     (b) Persons who, immediately upon the grant of an Option, own directly or indirectly, or hold options or rights to acquire under any agreement or Company plan, an aggregate of five percent (5%) or more of the total combined voting power or value of all outstanding shares of all classes of Cerner Common Stock; and
     (c) Persons who are customarily employed by the Company for less than twenty (20) hours per week or for not more than five (5) months in any calendar year.
SECTION 5. ENROLLMENT AND WITHDRAWAL
      Each eligible Associate may enroll or re-enroll in the Plan as of the first day of any Option Period (as hereinafter defined) after the Associate first becomes eligible to participate. To enroll, an Associate must properly complete an enrollment form (including a payroll deduction authorization) in a form and manner acceptable to the Administrator and submit it to the Company, or use such other means to enroll as is authorized by the Administrator, within the time period before the commencement of such Option Period as the Administrator may prescribe. Participation in the Plan is voluntary. A “Participant” shall be an Associate enrolled in the Plan.
     A Participant will automatically be enrolled in all future Option Periods unless the Participant withdraws from the Plan. If a Participant withdraws from the Plan, he or she will cease to be a Participant and may only participate in future Option Periods if he or she re-enrolls in the Plan. Any Participant may withdraw from the Plan by notifying the Company in writing, via electronic designation on the third party administrator’s website, or any other manner permitted by the Administrator during the Option Period provided that such notification is at least three (3) business days prior to the Purchase Date (as defined below). Upon such a withdrawal, the entire amount contributed to the Plan by the Participant (and not yet used to purchase Common Stock) will be refunded without interest as soon as administratively practicable. In the event that a Participant notifies the Company within the three (3) day period prior to the Purchase Date, the Participant will be withdrawn from participating in the next following Option Period.
SECTION 6. GRANT OF OPTIONS
     Unless changed by the Board or the Committee, the Plan will be implemented by four (4) annual offerings of the Company’s Common Stock each calendar year (the “Option Periods”). In each year that the Plan is in effect, the first Option Period will begin on January 1 and end on March 31, the second Option Period will begin on April 1 and end on June 30, the third Option Period will begin on July 1 and end on September 30, and the fourth Option Period will begin on October 1 and end on December 31.
     Each person who is a Participant on the first day of an Option Period (the “Grant Date”) will as of such day be granted an option for the Option Period (the “Option”). Such Option will be for the purchase of a maximum number of shares of Common Stock to be determined by dividing (i) the balance credited to the Participant’s Payment Account (as defined in Section 7(b)) during such Option Period by means of payroll deduction (or such other means deemed acceptable by the Administrator) as of the Purchase Date (as determined under Section 8 below), by (ii) the purchase price per share of the Common Stock as determined under Section 8.
     In no event shall a Participant be entitled to purchase, for any Option Period, more than the lesser of (i) the number of shares obtained by dividing $25,000 by the fair market value of a share of Common Stock on the Grant Date for such Option Period, or (ii) the maximum number of shares permitted to be purchased under Section 7(c) below.
     The Administrator will reduce, on a substantially proportionate basis, the number of shares of Common Stock receivable by each Participant upon exercise of his or her Option for an Option Period in the event that the number of shares then available under the Plan is otherwise insufficient, and will return to Participant without interest any remaining unused balance in the Participant’s Payment Account as soon as administratively practicable.
SECTION 7. METHOD OF PAYMENT
     (a) Form of Payment. Payment for shares shall be made in installments through after-tax payroll deductions during the Option Period, with such deductions taken from pay periods paid during the Option Period, or in such other form of payment deemed acceptable by the Administrator.
     Subject to Section 18 and to the limits below and in Section 8, each Participant may elect through payroll withholding during the Option Period (or such other means deemed acceptable by the Company) to have credited to his or her Payment Account an amount not less than one percent (1%) and not greater than twenty percent (20%) of Compensation (as defined below); provided that the Administrator from time to time before an enrollment date may establish limits other than those herein described for all purchases to occur during the relevant Option Period.
     For purposes of the Plan, “Compensation” shall mean all compensation paid to the Participant by the Company and currently includible in his or her income, including variable compensation (such as commissions, bonuses or other short-term incentive payments), overtime, and other amounts includible in the general definition of compensation provided in Treasury Regulation §1.415-2(d)(1), plus any amount that would be so included but for the fact that it was contributed to (a) a qualified plan pursuant to an elective deferral under Section 401(k) of the Code, (b) a nonqualified deferred compensation plan, and/or (c) a cafeteria plan on a before-tax basis pursuant to an election under Section 125 of the Code, but not including (i) payments under stock option plans (including any amount of income recognized upon the exercise of a stock option) and other employee benefit plans or other amounts excluded from the definition of compensation provided in the Treasury Regulations under Section 415 of the Code, and (ii) reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, payments of benefits under nonqualified deferred compensation plans, and welfare benefits.
     A Participant may decrease the rate of withholding on a prospective basis effective as to future pay periods within an Option Period by giving written or electronic notice (in a form acceptable to the Administrator) to the Company not less than two (2) weeks prior to the desired effective date of such decrease. During the applicable enrollment period before an upcoming Option Period, a Participant may increase the rate of withholding by giving written or electronic notice (in a form acceptable to the Administrator) to the Company during such enrollment period; provided, however, that such an increase in withholding shall be effective for the upcoming future Option Period(s) only.
     (b) Accounts. A “Payment Account” means the book entry account maintained by the Company or Administrator to record the amount of Participant’s payments made pursuant to Section 7(a) and any cash amount carried forward from an Option Period to the Grant Date for the next Option Period pursuant to Section 9. All payments by each Participant shall be credited to such Participant’s Payment Account pending the purchase of Common Stock in accordance with the provisions of the Plan. All such amounts in the Payment Account shall be assets of the Company and may be used by the Company for any corporate purpose. No interest will be paid on amounts credited to a Participant’s Payment Account.
     (c) Limits on Purchase. In no event shall the rights of any Participant to purchase shares (under this Plan and under any other stock purchase plans of Cerner which are intended to qualify under Section 423 of the Code) accrue at a rate that exceeds $25,000 per calendar year as measured by the fair market value of such shares (determined in the case of each such share as of the Grant Date of the related Option). For purposes of administering this accrual limitation, the Administrator shall limit purchases under the Plan as follows:
          (i) The number of shares which may be purchasable by a Participant during his or her first Option Period during a calendar year may not exceed a number of shares determined by dividing $25,000 by the Fair Market Value of a Share on the Grant Date for that Option Period.
          (ii) The number of shares which may be purchasable by a Participant during any subsequent Option Period during the same calendar year (if any) shall not exceed the number of Shares determined by performing the calculation below:

            (A) First, for each previous Option Period during the same calendar year, the number of Shares purchased by the Participant during such previous Option Period shall be multiplied by the Fair Market Value of a Share on the respective Grant Date for such same previous Option Period.
            (B) Second, the sum of all amounts calculated under (A) above (for all Option Periods) shall be calculated.
            (C) Third, the amount determined under (B) above shall be subtracted from $25,000.
            (D) Fourth, the amount determined under (C) above shall be divided by the Fair Market Value of a Share on the Grant Date for such subsequent Option Period (for which the maximum number of Shares purchasable is being determined by this calculation) occurs. The quotient thus obtained shall be the maximum number of Shares which may be purchased by any Participant for such subsequent Option Period.
SECTION 8. PURCHASE PRICE
     The purchase price of Common Stock issued pursuant to the exercise of an Option shall be eighty-five (85%) of the fair market value of Common Stock on the last trading day of the Option Period (the “Purchase Date”).
     Fair market value shall mean the closing price of Common Stock as reported on the Nasdaq Stock Market or other national securities exchange on which the Common Stock is then principally traded or, if that measure of price is not available, on a composite index of such exchanges or, if that measure of price is not available, in a national market system for securities. In the event that there are no sales of Common Stock on any such exchange or market on the Purchase Date, the fair market value of the Common Stock shall be deemed to be the closing sales price on the next preceding day on which Common Stock is sold on any such exchange or market. In the event that the Common Stock is not listed on any such market or exchange on the Purchase Date, a reasonable valuation of the fair market value of the Common Stock on such dates shall be made by the Administrator.
SECTION 9. AUTOMATIC EXERCISE OF OPTIONS; STOCK TRANSFER RESTRICTIONS
     If an Associate is a Participant in the Plan on a Purchase Date, he or she will be deemed to have exercised the Option granted to him or her for the period ending on that Purchase Date. Upon such exercise, the Company will apply the balance of the Participant’s Payment Account to the purchase of the number of whole shares of Common Stock determined under Section 6 and, as soon as practicable thereafter, will issue and deliver said whole shares to the Participant (unless Stock Accounts are established by the Administrator pursuant to Section 2 of the Plan). Any cash remaining in the Participant’s Payment Account shall either be carried forward to the next Grant Date (without interest) and become a part of the Payment Account for the Option Period to which such next Grant Date applies, or, upon written request of the Participant to the Administrator, be paid to Participant without interest (unless Stock Accounts are established by the Administrator pursuant to Section 2 of the Plan).
     Notwithstanding anything herein to the contrary, Cerner’s obligation to issue and deliver whole shares of Common Stock under the Plan will be subject to the approval required by any governmental authority in connection with the authorization, issuance, sale or transfer of said shares, to any requirements of any national securities exchange applicable thereto, and to compliance by Cerner with other applicable legal requirements in effect from time to time.
     This Plan is intended to satisfy the requirements of Section 423 of the Code. A Participant will not obtain the benefits of this provision of the Code if such Participant disposes of shares of Common Stock acquired pursuant to the Plan within two (2) years from the Grant Date or within one (1) year from the date such Common Stock is purchased by the Participant, whichever is later.
     Additionally, any shares of Common Stock issued under the Plan may not be sold, transferred or assigned for a period of one (1) year after the date issued. Each certificate representing shares of Common Stock issued under this Plan during such one (1) year period shall bear the following legend:
            “The Shares represented by this certificate may not be sold, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale,

            transfer or assignment, until a date that is more than one (1) year after the date of issuance of this certificate.”;
or such other legend as shall be approved by the Administrator.
SECTION 10. TERMINATION OF EMPLOYMENT
     Subject to Section 11, upon the termination of a Participant’s employment with the Company for any reason, the Participant’s Payment Account balance shall be frozen to future accruals and the Participant shall be withdrawn from Plan participation and cease to be a Participant. Upon the cessation of participation, any Option held by the Participant under the Plan shall be treated as follows: (i) the Participant may give written notice to the Administrator within three (3) business days after the Participant’s termination (so long as there is at least three (3) business days remaining before the Purchase Date) of his/her desire to cancel his/her Option under the Plan, in which case the Participant’s Payment Account balance will be returned to Participant; or, (ii) if no such notice is received by Participant, or if there are less than three (3) business days remaining before the Purchase Date when the written request is made, then the Option will be exercised on the next Purchase Date. In the case of death of the Participant, the Participant’s Payment Account shall be refunded in accordance with Section 11, without interest, as soon as administratively practicable and the Participant will have no further rights under the Plan.
SECTION 11. DEATH OF A PARTICIPANT
      As soon as administratively feasible after the death of a Participant, any Common Stock and/or cash credited to the Participant under the Plan shall be delivered to the Participant’s executor, administrator or other legal representative of the Participant’s estate. Such delivery and payment shall relieve the Company of further liability to the deceased Participant or his/her estate with respect to the Plan.
SECTION 12. ASSIGNMENT
     Except as provided in Section 11 above, a Participant’s Option, funds, securities, rights or other property held for the account of a Participant shall not be sold, pledged, assigned, transferred, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, or similar process. Any attempted sale, pledge, assignment, transfer, hypothecation or other disposition of an Option, or levy of attachment or similar process upon the Option not specifically permitted herein shall be null and void and without effect. A Participant’s right to purchase shares under the Plan shall be exercisable during the Participant’s lifetime only by the Participant. If this provision is violated, the Participant’s election to purchase Common Stock shall terminate and the only obligation of the Company remaining under the Plan will be to refund to the Participant the amount then credited to his or her Payment Account and deliver to Participant any whole shares of Common Stock credited to him or her under any Stock Account.
SECTION 13. DISSOLUTION, MERGER AND CONSOLIDATION
     Upon the dissolution or liquidation of the Company, or upon a merger or consolidation of the Company in which the Company is not the surviving corporation, each Option granted hereunder shall expire as of the effective date of such transaction; provided, however, that the Administrator shall give at least 30 days’ written notice of such event to each Participant during which time he or she shall have a right to exercise his or her wholly or partially unexercised Option and, subject to earlier exercise pursuant to Section 9, each Option shall be exercisable after receipt of such written notice and prior to the effective date of such transaction.
SECTION 14. EQUAL RIGHTS AND PRIVILEGES
     All eligible Associates shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provisions of the Code and related regulations. Any provision of the Plan that is inconsistent with Section 423 or any successor provision of the Code shall without further act of amendment by the Company be reformed to comply with the requirements of Section 423. This Section 14 shall take precedence over all other provisions of the Plan.

SECTION 15. RIGHTS AS STOCKHOLDER
     A Participant shall have no rights as a stockholder under an Option until he or she becomes a stockholder as herein provided. A Participant will become a stockholder with respect to shares for which payment has been completed as provided in Section 8 as of the close of business on the Purchase Date for the Option Period.

SECTION 16. MODIFICATION AND TERMINATION OF THE PLAN
     The Board or the Committee may terminate the Plan at any time. The Board, the Committee or one of its appointed delegates may at any time and from time to time amend the Plan in any manner permitted by law. No amendment shall be effective unless within one (1) year after it is adopted, the amendment is approved by Cerner’s shareholders in the manner prescribed under the Treasury Regulations under Section 423 of the Code, if such amendment would:
(i)	increase the number of shares reserved for purchase under the Plan, unless such increase is by reason of any change in the capital structure of the Company referred to in Section 3 hereof;

(ii)	change the designation of corporations or other entities whose employees may be offered Options under the Plan, except as permitted under Treasury Regulations §1.423-2(c)(4);

(iii)	materially modify the requirements as to eligibility for participation in the Plan; or

(iv)	materially increase the benefits accruing to Participants under the Plan.
     In the event the Plan is terminated, the Board or Committee may elect to terminate all outstanding Options either immediately or upon completion of the purchase of shares on the next Purchase Date, unless the Board has determined that the right to make all such purchases shall expire on some other designated date occurring prior to the next Purchase Date. If Options are terminated prior to expiration, all funds contributed to the Plan that have not been used to purchase shares shall be returned without interest to the Participants.
SECTION 17. BOARD AND SHAREHOLDER APPROVAL; EFFECTIVE DATE
     This Plan was adopted by the Board on March 9, 2001. The Effective Date of the Plan is May 25, 2001, which was the date this Plan was approved by the shareholders of Cerner Corporation.
SECTION 18. RETIREMENT PLAN HARDSHIP DISTRIBUTIONS
     In the event that a Participant has received a hardship distribution under the Cerner Corporation Foundations Retirement Plan, such Participant shall be prohibited from making payments under Section 7 of this Plan for a period of at least six (6) months (or, if the applicable required suspension period under the applicable 401(k) laws relating to hardship distributions from qualified 401(k) plans require a longer or shorter suspension period, such shorter or longer period) after the Participant’s receipt of the hardship distribution,.
SECTION 19. OTHER PROVISIONS
     Options and other documentation under the Plan shall contain such other provisions as the Administrator shall deem advisable, provided that no such provision shall conflict with the express terms of the Plan.
SECTION 20. USE OF FUNDS.
     All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose. The Company shall not be obligated to segregate such payroll deductions.
SECTION 21. ERISA
     This Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.
SECTION 22. EFFECT OF PLAN
      The Provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Associate participating in the Plan, including, without limitation, such Associate’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Associate.

SECTION 23. WITHHOLDING TAXES
     Upon the exercise of any Option under the Plan, the Company shall have the right to require the Associate to remit to the Company an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for shares of Common Stock.
SECTION 24. EMPLOYMENT RIGHTS
     Nothing contained in the provisions of the Plan shall be construed to give to any individual the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Associate at any time.
SECTION 25. GOVERNING LAW
      The Law of the State of Missouri will govern all matters relating to this Plan except to the extent superseded by the federal laws of the United States.

ANNEX III
CERTIFICATE OF AMENDMENT
TO THE
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
CERNER CORPORATION

     Cerner Corporation (the “Company”), a corporation existing under the laws of the State of Delaware, for the purpose of amending its Second Restated Certificate of Incorporation of the Corporation, in accordance with the General Corporation Law of Delaware, does hereby make and execute this Certificate of Amendment to the Second Restated Certificate of Incorporation and does hereby certify that:
            1. The provisions of the present Article FOURTH of the Second Restated Certificate of Incorporation of the Company are amended by deleting the first sentence of Article FOURTH in its entirety and substituting in lieu thereof the following new first sentence of Article FOURTH, with no changes to be made to the subsequent sentences and provisions of Article FOURTH:
      FOURTH: The total number of shares of stock which the corporation shall have authority to issue is two hundred fifty one million (251,000,000) shares, consisting of:
                    (1) 250,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”); and
                    (2) 1,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).
            2. The Amendment to the Second Restated Certificate of Incorporation of the Company set forth above was duly adopted at a meeting of the Board of Directors of the Company and subsequently approved at an annual meeting of shareholders of the Company by an affirmative vote of a majority of the outstanding shares of the Company’s Common Stock, par value $.01 per share, entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS THEREOF, Cerner Corporation has caused this Certificate of Amendment to be executed on its behalf by its President, and attested by its Secretary, on May __, 2011, and each of them does hereby affirm and acknowledge that this Certificate of Amendment is the act and deed of the Company and that the facts stated herein are true.

CERNER CORPORATION
By:
Neal L. Patterson
President

(CORPORATE SEAL)
ATTEST:

Randy D. Sims
Secretary

ANNEX IV
CERTIFICATE OF AMENDMENT
TO THE
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
CERNER CORPORATION

     Cerner Corporation (the “Company”), a corporation existing under the laws of the State of Delaware, for the purpose of amending its Second Restated Certificate of Incorporation of the Corporation, in accordance with the General Corporation Law of Delaware, does hereby make and execute this Certificate of Amendment of the Second Restated Certificate of Incorporation and does hereby certify that:
            1. The Second Restated Certificate of Incorporation of the Corporation be amended by deleting Section 1.2 of Article FOURTH in its entirety, and all designated shares of Series A Preferred Stock shall, following effectiveness of such amendment to the Second Restated Certificate of Incorporation, be available for authorization and issuance as a new series of Preferred Stock as provided therein.
            2. The Amendment to the Second Restated Certificate of Incorporation of the Company set forth above was duly adopted at a meeting of the Board of Directors of the Company and subsequently approved at an annual meeting of shareholders of the Company by an affirmative vote of a majority of the outstanding shares of the Company’s Common Stock, par value $.01 per share, entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
                      IN WITNESS WHEREOF, Cerner Corporation has caused this Certificate of Amendment to be executed on its behalf by its President, and attested by its Secretary, on May __, 2011, and each of them does hereby affirm and acknowledge that this Certificate of Amendment is the act and deed of the Company and that the facts stated herein are true.

CERNER CORPORATION
By:
Neal L. Patterson
President

(CORPORATE SEAL)
ATTEST:

Randy D. Sims
Secretary

TO: Cerner Corporation 401(k) Associate Participants
SUBJECT: Cerner 2011 Annual Shareholders’ Meeting: Electronic Voting Instructions
The Annual Shareholders’ Meeting of Cerner Corporation (the “Company”) will be held at 10:00 a.m., local time, on May 27, 2011. You have been enrolled to receive shareholder communications and to submit voting instructions via the Internet.
Please read the following information carefully.
As a participant in the Cerner Corporation Foundations Retirement Plan, you are entitled to instruct Fidelity (the “Trustee”) to vote the shares of Common Stock of the Company held by you under the Plan as of April 1, 2011. As of April 1, 2011 your Plan account reflected 123.456789 shares of Common Stock.
The number of shares of Common Stock shown includes any shares of Common Stock purchased as either an Associate contribution or Company contribution. Therefore, you may not be vested in the total number of shares of Common Stock indicated.
There are eight items for which you may vote:

Proposal #1:	the election of four director nominees;

Proposal #2:	ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for 2011;

Proposal #3:	approval, on an advisory basis, of the compensation of our named executive officers;

Proposal #4:	approval, on an advisory basis, of the frequency of the shareholder vote on the compensation of our named executive officers (every 1, 2 or 3 years);

Proposal #5:	approval of the Cerner Corporation 2011 Omnibus Equity Incentive Plan;

Proposal #6:	approval of an amendment to our Associate Stock Purchase Plan to increase the total number of shares available for purchase;

Proposal #7:	approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock; and

Proposal #8:	approval of an amendment to our Certificate of Incorporation to eliminate the Series A Preferred Stock.
Details about each of these items are provided in the 2011 Proxy Statement.
The Board of Directors recommends that you vote “FOR” the election of director nominees Denis A. Cortese, M.D., John C. Danforth, Neal L. Patterson and William D. Zollars, Proposal #2, Proposal #3, Proposal #5, Proposal #6, Proposal #7 and Proposal #8, and for a frequency of “1 YEAR” on Proposal #4.
CONTROL NUMBER: 123456789
You can enter your voting instructions and view the shareholder material at the following Internet site. If your browser supports secure transactions you will be automatically directed to a secure site.
http://www.proxyvote.com/123456789
To access Proxy Vote, you will need the above CONTROL NUMBER and a four digit PIN. The PIN number you will need is the last four digits of your social security number. Internet voting is accepted up to 11:59 p.m. EDT, May 26, 2011.
The 2010 Annual Report and 2011 Proxy Statement can be found at the following Internet site:
http://www.cerner.com/About_Cerner/Investor_Relations/Proxy_Materials/
The Company’s 2010 Annual Report and its 2011 Proxy Statement may also be provided, at the participant’s request, in hard copy form. To receive a paper copy of the Company’s 2010 Annual Report and 2011 Proxy Statement, please contact Taina Fitzgerald at (816) 201-3841.
Once you submit your votes, the process is complete and your votes will remain confidential.

CERNER CORPORATION
2800 ROCKCREEK PARKWAY
NORTH KANSAS CITY, MO 64117
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 26, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 26, 2011. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS  PROXY CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

The Board of Directors recommends you vote “FOR” the following director nominees:
1. Election of Directors	For	Against	Abstain
01 Denis A. Cortese, M.D.	☐	☐	☐
02 John C. Danforth	☐	☐	☐
03 Neal L. Patterson	☐	☐	☐
04 William D. Zollars	☐	☐	☐

The Board of Directors recommends you vote “FOR” proposals 2 and 3.
	For	Against	Abstain
2 Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Cerner Corporation for 2011;	☐	☐	☐

3 Approval, on an advisory basis, of the compensation of our named executive officers;	☐	☐	☐

The Board of Directors recommends you vote “1 YEAR” on the following proposal:		1 year	2 years	3 years	Abstain

4	Approval, on an advisory basis, of the frequency of the shareholder vote on the compensation of our named executive officers (every 1, 2 or 3 years);	☐	☐	☐	☐

The Board of Directors recommends you vote "FOR" proposals 5, 6, 7 and 8.		For	Against	Abstain

5	Approval of the Cerner Corporation 2011 Omnibus Equity Incentive Plan;	☐	☐	☐

6	Approval of an amendment to our Associate Stock Purchase Plan to increase the total number of shares available for purchase;	☐	☐	☐

7	Approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock;	☐	☐	☐

8	Approval of an amendment to our Certificate of Incorporation to eliminate the Series A Preferred Stock.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

If you are a registered shareholder possessing a physical stock certificate and you need to update the address on your stock certificate, please contact our transfer agent, Computershare, to make this change. Computershare’s contact information is as follows:
Internet: www.computershare.com/investor
Phone: (800) 884-4225
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

CERNER CORPORATION
This proxy is solicited by the Board of Directors of Cerner
Corporation
This Proxy is for the 2011 Annual Shareholders’ Meeting of Cerner Corporation, a Delaware corporation, to be held May 27, 2011, at 10:00 a.m., local time, at The Cerner Round auditorium in the Cerner Vision Center, located on the Cerner Campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117.
The undersigned hereby appoints Clifford W. Illig and Neal L. Patterson, and each of them, jointly and severally, with full power of substitution, as attorneys-in-fact, to vote all the shares of Common Stock which the undersigned is entitled to vote at the 2011 Annual Shareholders’ Meeting of Cerner Corporation to be held on May 27, 2011, and at any adjournment thereof, on the transaction of any and all business which may come before said meeting, as fully and with the same effect as the undersigned might or could do if personally present for the purposes set forth. The undersigned hereby acknowledges receipt of the Notice of Annual Shareholders’ Meeting, Proxy Statement, dated April 18, 2011, and the 2010 Annual Report to Shareholders.
This Proxy Card will be voted “FOR” the election of director nominees: Denis A. Cortese, M.D., John C. Danforth, Neal L. Patterson and William D. Zollars, Proposal #2, Proposal #3, Proposal #5, Proposal #6, Proposal #7 and Proposal #8, and for a frequency of “1 YEAR” on Proposal #4, if no choice is selected for any such proposal.
If you want to vote in accordance with the recommendation of the Board of Directors, simply sign where indicated on the other side and return this card.
PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED.
Continued and to be signed on reverse side